As filed with the Securities and Exchange Commission on December 27, 2011
Registration No. : 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vantone International Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	3590	41-1954595
(State or other jurisdiction of	(Primary standard industrial	(I.R.S. Employer Identification Number)
Incorporation or organization)	classification code number)

No. 195 Zhongshan Road, Heping District
Shenyang, Liaoning Province
People’s Republic of China
(86) 24-2286-6686
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CSC Services of Nevada, Inc.
2215-B Renaissance Drive
Las Vegas, NV 89119
(800) 631-2155
 (Name, Address, including zip code, and telephone number, including area code, of Agent for Service)

Copies to:

Arthur S. Marcus, Esq. Cheryll J. Calaguio, Esq. Wendy Zheng, Esq. Gersten Savage LLP 600 Lexington Ave., 9th floor New York, NY 10022 Telephone: (212) 752-9700 Facsimile: (212) 980-5192	Richard I. Anslow, Esq. Thomas Slusarczyk, Esq. Anslow & Jaclin, LLP 195 Route 9 South Manalapan, NJ 07726 Telephone: (732) 409-1212 Facsimile: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Units, each consisting of one share of common stock, $0.001 par value, and one warrant per share (2)	$10,000,000	$1,146.00
Shares of common stock included as part of the units (2)	N/A		(2)
Warrants included as part of the units (2)	N/A		(2)
Shares of common stock underlying the warrants	N/A
Total Registration Fee		$1,146.00

(1)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	Includes (i) an aggregate of $1,200,000 of units, consisting of an aggregate of $1,200,000 of shares of common stock and an aggregate of $1,200,000 of warrants, which may be issued upon exercise of a 60-day option granted to the underwriters to cover over-allotments, if any, and (ii) an aggregate of $800,000 of units, consisting of an aggregate of $800,000 of shares of common stock and an aggregate of $800,000 warrants, granted to the Underwriter covering a number of units equal to 10% of the total number of units being sold in this offering, excluding over-allotment units.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION ON DECEMBER 27, 2011

Vantone International Group, Inc.

___________ Units

This is an initial public offering of our securities. We are offering _____________ units. Each unit has an offering price of $_________and consists of one share of our common stock and one warrant. Each warrant entitles the holder to purchase one share of our common stock at a price equal to $___________ (120% of the offering price of the units).  The warrants will become exercisable six months after the closing of the offering and will expire five years after such closing date. We have the option to redeem the warrants after one year in the event that our common stock trades at 180% of the offering price of the units for a period of 20 consecutive days.  The common stock and warrant of each unit sold in the offering must be kept together for a period of one year, provided however, that the units may be separated earlier at the discretion of the underwriter.  Upon the exercise of any public warrants, we are obligated to pay the underwriter, as soliciting broker of the warrants, a cash fee consisting of a cash payment equal to three percent (3%) of the total proceeds received from the exercise of the public warrants.

Best efforts offering. The underwriter is not required to sell any specific number or dollar amount of the units but will use its best efforts to sell the units offered. The underwriter is under no obligation to purchase the units. This is intended to be a continuous offering that will terminate on _________ (two years from the date of this prospectus), unless suspended or terminated at any earlier time for certain reasons specified in this prospectus or unless extended as permitted under the rules promulgated under the Securities Act of 1933.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange.  However, our shares of common stock are currently traded under the symbol of “VNTI.PK” on the Pink OTC Markets, Inc.  We intend to apply to list our common stock, including the shares of common stock being offered under this prospectus, on the NASDAQ Capital Market and/or NYSE Amex under the symbol “VNTI”.  Such listing will subject us to the fulfillment of the original listing requirements of the NASDAQ Capital Market and/or NYSE Amex.  We cannot assure you that our common stock will be listed on the NASDAQ Capital Market and/or NYSE Amex.

Investing in our common stock involves a high degree of risk.  Before buying any units, you should carefully read the discussion of material risks of investing in our units contained under the heading “Risk Factors” beginning on page 15 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$		$10,000,000
Underwriting discounts and commissions (7.5%)	$	$
Proceeds, before expenses, to Vantone International Group Inc.	$	$

(1) The underwriters will receive compensation in addition to the discounts and commissions, as set forth under “Underwriting”.

The Underwriters have a 60-day option to purchase up to ______________ (15% of total units sold) additional units at the public offering price solely to cover over-allotments, if any (the “Over-allotment Shares”).  If the Underwriters exercise this option in full, the total underwriting discounts and commissions will be $________, and total proceeds to us, before expenses, from the over-allotment option exercise will be $_________.

The Underwriters are offering the units as set forth under the section entitled “Underwriting.”  Delivery of the units will be made on or about _____________, 2012.

ICM Capital Markets Ltd.

The Date of this Prospectus is                             , 2011

TABLE OF CONTENTS

PROSPECTUS SUMMARY	6
SUMMARY FINANCIAL DATA	13
RISK FACTORS	15
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	24
USE OF PROCEEDS	26
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	26
CAPITALIZATION	28
DILUTION	28
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	29
CORPORATE HISTORY AND STRUCTURE	40
DESCRIPTION OF BUSINESS	43
MANAGEMENT	57
EXECUTIVE COMPENSATION	61
PRINCIPAL SHAREHOLDERS	64
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	64
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES	64
SHARES ELIGIBLE FOR FUTURE SALE	66
UNDERWRITING	68
LEGAL MATTERS	71
EXPERTS	71
ADDITIONAL INFORMATION	71
INDEX TO FINANCIAL STATEMENTS	F-1

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus or any free writing prospectus.  We have not, and the Underwriters have not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus or any free writing prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

Through and including                     , 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 15.

As used in this prospectus, unless otherwise indicated, the terms “we,” “our,” “us,” “Company,” the “Registrant” and “Vantone” refer to Vantone International Group, Inc., formerly known as Senior Optician Service, Inc., a Nevada corporation. We conduct our business through our subsidiaries, which include our wholly-owned subsidiary, Vantone USA, Inc., a Nevada company (“Vantone USA”).

“China” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$”, “US$” or “U.S. Dollars” refers to the legal currency of the United States. We assumed an exchange rate of 6.36 when converting RMB to US$ (except as otherwise noted).

Company Overview

We operate as a diversified company in China, headquartered in Shenyang City. Our business consists of three primary segments: (i) the production and sales of water purification products, (ii) insurance agency service and (iii) small financing loans service. We also sell daily commodities, including health food, cosmetic skincare and women care products.  In 2010, we also sold electronic products.

From April 2007 to April 2010 we developed a sales network across China for all of our businesses, excluding our small loan business which was set up in September 2010.  During that time we established approximately 400 franchise stores, as well as branch offices in the Jilin and Heilongjiang Provinces. Through our sales network, we distributed approximately 70 different products, ranging from daily commodities such as health food and products, cosmetics and skincare products, vitamins, water filters, bamboo fiber products, jade mattresses with regulated temperature control, appliances, kitchenware, to insurance products.

In April 2010, we closed our 400 franchise stores and began to primarily operate our business through our website Vantone Online. During that time we encouraged customers to open franchises with us. All members who registered as VIP members on Vantone Online could apply to open a merchandise franchise, and the members who meet insurance agent qualifications could also apply to open up an insurance franchise. We not only provided small loans for members to support their businesses, but also provided online order services and online payment services on Vantone Online. The members who opened a merchandise or insurance franchise with us received professional training and instructions before they could operate the franchises themselves. For the fiscal year ended March 31, 2011, we also allowed members to publicize their franchises on our website. Simultaneously, we decided to significantly change our business model to accommodate online orders and e-payment.  All of these franchise stores have been closed.

In April 2011, in order to increase our sales volume, and satisfy our customers’ demands, we made the decision to open physical store locations in China. In April 2011, we retained a strategy company to design our VI logo, create a market analysis report, and conduct strategic development of our franchised stores.  Currently, we have stopped selling our products through our Vantone Online website and stopped online member registration. Customers are now only able to make orders and purchase our products at our physical store locations, where they can also view samples of our products. Until October 30, 2011, we have set up 18 physical stores in the Liaoning province. Today our website is used for advertising our products and to provide information for our customers and our physical store locations.

We believe that by establishing physical store locations we will be able to significantly increase the sales of our products in our three business segments.  At our store locations customers will be able to view our products and be able to speak to our sales representatives about our products.  Our sales representatives will also be able to introduce customers to our other products in our other business segments that they may not have known about prior to visiting our store locations.   We believe that this cross-introduction of products to customers will increase our overall sales.  In 2012 we intend to continue our strategy of opening up physical store locations in China.

In order to increase the number of customers that visit our physical stores, we intend to provide convenient services in the future, such as credit card payment services, telephone and cell phone prepaid services, travel agency services, traffic penalty payment services, water and electric bill payment services and IC card prepaid services. We plan to start such convenient services in the near future.

Our Industry and Market

Water purifying equipment industry

In recent years, there has been public concern for environmental protection and water hygiene, and consumer demand for water purifying equipment continues to rise. The water purifying equipment industry in China is growing rapidly and the volume of production has increased each year. In 2009, the production volume of water purifiers in China reached more than 20 million units. The sales for water purifiers in 2009 were approximately RMB 30 billion or approximately $4.7 billion (http://www.cu-market.com.cn/hgjj/2010-11-16/10520568.html). We believe that with increased concerns of using and drinking clean water in the household, the need for water purifiers will also increase.

Furthermore, survey data from the Water Purifying Industry Committee (http://www.cu-market.com.cn/hgjj/2010-11-16/10520568.html) provides that less than 15% of the households in Beijing, Shanghai, and Guangzhou, the largest three cities in China, own water purifiers. The ownership rate of water purifiers in small and medium-sized cities is below 5% and rural market ownership of water purification systems is nominal, illustrating our belief that the water purifier market has huge growth potential in China.

Insurance industry

According to insurance operating data in China released by the China Insurance Regulatory Commission, CIRC, during the period from January 2011 to July 2011, insurance premium income was approximately RMB 906 billion, or approximately $142 billion, an increase of approximately 0.22% compared to the same period in 2010, where the insurance premium income was approximately RMB 904 billion, or approximately $142 billion.  The casualty insurance premium income was approximately RMB 273 billion, or approximately $43 billion, an increase of approximately 17% compared to the same period in 2010, where the insurance premium income was approximately RMB 234 billion, or approximately $37 billion, and the life insurance premium income was approximately RMB 633 billion, or approximately $99.5 billion, a decrease of approximately 6% compared to the same period in 2010, where the life insurance premium income was approximately RMB 670 billion, or approximately $105 billion.

Additionally, the Chinese government encourages insurance agencies to (i) form solid insurance marketing teams, and (ii) increase its investment in education and training for salesman, in order to improve the overall quality of the insurance sales market (http://www.gov.cn/gzdt/2010-10/22/content_1727925.htm). Insurance agency companies are encouraged to improve the income and benefits for individual salesmen, train the sales team, and promote the development of the insurance marketing team. Insurance companies and insurance agency companies are also encouraged to actively explore new insurance marketing models and marketing channels in order to realize the specialization and professionalization of insurance sales system. The government encourages the cooperation between insurance companies and insurance agencies to establish a stable exclusive agency relationship and a sales outsourcing model. We believe that with the rapid development of the Chinese economy and the encouragement from the government, the Chinese insurance market has great potential.

Small loan industry

The small loan industry in China is an emerging market, which is different from Chinese traditional bank lending.  Comparing to traditional bank lending, the small loan business model features flexible operations, quick and simple loan procedures, and allows for unsecured loans.

In China, a small loan company is incorporated under the relevant provisions of Guidance on the Small Loan Company Pilot of the China Banking Regulatory Commission and the People's Bank of China (No.23, 2008 of China Banking Regulatory Commission).  A small loan company is a private financial institution and we believe a useful complement to traditional bank lending.  In China, a non-financial institution can operate a small loan business without accepting deposits from the public.

We believe that the small loan business has an incomparable advantage over the traditional Chinese banking and financing business. This industry is recognized by the features of flexible, convenient and quick operations and is highly supported and encouraged by the government. Because the speed of China’s economic growth has slowed down and inflation is increasing, the Chinese government has raised the deposit interest and the deposit reserve rate in order to tighten the country’s monetary policy. This practice has provided an opportunity for small loan business companies, especially in their active supporting roles in the promotion of China’s “agriculture, farmer and village” policy, and satisfying the capital requirements for small and medium-sized enterprises and individual businesses. The Chinese government does impose limits on loans relating to agriculture, such that  borrowers are not allowed to apply for a loan over 5% of the registered capital of the small loan financing company.

Our Competitive Advantages

We believe that our water purification business, our insurance agency service, and our small financing loans service have the following competitive advantages:

•	Online data management and customer research Model,
•	Market Position,
•	Advanced Technology for our water purification business,
•	Solid Customer Base, and
•	Experienced Management Team.
•
Our three business segments are able to coordinate with each other and share customer information: for instance, when the customer comes to view our water purifiers at our physical stores locations we can inform the customer of our other business segments.

Our Challenges

Our ability to implement our business strategy is subject to numerous risks and uncertainties, as more fully described herein in the section entitled “Risk Factors.”  You should carefully consider all of the information set forth in this prospectus, particularly the “Risk Factors” section prior to deciding to invest in our common stock. We believe that the following are some of the major risks and uncertainties that may materially adversely affect us:

●	our limited operating history;

●	our ability to respond to competitive pressure;

●	our ability to protect our intellectual property rights;

●	our ability to implement our growth strategies successfully;

●	our ability to maintain an effective system of internal control over financial reporting; and

●	regulatory environment in China.

Corporate History and Structure

We were incorporated on April 20, 1966 under the laws of the State of Minnesota as Polar Homes, Inc. In 1968, we changed our name to Polar Campers, Inc. We were originally formed to build, manufacture, sell, lease, own, buy and otherwise deal with mobile homes, campers, trailers and any other business in vehicles; and to own and otherwise deal with real estate. We ceased all business operations in 1973 and disposed all assets and liabilities.

In August 1991, in anticipation of a business combination with another entity, we changed our name to Access Plus, Inc. This business combination was unsuccessful and was abandoned in January 1992. Concurrent with the abandonment of the proposed business combination, we changed our name to Environmental Protection Corporation.

On August 15, 2000, we changed our name to Senior Optician Service, Inc. We intended to enter the specialty eyewear products business and to focus our efforts on specialty eyewear sales and services for senior citizens who are either home or facility bound. On March 31, 2003, this business plan was suspended by the management.

On August 31, 2007, we re-domiciled from the State of Minnesota to the State of Nevada. The capital structure of the Company remained unchanged. The change of domicile was implemented by merging the Minnesota entity into a Nevada corporation named Senior Optician Service, Inc. which was formed on June 25, 2007.  Senior Optician Service, Inc. was the surviving entity following the completion of the merger.

Change of Control and Reverse Merger Transaction

On April 7, 2008, Mr. Honggang Yu, our current President and Chief Executive Officer, purchased 5,175,000 shares of our common stock from Gregory M. Wilson and Kaniksu Financial Service, Inc., which represented 86.9% of the outstanding shares of our common stock at the time of the transaction.

On May 14, 2009, we issued 23,947,000 shares of common stock in exchange for 100% of the capital shares of Vantone USA, Inc.  Mr. Honggang Yu and Mr. Jichun Li, the sole shareholders of Vantone USA, Inc. (“Vantone USA”), received a total of 19,157,600 shares and 4,789,400 shares, respectively.  Upon the completion of the transaction Vantone USA became our wholly-owned subsidiary. Effective August 17, 2009, our corporate name was changed from Senior Optician Service, Inc. to Vantone International Group, Inc. (“Vantone”) to better reflect our current business operations.

Our Subsidiaries

Vantone USA was incorporated under the laws of Nevada on December 5, 2007. It is a holding company that has owned 100% of the equity in Shenyang Vantone Healthcare Products Manufacturing Co., Ltd. (“Vantone Manufacturing”) since July 14, 2008. Most of Vantone’s activities are conducted through its wholly owned subsidiaries, Shenyang Heping District Vantone Small Loan Financing Co., Ltd. (“Vantone Small Financing”), Vantone Manufacturing, and Vantone Manufacturing’s subsidiaries in the PRC. Vantone Small Financing was incorporated under the law of the PRC. Vantone Yuan and Vantone owns 29.30% and 70.70% of the shares of Vantone Small Financing, respectively.

Vantone Manufacturing and Subsidiaries

Vantone Manufacturing is a foreign owned enterprise that was incorporated under the laws of LiaoNing Province in the PRC on January 9, 2007. Vantone Manufacturing was incorporated under the name “Shenyang Vantone Healthcare Food Co., Ltd.,” but adopted its current name on June 20, 2007. Its registered term of operations is fifteen years, from January 9, 2007 to January 8, 2022. Vantone Manufacturing and its KangPing branch engage in manufacturing, processing, and marketing of daily commodities, water purifying equipment, and kitchen and bath equipment. Up to March 2008, Vantone Manufacturing had outsourced all of its manufacturing activities to enterprises in the PRC that are dedicated to manufacturing products exclusively for Vantone Manufacturing.

Shenyang Vantone Yuan Trading Co., Ltd. (“Vantone Yuan”) was incorporated under the laws of the PRC. It was incorporated under the name Shenyang Tongbida Trading Co., Ltd., but adopted its current name on June 21, 2007. Until October 2011, through contractual agreements, Vantone Manufacturing enjoyed all of the profits and bore all of the losses arising from the business of Vantone Yuan during Vantone Manufacturing’s management period.

On October 12, 2011, Vantone Manufacturing entered into share transfer agreements (the “Transfer Agreements”) with Honggang Yu and Jichun Li, respectively.  Such transfer was approved by Shenyang Administration of Industry and Commerce on October 18, 2011. Pursuant to the Transfer Agreements, Honggang Yu transferred 90% of the equity of Vantone Yuan to Vantone Manufacturing; and Mr. Jichun Li transferred 10% of the equity of Vantone Yuan to Vantone Manufacturing.  As a result of the two transfers Vantone Yuan is now our 100% wholly-owned indirect subsidiary.

On October 18, 2011, we also terminated the following three agreements:

(1)	Entrusted Management Agreement, dated April 1, 2007, among Honggang Yu, Zhang, Jichun Li, Shenyang Vantone Yuan Trading Co., Ltd. and Shenyang Vantone Healthcare Products Manufacturing Co., Ltd.;

(2)	Proxy Agreement, dated April 1, 2007, among Shenyang Vantone Healthcare Products Manufacturing Co., Ltd., Shenyang Vantone Yuan Trading Co., Ltd., Honggang Yu and Jichun Li; and

(3)	Purchase Option and Cooperation Agreement, dated April 1, 2007, among Honggang Yu, Jichun Li, Shenyang Vantone Yuan Trading Co., Ltd. and Shenyang Vantone Healthcare Products Manufacturing Co., Ltd.

These three agreements (the “Entrusted Management Agreements”) were terminated in connection with the entering into of the Transfer Agreements.  The Entrusted Management Agreements stipulated that Vantone Manufacturing will enjoy all of the profits and bear all of the losses arising from the business of Vantone Yuan during Vantone Manufacturing’s management period.  Pursuant to the terms of the Transfer Agreements, Vantone Yuan is now 100% wholly owned by Vantone Manufacturing. As a result of such direct ownership, the Entrusted Management Agreements are no longer necessary.

Kangping Vantone Trading Co., Ltd. (“Kangping Vantone”) was incorporated under the law of the PRC. Vantone Yuan owns 100% of the shares of Kangping Vantone.

Liaoning Vantone Insurance Agent Co., Ltd. (“Vantone Insurance”) was incorporated under the law of the PRC. Vantone Yuan owns 88% of the shares of Vantone Insurance. The other 12% is owned by Mr. Jichun Li, our director.

Corporate Structure

The following chart reflects our organizational structure for our active subsidiaries as of the date of this prospectus.

Corporate Information

Our principal executive office is located at No.195 Zhongshan Road, Heping District, Shenyang, Liaoning Province, People’s Republic of China. Our telephone number at this address is +86-24-2286-6686 and our fax number is +86-24-2285-0906.

Investors should contact us for any inquires through the address and telephone number of our principal executive office. Our corporate information website is located at http://www.myvantone.com and our website for investors is located at http://www.vantoneint.com. The information contained on our website is not a part of this prospectus.

The Offering

Units we are offering	_______Units (1) at $_____per unit, each unit consisting of (i) one share of common stock, and (ii) one warrant. (2)

Units included in the Underwriter’s option to purchase shares from us to cover over-allotments, if any	____________(15%) shares

Units outstanding before this offering	0

Units outstanding after this offering	_____

Common stock outstanding before this offering	30,001,000

Common stock outstanding after the offering	________shares (3)

Warrants outstanding before this offering	0

Warrants outstanding after this offering	____

Offering price	$___________ per unit (estimate)

Use of Proceeds
We intend to use the net proceeds of this Offering for general corporate purposes, including but not limit to, increasing our working capital and expanding our domestic market share by increasing our marketing efforts, expanding our sales channels through additional distributors and sales agents and increasing our production capacity. For more information on the use of proceeds, see “Use of Proceeds” on page 26.

Risk factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 15.

Proposed ticker symbol
We intend to apply for the listing of our common stock on the NASDAQ Capital Market and/or NYSE AMEX under the symbol “VNTI”. Our shares of common stock are currently traded under the symbol of “VNTI.PK” on the Pink OTC Markets, Inc.

Underwriter’s Units
Upon the closing of this offering, we will issue to ICM Capital Markets Ltd. units covering a number of shares of our common stock and warrants equal to 10% of the total number of units being sold in this offering, excluding the Over-allotment units.  The underwriter’s warrants will be non-exercisable for six (6) months after the date of the closing of this offering and will expire five (5) years after such date.  The underwriter’s warrants will be exercisable at a price equal to 120% of the public offering price, and the underwriter’s warrants will not be redeemable.  We are registering the underwriter’s shares included in the units, and warrants and the shares of common stock underlying such underwriter’s warrants hereunder in this offering.  The underwriter’s warrants may not be transferred, assigned, or hypothecated for a period of six (6) months following the closing of this offering, except that they may be assigned, in whole or in part, to any successor, officer, manager or member of ICM Capital Markets Ltd. (or to officers, managers or members of any such successor or member) and to members of the underwriting syndicate or selling group.  The underwriter’s warrants may be exercised as to all or a lesser number of underlying shares of common stock and will provide for cashless exercise and will for a period of five (5) years after the closing of this offering contain provisions for one demand registration of the sale of the underlying shares of common stock at our expense, an additional demand registration at the warrant holders’ expense and unlimited “piggyback” registration rights for a period of seven (7) years following the closing of this offering at our expense.  See “Description of Securities” on page 64 for more information.

Observer Agreement
Upon the closing of this offering, we will appoint an observer to our board of directors who will act as ICM Capital Markets Ltd.’s (“ICM”) representative.  In connection with the appointment, we will enter into a corporate unpaid non-voting observer engagement with ICM for a period of two (2) years whereby we shall indemnify and hold the observer from ICM harmless against any and all claims, actions, damages, costs and expenses, and judgments arising solely out of the attendance and participation of the board of directors meetings, which shall be held no less than four (4) times during the above two (2) year period.  See “Underwriting.”

(1)
Excludes (i) up to __________ (10%) shares of common stock underlying warrants to be received by the Underwriter in this offering and (ii) the __________ (15%) shares of our common stock that we may issue upon the Underwriter’s over-allotment option exercise.

(2)
Each warrant entitles the holder to purchase one share of common stock at a price equal to 120% of the offering price of the units.  The warrants will become exercisable six months after the closing of the offering and will expire five years after such closing date.  Warrants are callable by the company after one year if the shares trade at 180% above the offering price of the shares for 20 consecutive days.  The common stock and the warrant of each unit sold in the offering must be kept together for a period of one year, provided however, that the units may be separated at the discretion of the underwriter.

(3)
Based on 30,001,000 shares of common stock issued and outstanding as of the date of this prospectus and  _____________ shares of common stock to be issued in the public offering, which (i) excludes the Underwriter’s warrants to purchase ________ shares of our common stock, (ii) excludes _______ shares of common stock underlying public warrants that are exercisable at $______per share and (iii) excludes ___________ shares of our common stock that we may issue upon the Underwriter’s over-allotment option exercise.

SUMMARY OF CONSOLIDATED FINANCIAL DATA

The following summary financial data for the fiscal years ended March 31, 2011, 2010, and 2009 was derived from our audited financial statements that are included elsewhere in this prospectus. Our financial data for the six months period ended September 30, 2011 and 2010 was derived from our unaudited financial statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

Prospective investors should read these summary consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this Prospectus.

Consolidated Statements of Operations

	For The Fiscal Years Ended March 31,			For The Six Months Ended September 30,
	2011	2010	2009	2011	2010
				(Unaudited)	(Unaudited)
Revenues
Products sold	$5,956,016	$10,975,106	$2,562,010	$19,513	$1,563,440
Sales discount for products	(2,409,073)	-	-	(6,474)	-
Insurance service rendered	34,321	284,218	396,721	2,935	18,436
Franchise joining fees	-	2,197	-	-	-
VIP membership fees	771,530	-	-	251,911	261,059
Network service fees	3,078	-	-	2,131	1,008
Financing interests	272,055	-	-	640,872	-
Total Revenues, Net	4,627,927	11,261,521	2,958,731	910,888	1,843,943
Cost of Goods Sold
Products sold	1,082,233	3,208,454	863,264	5,989	587,811
Insurance service rendered	21,837	277,475	293,954	2,569	15,534
Franchise joining cost	-	120	-	-	-
VIP membership cost	42,101	-	-	13,793	14,228
Network service cost	168	-	-	116	55
Financing cost	15,074	-	-	35,889	-
Total Cost of Goods Sold	1,161,413	3,486,049	1,157,218	58,356	617,628
Gross Profit	3,466,514	7,775,472	1,801,513	852,532	1,226,315
Operating Expenses
Selling expenses	21,099	297,178	461,535	40,403	5,397
Losses on disposal of fixed assets	2,677	6,043	48,444	576	2,677
Bad debt (recoveries) expenses	(369,324)	427,164	-	(13,427)	(347,723)
Provision for loan losses	68,858	-	-	277,207	-
General and administrative expenses	1,284,155	1,350,694	1,080,159	684,211	478 ,625
Total Operating Expenses	1,007,465	2,081,079	1,590,138	988,970	138,976
Income (Loss) From Operations	2,459,049	5,694,393	211,375	(136,438)	1,087,339
Other Income
Interest income, net	23,589	8,720	30,617	6,016	5,744
Other (expenses) income, net	(828)	106,481	(17,277)	(33,151)	(110)
Total Other Income(Expense)	22,761	115,201	13,340	(27,135)	5,634
Income (Loss) Before Taxes	2,481,810	5,809,594	224,715	(163,573)	1,092,973
Provision for Income Taxes	589,931	344,229	97,656	25,728	196,420
Income (Loss) Before Noncontrolling Interest	1,891,879	5,465,365	127,059	(189,301)	896,553
Less: Net loss attributable to the noncontrolling interest	(15,335)	(17,019)	(22,764)	(8,865)	(7,452)
Net Income (Loss) Attributable to Vantone International Group, Inc.	$1,907,214	$5,482,384	$149,823	$(180,436)	$904,005

Consolidated Balance Sheets

	September 30, 2011	March 31, 2011	March 31, 2010
	(Unaudited)	(Audited)	(Audited)
Assets
Assets:
Current Assets
Cash and equivalents-non restricted	$2,,834,146	$2,885,312	$5,159,615
Cash- restricted	-	1,527,044	-
Accounts receivable, net of allowance
for doubtful amounts of $55,305, $67,157, and $427,357, respectively	499,855	604,413	3,846,213
Insurance commissions receivable	472	10,761	3,659
Interests receivable	200,144	25,418	-
Loans receivable	7,054,202	7,053,111	-
Less: Unearned income	-	(16,378)	-
Allowance for loan losses	(352,710)	(70,531)	-
Total loans receivable, net	6,701,492	6,966,202	-
Advanced to suppliers	11	45,784	13,346
Inventories	544,260	521,739	140,952
Advanced to stockholders/officers, net	2,477,673	2,435,135	2,367,998
Prepayments and other current assets	405,893	265,605	240,405
Deferred income tax assets-current	367,660	207,765	123,101
Total Current Assets	14,031,606	15,495,178	11,895,289

Property and Equipment - Net	702,582	1,805,034	1,881,125
Investment Properties-Net	1,064,378	-	-
Non-Operating Property	1,270,427	1,238,549	1,188,237
Total Assets	17,068,993	18,538,761	14,964,651

Liabilities and Stockholders' Equity
Liabilities:
Current Liabilities
Loan payable	-	1,527,044	-
Accounts payable and accrued expenses	40,567	193,939	161,704
Insurance commissions payable	-	-	318
Customer deposits	4,956	4,831	723,737
Taxes payable	399,063	262,651	312,558
Deferred VIP membership revenue	-	248,387	-
Deferred network service revenue-current	4,311	4,203	-
Deferred Rental Income	97,849	-	-
Other current liabilities	262,890	236,716	205,294
Total Current Liabilities	809,636	2,477,771	1,403,611

Deferred Network Service Revenue-Noncurrent	24,790	26,270	-
Total Liabilities	834,426	2,504,041	1,403,611

Stockholders' Equity:
Common stock - $0.001 par value, 100,000,000 shares
authorized, 30,001,000 and 29,901,000 shares
issued and outstanding, respectively	30,001	30,001	29,901
Additional paid-in capital	1,919,800	1,919,800	1,887,100
Deferred compensation	-	-	32,800
Reserve funds	877,446	865,816	724,764
Retained earnings	11,729,989	11,922,055	10,155,893
Accumulated other comprehensive income	1,631,789	1,242,641	660,840
Total Vantone International Group, Inc. Stockholders' Equity	16,189,025	15,980,313	13,491,298
Non-controlling Interest	45,542	54,407	69,742
Total Equity	16,234,567	16,034,720	13,561,040

Total Liabilities and Stockholders' Equity	$17,068,993	$18,538,761	$14,964,651

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.  Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange, however it is currently traded under the symbol “VNTI.PK” on the Pink OTC Markets, Inc..  If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment.  Some of these factors have affected our financial condition and operating results in the past or are currently affecting our company.  This prospectus also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Relating to Our Business

If the water purifier market, commodities consumer market, insurance product market as well as small financing business fail to develop in China and if we lag behind our competitors in bringing new and innovative products to the marketplace, our profitability may be reduced.

In recent years, China's economy has developed consistently and in turn our commodities and insurance products market has expanded steadily. There is a risk that our three business segment markets may not develop in China, if so, our profitability will be reduced.  In addition, the three markets in which we operate continuously bring in new products; new rivals continuously explore the needs of the customers; and current competitors adjust their strategies to support further promotion and development of new products. If we fail to meet our customer needs with new products and fall behind our competitors in offering new innovative products our profitability may be reduced.  We expect the three markets will continue to grow; and we must continuously adjust our strategy to adapt to the market developments.

If we cannot continually improve our water purification products and at the same time reduce production costs we will lose our competitive advantage and our profitability will be reduced.

If we cannot develop new water purification products effectively, improve the quality of our products, reduce the production cost and enhance the brand awareness, we will not have a significant competitive advantage, and our profitability would be negatively affected.

We may have difficulty in recruiting experienced insurance agents in our insurance business.  The lack of experienced insurance agents could reduce our revenue, increase costs and decrease our profits.

Vantone Insurance is an insurance agency company. The company depends on experienced insurance agents to increase our business products. If we are unable to recruit more experienced insurance agents to our company, we will generate less revenue in insurance product sales. Experienced insurance agents also help us maintain good business relationships with the insurance companies that we have relationships with.

If we are unable to comply with regulations in the Liaoning province, China, relating to our small financing business our profitability may suffer.

In 2009, the financial office of the Liaoning province in China released regulations governing the running of a small loan company in the province. (Document NO. 68) http://www.lnjrw.gov.cn/financal/jrb/xl.aspx?ID=910487a7ea5a4249b39b806f9e93a6d9&Code=014004003.  Pursuant to the 2009 regulations, a small loan business that operates in the Liaoning province must comply with the following requirements:

1.
Limitation of the capital source of a small loan company. The registered capital of a small loan company must come primarily from its shareholders, and the integrated capital cannot come from more than two banking and financial organizations. In addition, the integrated capital cannot be more than 50% of the company’s registered capital.

2.
Loan interest rate limitation.  The regulation also required the upper limit of the loan interest rate must not exceed the interest rate requirement of judicial departments. The lower limit of the loan interest rate must be at least 0.9 times the China Central Bank loan base rate.

If we fail to comply with these regulations we may not be able to operate our small loan business in the Liaoning province and our profitability may suffer.

In respect to our small loan business, with the slowdown of the China economy we must expand our investment channels in order to attract additional clients, and borrowers may be unable to pay the principal and interest on our small financing loan, as a result our profitability may be reduced.

The small financing business loan model is an emerging non-financial corporation business in China.  With the slowdown of the Chinese economy, aggravation of the inflation and influence of the prospective on raising the interest rates in China, we feel that we must expand our investment channel to attract more clients.  If we are unable to attract more clients our profitability may be reduced. Our small financing loan business also incurs the risk that the principal and interest payments of the loans are unable to be recovered, which may affect our profitability.  As of October 30, 2011, four borrowers had defaulted on their loan payments to us.

Loans made to individual borrowers by our small loan business may be under-collateralized due to a reduction in our stock price.

We currently provide small financing loans to individual customers at our franchised physical stores.   Our loans are not secured by the products that are sold to customers, but are secured by other collateral of the applicants, such as United States public company common stock. For the fiscal year ended March 31, 2011, loan collateral consisted of United States public company common stock, and primarily included Vantone’s common stock. In the event of default, we have the right to sell the collateral to pay any outstanding principal and interest on the loan.  Due to a reduction in our stock price our loans may be under-collateralized.  As of October 27, 2011, we have four borrowers that have defaulted on loans made by the Company.  The principal amount of the loans is approximately RMB 6.7 million, or approximately $1 million, and the loans were made in October 2010.  These loans are secured by common stock and are under-collateralized due to a drop in the stock price.  We are currently in negotiations with these borrowers. If we have additional borrowers default on their loans we may have minimal recourses due to the under-collateralization of our loans.

We are implementing significant changes in our business plan.  If we fail to effectively manage the transition, our business and operating results could be harmed.

During the past fiscal year we began to implement significant changes in our business plan.  Initially we began to transition from a franchise marketing model to an agency model.   We also added to our product offerings higher priced electronic products in February 2009 although we do not sell electronic products any more.  Both of these changes have resulted in negative effects in our financial results. In 2010, we cancelled our entire sales network and devoted our business to an e-commerce platform.  We established a 3+E operation model. In April 2011, we decided to sell our products only at our franchised physical store locations.  These changes have taken place, and if we fail to effectively manage the transition our results of operations will suffer. In addition, if the necessary funding can be obtained, we will be able to improve our operational, financial and management controls as well as our reporting systems and procedures. The complexity of this business plan means that we are likely to face many challenges, some of which are not foreseeable. There may be problems in our relationships with our suppliers, or in our ability to sell the products to our customers. Furthermore, some of these problems cannot be forecasted. If we are not able to obtain the necessary funding and operate efficiently, our business plan may fall short of its goals, and our ability to manage our growth could be hurt.

We depend on a few major suppliers. The lost of these suppliers and an increase in wholesale prices for our distributed products could increase our costs and decrease our profits.

With the exception of our small loan business, we rely on several major suppliers to provide products for us to distribute. Failure to maintain business relationship with these major suppliers may make the distributed products inaccessible, and thus hurt our operating results. In addition, changes in wholesale prices for our distributed products could significantly affect our business. Since the cost of the distributed materials is a substantial part of our product price, the increase in the cost will decrease our gross profit margin.

We may have difficulty in establishing adequate management and financial controls in China.

The People’s Republic of China has only recently begun to adopt the management and financial reporting concepts and practices that investors in the United States are familiar with.  We may have difficulty in hiring and retaining employees in China who have the experience necessary to implement the kind of management and financial controls that are required of a United States public company.  If we cannot establish such controls, or if we are unable to collect the financial data required for the preparation of our financial statements, or if we are unable to keep our books and accounts in accordance with the US accounting standard for business, we may not be able to continue to file required reports with the Securities and Exchange Commission.

We may incur significant costs to ensure compliance with U.S. corporate governance and accounting requirements.

The Sarbanes-Oxley Act of 2002, Sarbanes-Oxley, and other rules implemented by the Securities and Exchange Commission, provide for certain requirement relating to the preparation and disclosure of the financial reports of public companies and provide for certain rules relating to corporate governance. We expect all of these applicable rules and regulations will increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors, on committees of our board of directors or as executive officers.

We require highly qualified personnel and if we are unable to hire or retain qualified personnel, we may not be able to grow effectively.

Our future success also depends upon our ability to attract and retain highly qualified personnel. Expansion of our business and the management, will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. We may not be able to attract or retain highly qualified personnel. Competition for skilled personnel is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and have significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures that could be a drain on our resources by our Company and may discourage lawsuits against our directors, officers and employees.

Our certificate of incorporation and applicable Nevada law limit monetary liability against our directors, officers and employees and provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. Accordingly, we may have a much more limited right of action against our directors than otherwise would be the case. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we would be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of the Company at or above the price they paid for them.

We rely on key personnel and the loss of any key employees, officers and/or directors may have a materially adverse effect on our operations.

Our success is substantially dependent on the continued services of our executive officers, particularly Honggang Yu, our Chairman, Chief Executive Officer and Chief Financial Officer, and other key personnel who generally have extensive experience in the water purification industry, small financing industry as well as insurance agency industry. The loss of the services of any key employee, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could have a material adverse effect on our business and results of operations.  We do not maintain key man life insurance policies on any of our key personnel.

We may not be able to meet the internal control reporting requirements imposed by the SEC resulting in a possible decline in the price of our common stock and our inability to obtain future financing.

As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports. Although the Dodd-Frank Wall Street Reform and Consumer Protection Act exempts companies with a public float of less than $75 million from the requirement that our independent registered public accounting firm attest to our financial controls, this exemption does not affect the requirement that we include a report of management on our internal control over financial reporting and does not affect the requirement to include the independent registered public accounting firm’s attestation if our public float exceeds $75 million.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule. Regardless of whether we are required to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, if we are unable to do so, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the SEC, which could also adversely affect the market for and the market price of our common stock and our ability to secure additional financing as needed.

Certain provisions of our Certificate of Incorporation may make it more difficult for a third party to effect a change in control.

Specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult to delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock. Our bylaws or certificate of incorporation do not contain any other provisions that would have the effect of delaying or preventing a change in control.

Our corporate actions are substantially controlled by our principal shareholders, who can cause us to take actions in ways you may not agree with.

Prior to the offering, Mr. Honggang Yu, our president, chief executive officer, chief financial officer and chairman, beneficially owns and has voting control over approximately 39.9% of our shares of common stock. Even after the completion of this offering, Mr. Yu will hold approximately        % of our outstanding shares (assuming no exercise of the underwriters’ over-allotment option). Mr. Yu could exert control and substantial influence over matters such as electing directors, amending our constitutional documents, and approving acquisitions, mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares. Alternatively, our controlling shareholders may cause a merger, consolidation or change of control transaction even if it is opposed by our other shareholders, including those who purchase shares in this offering.

Risks Relating to the People’s Republic of China

Almost all of our assets are located in the PRC and almost all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activities and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.  (See also “Legal” Proceedings” on page 53)

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

We conduct our business primarily through Vantone Manufacturing which is a subsidiary company in the PRC and until October 2011 its variable interest entities including Vantone Yuan, Vantone Insurance and Vantone Small Financing. Vantone Yuan, Vantone Insurance and Vantone Small Financing are now subsidiaries of Vantone Manufacturing.  Our operations in China are governed by Chinese laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. Because Chinese laws are all statute laws, prior court decisions may be referred to but they are not legal precedents.

The legal system in China is a system of civil laws, based on provisions and written codes, therefore precedents and cases are not binding on the future decisions of the courts. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China.  Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience on new business and new polices or regulations in certain less developed areas causes uncertainty and may affect our business. In some provincial areas, the government agencies and the courts are protectionist and may not fully enforce contractual rights against local parties.  In certain areas, the intellectual property and trade secret protections are not as effective as those in the other areas in China or in the U.S. in general.  Consequently, we cannot clearly foresee the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in the less developed areas in China. The uncertainties, including new laws and regulations and changes of existing laws, as well judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China. Moreover, all of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

Our insurance and small loan businesses are subject to PRC regulations and if we do not comply to such laws, rules and regulations the development of our business operations would be diminished and our profitability would be reduced.

In insurance supervision, potential legal liabilities may come from market access restrictions of insurance services. Pursuant to the conditions for market access of insurance services under China Insurance Regulatory Commission ‘Provisions on the Supervision and Administration of Specialized Insurance Agencies’ (No.5, 2009 of Order of China Insurance Regulatory Commission), the registered capital of a specialized insurance agency shall be not less than RMB 2 million or approximately $314,500, while that of a  specialized insurance agency whose business area is not limited to the province, autonomous region or municipality directly under the Central Government at the place of registration shall be not less than RMB 10 million or approximately $1.6 million. The registered capital of a specialized insurance agency must be paid-in monetary capital. A specialized insurance agency formed with the minimum registered capital allowed by these provisions is entitled to form three branch offices, and shall increase its registered capital by at least RMB 200,000 or approximately $31,500 each time it applies for forming a new branch office in addition to the three branch offices. In particular, each time when it applies for forming a branch office in a province, autonomous region or municipality directly under the Central Government other than its place of domicile, it shall increase its registered capital by at least RMB 1 million or approximately $157,000. If the increased registered capital of the specialized insurance agency reaches the requirement of the preceding paragraph when it applies for setting up a branch office, it is not required to increase the registered capital any more. If the registered capital of the specialized insurance agency is RMB 20 million or approximately $3.1 million or more, it is not required to increase the registered capital for the purpose of setting up branch offices. Vantone Insurance currently only can provide the insurance service in Liaoning Province, and cannot operate insurance service in other province.

In financial supervision, potential legal liabilities may come from the loan interest rate. Pursuant to the Guidance on the Small Loan Company Pilot of the China Banking Regulatory Commission and the People's Bank of China (No.23, 2008 of China Banking Regulatory Commission), small loan companies operate in accordance with market principles, unloosening the cap of loan interest rate, but not exceeding the upper limitation which set by the judicial departments. The lower limit is 0.9 times of the benchmark rate which published by the People's Bank of China, and the specific self-floating rate is determined in accordance with market principles. The repayment of the loan term and other material terms in the loan contract shall be fixed by both lenders and borrowers according to Chinese regulations.  The interval of the loan interest rate must be between 0.9 times and 4 times the People's Bank of China’ s benchmark rate during the same term and the same level of the loan.

If we do not comply with the laws and regulations in China pertaining to our insurance and small loan businesses then we may be subject to governmental action which would affect our business operations and profitability.

Our labor costs are likely to increase as a result of changes in Chinese labor laws.

We expect to experience an increase in our cost of labor due to recent changes in Chinese labor laws which are likely to increase costs further and impose restrictions on our relationship with our employees. In June 2007, the National People’s Congress of the PRC enacted new labor legislation called the Labor Contract Law and more strictly enforced existing labor laws. The new legislation, which became effective on January 1, 2008, amends and stipulates workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. As a result of the new legislation, the Company has had to reduce the number of hours of overtime its employees can work, substantially increase the salaries of its employees, provide additional benefits to its employees, and revise its certain labor practices. The increase in labor costs has increased the Company’s operating costs, which the Company has not always been able to pass through to its customers. As a result, the Company has incurred certain operating losses as its cost of manufacturing increased. In addition, under the new legislation, employees who either have worked for the Company for 10 years or more or who have had two consecutive fixed-term contracts must be given an “open-ended employment contract” that, in effect, constitutes a lifetime, permanent contract, which is terminable only in the event the employee materially breaches the Company’s rules and regulations or is in serious dereliction of his duty. Such non-cancelable employment contracts will substantially increase its risks related to employment and limit the Company’s ability to downsize its workforce in the event of an economic downturn. No assurance can be given that the Company will not in the future be subject to labor strikes or that it will not have to make other payments to resolve future labor issues caused by the new legislation. Furthermore, there can be no assurance that the labor laws will not be changed further or that their interpretation and implementation will be varied, which may have a negative effect upon our business and results of operations.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to foreign exchange control and other regulations of China.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profits based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds except in case of liquidation.

Furthermore, the ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Substantially, all of our operations are conducted in China and all of our revenue and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. Dollars.

Our inability to receive dividends or other payments from our Chinese operating subsidiary may limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund, and conduct our business. Our funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from our Chinese operating subsidiary, our liquidity, financial condition and ability to make dividend distributions to our stockholders will be materially and adversely affected.

Fluctuations in the foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time. Conversely, if we decide to convert our Renminbi into U.S. Dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the U.S. Dollar appreciate against the Renminbi at that time.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including U.S. Dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. Dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the U.S. Dollar.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, such as the limits on loans for fixed assets and the restrictions on state bank lending. The implementation of such policies may impede economic growth. In December 2007, the central bank raised benchmark interest rates for six times successively in response to the excess liquidity and inflation pressures. Starting in December 2008, the central bank lowered lending rates for five times rate and lowered deposit rates for four times in response to the international financial crisis. On October 20, 2010, the central bank raised interest rates, which is the first time during the past three years. The central bank raised interest rate and reserve, which causes a slow economic growth in China to restrain China's inflation, and which also directly affects the development of our small loan business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding Company is a Nevada corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to This Offering and Our Securities

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

The trading price of our common shares is below $5.00 per share, thus we are deemed a “penny stock” company and the open-market trading of our common shares will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of 1,000,000 or annual income exceeding $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

Our shares of common stock are thinly traded and you may be unable to sell at or near ask prices or at all if you desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. Our common shares have historically been sporadically or “thinly-traded” on Pink OTC Markets, Inc., meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

We may not receive approval for listing on the Nasdaq Capital Market and/or NYSE Amex. Even we receive such approval, an active trading market for our shares may not develop.

We intend to apply to have our common stock approved for listing on the Nasdaq Capital Market and/or NYSE Amex, we may not receive approval for listing, and even if we are to receive such approval, an active trading market for our shares may never develop or be sustained. The initial public offering price for our common stock will be determined through negotiations with the underwriters. This initial public offering price may vary from the market price of our common stock after the offering. You may not be able to sell any shares of common stock that you purchase in the offering at or above the initial public offering price. If an active trading market does not develop for our shares, you may be unable to sell the shares of our common stock you hold at a price you regard as reasonable or at all. Accordingly, investors should be prepared to face a complete loss of their investment.

Our shares are subject to significant price volatility, which may prevent you from selling your stock at or above your purchase price if at all.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of the lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer, which could better absorb those sales without adverse impact on its share price.  In addition, actual or anticipated variations in our quarterly or annual operating results, adverse outcomes and additions or departures of our key personnel may also add to the volatility in the price of our common shares.  The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

Secondly, we are a speculative or “risky” investment due to our fluctuating level of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Volatility in our common share price may subject us to securities litigation.

The market for our common stock has, when compared to seasoned issuers, significant price volatility and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a Company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.”  Such forward-looking statements include, but are not limited to, statements regarding our company’s and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations.  In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction.  There can be no assurance that future developments actually affecting us will be those anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, statements regarding future developments with respect to the following:

•	The ability to collect future sales receivables which may be due to us by our member insurance agents and our online store customers and sales members;

•	Our ability to develop and market our insurance and small financing and loan related service products, water purifier products and other future products in the future;

•	Our ability to raise additional capital to fund our expansion to produce online merchandises and other future products;

•	Our ability to accurately forecast amounts of products we need to purchase from suppliers to meet future customer demand of our existing products and future products on Vantone Online;

•	Any developments in the market acceptance of our existing or future products, including insurance related service products and small loan service products;

•	Exposure to product liability and defect claims with respect to our water purifier products and online products for sale in the future;

•	Future developments regarding fluctuations in the availability of the raw materials and components needed for our water purifier products;

•	Future developments with respect to the protection of our trademarks, patents, domain names, internet commercial transaction and privacy protection and other intellectual property rights;

•	Any changes in the laws of the PRC that may affect our operations;

•	Inflation and fluctuations in foreign currency exchange rates;

•	Our on-going ability to obtain all mandatory and voluntary government and other industry certifications, approvals, and/or licenses to conduct our business;

•	Continued development of a public trading market for our securities; and

•	The costs we may incur in the future from complying with current and future governmental regulations and the impact of any changes in the regulations on our operations.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.  Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to this prospectus with the U.S. Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may materially differ from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

Based on a per unit offering price of $________, which is the midpoint of our estimated offering price range, we estimate that the net proceeds from the sale of the __________ units in the offering will be approximately $______ after deducting the estimated underwriting discounts and commissions of 9% and estimated offering expenses of approximately $_______ (2.0% of total proceeds), including the underwriters over-allotment option.

Assuming we receive net proceeds of $10,000,000, we expect to use the net proceeds from this offering as follows:

	Application of Net Proceeds (4)	Percentage of Net Proceeds
Expand insurance agency business in China (1)	$2,300,000	23%
Acquire 70.7% of Vantone Small Financing and expand small loans business (2)	7,000,000	70%
Establish physical stores in northeast China (3)	700,000	7%
Total	$10,000,000	100%

(1) Since the registration capital of Vantone Insurance amounted to RMB 5 million, or approximately $786,000, Vantone Insurance only sold insurance products in the Liaoning Province upon the regulation of PRC. As a result, we plan to increase RMB15 million of registration capital of Vantone Insurance to entitle to sell insurance products in China.

(2) We will invest $7 million into Vantone Small Financing to acquire 70.7% of ownership of Vantone Small Financing upon the regulation of PRC, and to increase working capital of Vantone Small Financing. Vantone Small Financing expects to expand its small loans business. In addition, we will provide loans to unrelated parties who open the franchise physical stores with us.

(3) We will open approximately 200 physical stores in northeast China. We expect to expand our market share and sales channels, introduce our small loan and insurance business, and increase our products sales through the establishment of these physical stores,

(4) Assuming that this offering dose not achieve our goal, we will primarily use this fund to expand small loans business and establish our physical stores in northeast China.

The amounts and time that we actually expand will depend on a number of factors, including our development, sales and marketing activities, as well as the amount of cash generated or used by our operations and competition. We may find it necessary or advisable to use a portion of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending on these uses, the proceeds will be invested in short-term, investment-grade projects and interest-bearing securities. Until our new products are formally launched and distributed into the marketplace, their effects on our business are uncertain (see “Description of Business – Our Products” at page 43).

The Underwriter has a 60-day option to purchase up to _________________ additional shares of our common stock at the public offering price solely to cover over-allotments, if any.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Equity

Our Common Stock is traded on Pink OTC Markets, Inc. under the symbol VNTI.PK. We intend to apply for the listing of our common stock on the NASDAQ Capital Market and/or NYSE Amex, although there is no assurance that we will successfully apply for listing of our common stock on these exchanges.

When the trading price of our common stock is below $5.00 per share, it may be considered to be a “penny stock” that may be subject to rules promulgated by the SEC (Rule 15-1 through 15g-9) under the Exchange Act. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the SEC’s standardized risk disclosure document; (b) providing customers with current bid and ask prices; (c) disclosing to customers the brokers-dealer’s and sales representatives compensation; and (d) providing to customers monthly account statements. See “Risk Factors – Risks Related To Our Ownership Of Our Common Stock And This Offering – Our Common Stock May Be Considered “Penny Stock”, And Thereby Be Subject To Additional Sale And Trading Regulations That May Make It More Difficult To Sell”.

The following table sets forth on a per share basis for the periods shown, the high and low closing bid prices of the Company’s common stock. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Bid
Quarter Ending	High	Low
June 30, 2009	$.25	$.09
September 30, 2009	$.35	$.12
December 31, 2009	$.35	$.13
March 31, 2010	$.30	$.16
June 30, 2010	$.26	$.09
September 30, 2010	$1.01	$.09
December 31, 2010	$.95	$.21
March 31, 2011	$.68	$.11
June 30, 2011	$.60	$.20
September 30, 2011	$.42	$.10
December 31, 2011 (until November 17, 2011)	$.36	$.20

Holders

As of December 1, 2011, there were 30,001,000 shares of our common stock issued and outstanding held by approximately 2,123 holders of record.

Dividends

We currently do not anticipate paying any cash dividends on our common stock in the foreseeable future. Although we intend to retain our earnings, if any, to finance the growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future, subject to applicable PRC regulations and restrictions as described below. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

In addition, due to various restrictions under PRC laws on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our stockholders. The Wholly-Foreign Owned Enterprise Law (1986), as amended, and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006), contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the Company’s profits. Furthermore, if our subsidiaries and affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries and affiliates are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our common stock.

Securities Authorized for Issuance under Equity Compensation Plans

As of the date hereof, we have no compensation plans (including individual compensation arrangements) under which the Company’s equity securities are authorized for issuance.

Transfer Agent and Registrar

Our transfer agent is Signature Stock Transfer, Inc., Address is 2632 Coachlight Court, Plano, Texas 75093 and their contact number is 972.612.4120, Email – signaturestocktransfer@msn.com.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2011 (Unaudited) on:

●	an actual basis , and

●
an as adjusted to give effect to reflect our receipt of estimated net proceeds of $_____ million from the sale of _____________ shares of common stock in this offering at an assumed public offering price of $_______ per share, which is the mid-point of the estimated range of the per share offering price, and after deducting estimated underwriting discounts of 7.5% and 1.5% commissions and estimated offering expenses of approximately $_________million.

You should read this table in conjunction with “Use of Proceeds,” “Summary Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2011
		Pro Forma	Pro Forma,
	Actual	Adjustments	As Adjusted

Stockholders' Equity:
Vantone International Group Equity
Common stock - $0.001 par value, 100,000,000 shares
authorized, 30,001,000 shares
issued and outstanding, respectively	30,001
Additional paid-in capital	1,919,800
Reserve funds	877,446
Retained earnings	11,729,989
Accumulated other comprehensive income	1,631,789
Non-controlling Interest	45,542
Total Equity	16,234,567
Total capitalization	17,068,993

(1)
The number of our shares of common stock shown above to be outstanding after this offering is based on (i) 30,001,000 shares of common stock issued and outstanding as of September 30, 2011 and (ii) ____________ shares of common stock issued in this public offering.  The number (i) excludes the _____________ shares of our common stock that we may issue upon the exercise of the Underwriters’ over-allotment option and (ii) excludes the  _________shares of common stock that will be issued upon the exercise of outstanding warrants exercisable at $________ per share.

DILUTION

If you invest in our shares of common stock, you will incur immediate, substantial dilution based on the difference between the public offering price per share you will pay in this offering and the net tangible book value per share of common stock immediately after this offering.

Pro forma net tangible book value represents the amount of our total tangible assets reduced by our total liabilities after giving effect to the sale of _____________ shares of common stock at a price of $__________ per share in this offering. Tangible assets equal our total assets less goodwill and intangible assets.  Pro forma net tangible book value per share represents our pro forma net tangible book value divided by the number of shares of common stock outstanding after giving effect to the issuance of _______________ shares issuable upon this offering.  Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of September 30, 2011. As of September 30, 2011, our pro forma net tangible book value was $16.23 million and our pro forma net tangible book value per share was $0.54 (unaudited) based on 30,001,000 shares of common stock outstanding.

Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares in this offering and the net tangible book value per share of common stock immediately after completion of this offering.

After giving effect to the sale of all the shares being sold pursuant to this offering at the offering price of $_______ per share and after deducting underwriting discount and commission payable by us in the amount of $______________ and estimated offering expenses in the amount of $______________, our net tangible book value would be approximately $____________ million, or $__________ per share of common stock. This represents an immediate increase in net tangible book value of $__________ per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $___________ per share to new investors purchasing the shares in this offering.

The following table illustrates this per share dilution:

	As of September 30, 2011	As Adjusted
Public offering price per share of common stock	$	$
Net tangible book value per share of common stock as of September 30, 2011
Increase in net tangible book value per share attributable to existing stockholders
Net tangible book value per share as adjusted after this offering
Dilution per share to new investors

Our adjusted pro forma net tangible book value after the offering, and the dilution to new investors in the offering, will change from the amounts shown above if the underwriter’s over-allotment option is exercised.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and the other financial information included in this prospectus.

This prospectus contains forward-looking statements.  The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may” and similar expressions are intended to identify forward-looking statements.  These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow.  Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, the current economic downturn adversely affecting demand for the our products; our reliance on our major customers for a large portion of our net sales; our ability to develop and market new products; our ability to raise additional capital to fund our operations; our ability to accurately forecast amounts of supplies needed to meet customer demand; market acceptance of our products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for our products; protection of our intellectual property rights; changes in the laws of the PRC that affect our operations; inflation and fluctuations in foreign currency rates and various other matters, many of which are beyond our control.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated.  Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Company Overview

We operate as a diversified company in China, headquartered in Shenyang City. Our business consists of three primary segments: (i) the production and sales of water purification products, (ii) insurance agency service and (iii) small financing loans service. We also sell daily commodities, including health food, cosmetic skincare and women care products.  In 2010, we also sold electronic products.

From April 2007 to April 2010 we developed a sales network across China for all of our businesses, excluding our small loan business which was set up in September 2010.  During that time we established approximately 400 franchise stores, as well as branch offices in the Jilin and Heilongjiang Provinces. Through our sales network, we distributed approximately 70 different products, ranging from daily commodities such as health food and products, cosmetics and skincare products, vitamins, water filters, bamboo fiber products, jade mattresses with regulated temperature control, appliances, kitchenware, to insurance products.

In April 2010, we closed our 400 franchise stores and began to primarily operate our business through our website Vantone Online. During that time we encouraged customers to open franchises with us. All members who registered as VIP members on Vantone Online could apply to open a merchandise franchise, and the members who meet insurance agent qualifications could also apply to open up an insurance franchise. We not only provided small loans for members to support their businesses, but also provided online order services and online payment services on Vantone Online. The members who opened a merchandise or insurance franchise with us received professional training and instructions before they could operate the franchises themselves. For the fiscal year ended March 31, 2011, we also allowed members to publicize their franchises on our website. Simultaneously, we decided to significantly change our business model to accommodate online orders and e-payment.  All of these franchise stores have been closed.

In April 2011, in order to increase our sales volume, and satisfy our customers’ demands, we made the decision to open physical store locations in China. In April 2011, we retained a strategy company to design our VI logo, create a market analysis report, and conduct strategic development of our franchised stores.  Currently, we have stopped selling our products through our Vantone Online website and stopped online member registration. Customers are now only able to make orders and purchase our products at our physical store locations, where they can also view samples of our products. Until October 30, 2011, we have set up 18 physical stores in the Liaoning province. Today our website is used for advertising our products and to provide information for our customers and our physical store locations.

We believe that by establishing physical store locations we will be able to significantly increase the sales of our products in our three business segments.  At our store locations customers will be able to view our products and be able to speak to our sales representatives about our products.  Our sales representatives will also be able to introduce customers to our other products in our other business segments that they may not have known about prior to visiting our store locations.   We believe that this cross-introduction of products to customers will increase our overall sales.  In 2012 we intend to continue our strategy of opening up physical store locations in China.

In order to increase the number of customers that visit our physical stores, we intend to provide convenient services in the future, such as credit card payment services, telephone and cell phone prepaid services, travel agency services, traffic penalty payment services, water and electric bill payment services and IC card prepaid services. We plan to start such convenient services in the near future.

Critical Accounting Policies, Estimates and Assumptions

The SEC defines critical accounting policies as those that are, in management’s view, most important to the portrayal of our financial condition and results of operations and those that require significant judgments and estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Revenue recognition

Revenue includes sales of products, insurance services rendered, small amount financing and mortgage service, VIP membership fee and network service fees collected.

Products revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers, net of allowance for estimated returns, when both title and risk of loss transfer to the customer, provided that no significant obligations remain. Deferred revenue represents the undelivered portion of invoiced value of goods sold to customers. Sales transactions for the products are generally accounted for using the deposit method. Under the deposit method, payments received from the buyer are recorded as customer deposits. Revenue is represented net of value added taxes (“VAT”) for the sales revenue from PRC subsidiaries.

Insurance service incomes result from the commission income relation to the insurance agreement sold. The Company recognizes the insurance service income upon the agency agreement with insurance company when the customer is bound to the contract after completion of any rescission period offered by the insurance underwriter.

The financing interest income was from micro financing service provided to the clients in China. The interests were calculated based on the loans agreement by both sides. The Company recorded loans principal and interests received in advance as “loans receivable” and “unearned income”, respectively.

The revenues from service included VIP membership fees and network service fees arising from E-commerce members. We recognize the service revenues upon the service period of the agreement signed by both sides. VIP memberships are short-term memberships. However, Network Service Memberships are permanent. Therefore, we are recognizing the revenue from Network Service Memberships for a term from the actual registered date to expiration date of the operations of Kang Ping Vantone.

Income Taxes

Vantone and Vantone USA file federal consolidated income taxes. The Company’s PRC subsidiary, Vantone Small Financing and Vantone Manufacturing, file income tax returns under the Income Tax Law of the People's Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws. Vantone Yuan and its subsidiaries file income tax returns under the Income Tax Law of the People's Republic of China.

The Company follows the FASB issued ASC740 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred taxes also are recognized for operating losses that are available to offset future income taxes.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, (“FIN 48”), codified in FASB ASC Topic 740, on January 1, 2007. As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48, and the Company recognized no material adjustments to liabilities or stockholders’ equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements. For the six months ended September 30, 2011, and on March 31, 2011 and March 31, 2010, the Company did not take any uncertain positions that would necessitate recording of tax related liability.

Foreign Exchange Considerations

Even though we are a U.S. company, because all of our operations are located in the PRC, we face certain risks associated with doing business in the PRC. These risks include risks associated with the ongoing transition from state business ownership to privatization, operating in a cash-based economy, dealing with inconsistent government policies, unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, challenges in staffing and managing operations in a communist country, differences in technology standards, employment laws and business practices, longer payment cycles and problems in collecting accounts receivable, and changes in currency exchange rates and currency exchange controls. We are unable to control the vast majority of these risks associated both with our operations and the country in which they are located and these risks could result in a significant decline in our revenue.

Because revenues from our operations in the PRC accounted for 100% of our consolidated net revenues, how we report net revenues from our PRC-based operations is of particular importance to understanding our financial statements. Transactions and balances originally denominated in U.S. dollars are presented in their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation," and are included in determining comprehensive net income or loss. For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income or loss.

The functional currency of our Chinese subsidiaries is the Chinese RMB. The financial statements of the subsidiaries are translated into U.S. dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented. Until 1994, the RMB experienced a gradual but significant devaluation against most major currencies, including U.S. dollars, and there was a significant devaluation of the RMB on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the RMB relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. dollar. Countries, including the United States, have argued that the RMB is artificially undervalued due to China's current monetary policies and have pressured China to allow the RMB to float freely in world markets.

On July 21, 2005, the PRC reported that it would have its currency pegged to a basket of currencies rather than only tying it to a fixed exchange rate to the dollar. The PRC also increased the value of its currency 2% higher against the dollar, effective immediately. If any devaluation of the RMB were to occur in the future, returns on our operations in China, which are expected to be in the form of RMB, will be negatively affected upon conversion to the U.S. dollar. Although we attempt to have most future payments (mainly repayments of loans and capital contributions) denominated in U.S. dollars, if the value of the RMB increases in the future, our product sales in China and in other countries may be negatively affected.

Recent Accounting Pronouncements

In June 2011, the FASB issued Accounting Standards Update (ASU) No.2011-05, “Comprehensive Income”. ASU No. 2011-05 amends the guidance with ASC Topic 220, “Comprehensive Income”, in this Update, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. In a single continuous statement, the entity is required to present the components of net income and total net income, the components of other comprehensive income and a total for other comprehensive income, along with the total of comprehensive income in that statement. In the two-statement approach, an entity is required to present components of net income and total net income in the statement of net income. The statement of other comprehensive income should immediately follow the statement of net income and include the components of other comprehensive income and a total for other comprehensive income, along with a total for comprehensive income.

Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented.

The amendments in this Update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments do not change the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, with one amount shown for the aggregate income tax expense or benefit related to the total of other comprehensive income items. In both cases, the tax effect for each component must be disclosed in the notes to the financial statements or presented in the statement in which other comprehensive income is presented. The amendments do not affect how earnings per share is calculated or presented.
The amendments in this Update should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.

Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures. The Company will adopt these new disclosure requirements on its financial statements and notes in the years or interim periods beginning after December 15, 2011.

In May 2011, the FASB issued Accounting Standards Update (ASU) 2011-04, “Fair Value Measurement”. ASU 2011-04 amends the guidance with ASC Topic 822, “Fair Value Measurement”. The amendments in this Update change the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments include the following:

1.	Those that clarify the Board's intent about the application of existing fair value measurement and disclosure requirements
2.	Those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.

In addition, to improve consistency in application across jurisdictions some changes in wording are necessary to ensure that U.S. GAAP and IFRS fair value measurement and disclosure requirements are described in the same way (for example, using the word shall rather than should to describe the requirements in U.S. GAAP). The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The Company will adopt these new disclosure requirements on its financial statements and notes in the years or interim periods beginning after December 15, 2011.

Results of Operations

Results of Operations for the Six Months Ended September 30, 2011 as Compared to the Six Months Ended September 30, 2010

	For The Six Months Ended September 30,		2011 Vs 2010
	2011	2010	Increase /(Decrease)
Revenues
Products sold	$19,513	$1,563,440	$(1,543,927)	-99%
Sales discount for products	(6,474)	-	(6,474)	-100%
Insurance service rendered	2,935	18,436	(15,501)	-84%
VIP membership fees	251,911	261,059	(9,148)	-4%
Network service fees	2,131	1,008	1,123	111%
Financing interest	640,872	-	640,872	100%
Total Revenues, Net	910,888	1,843,943	(933,055)	-51%

Cost of Goods Sold
Products sold	5,989	587,811	(581,822)	-99%
Insurance service rendered	2,569	15,534	(12,965)	-83%
VIP membership cost	13,793	14,228	(435)	-3%
Network service cost	116	55	61	111%
Financing cost	35,889	-	35,889	100%
Total Cost of Goods Sold	58,356	617,628	(559,272)	-91%

Gross Profit	852,532	1,226,315	(373,783)	-30%

Operating Expenses
Selling expenses	40,403	5,397	35,006	649%
Loss on disposal of fixed assets	576	2,677	(2,101)	-78%
Bad debt recoveries	(13,427)	(347,723)	334,296	-96%
Provision for loan losses	277,207	-	277,207	100%
General and administrative expenses	684,211	478,625	205,586	43%
Total Operating Expenses	988,970	138,976	849,994	612%

(Loss) Income From Operations	(136,438)	1,087,339	(1,223,777)	-113%

Other Income
Interest income, net	6,016	5,744	272	5%
Other expenses, net	(33,151)	(110)	(33,041)	30037%
Total Other (Expenses) Income	(27,135)	5,634	(32,769)	-582%

(Loss) Income Before Taxes	(163,573)	1,092,973	(1,256,546)	-115%
Provision for Income Taxes	25,728	196,420	(170,692)	-87%
(Loss) Income Before Noncontrolling Interest	(189,301)	896,553	(1,085,854)	-121%

Less: Net loss attributable to the noncontrolling interest	(8,865)	(7,452)	(1,413)	19%

Net (Loss) Income Attributable to Vantone International
Group, Inc.	$(180,436)	$904,005	$(1,084,441)	-120%

Revenues

For the six months ended September 30, 2011, our revenues, net were $910,888 as compared to $1,843,943 for the six months ended September 30, 2010, a decrease of $ 933,055 or 51%. The decrease in revenues was primarily attributable to the fact that the revenues arising from product sales reduced significantly for the six months ended September 30, 2011 as compare to the same period in 2010.

During that period, our revenue net from the sale of products (identified as “product sold” on our statements of operations) decreased from $1,563,440 in the six months ended September 30, 2010 to $13,039 (Sales were $19,513 and discount were $6,474) (1.43% of total revenue) for the six months ended September 30, 2011. This occurred because the Company closed the Vantone Online website for the six months ended September 30, 2011 and retained a strategy company to design a VI logo and conduct the market research report and create a physical store development report from April 2011 to July 2011. In addition, we spent more time assisting our customers to open franchise stores for the quarter ended September 30, 2011. This caused a significant decrease in product sales for the six months ended September 30, 2011 compare to the same period in 2010.

Except for product sales, our insurance business remains insignificant.  For the six months ended September 30, 2011, our revenue from the sale of insurance policies (identified as “insurance service rendered” on our Statements of Operations) fell to $2,935 from $18,436 for six months ended September 30, 2010. The primary reason for the lack of vitality in our insurance business was that we focused on initiating the Vantone Insurance B2C Network as our point of entry into the national insurance market.  The complexity of developing this mode of insurance marketing, which is new to China, delayed the expansion of our insurance business. At present we are uncertain of the future development of our insurance business, although we expect that over the long term it will grow into a significant factor in our overall revenue.

In addition, VIP memberships fees were fell to $251,911 in revenue for the six months ended September 30, 2011 from $261,059 for the six months ended September 30, 2010. The primary reason was primarily attribution to the fact that none of new memberships had been recruited for the six months ended September 30, 2011, arising from closing the Vantone Online in this period. Since Network Service Memberships are permanent, we still recognized $2,131 as Network service membership for the six months ended September 30, 2011.

Our revenues of financing interest is our new profit point, which are primarily driven by lending to individual consumers, and generate net interest income $640,872 for the six months ended September 30,2011. We had RMB 45,036,000 (equivalent to $7,054,202) in total loans outstanding as of September 30, 2011.

Cost of Goods Sold and Gross Profit

For the six months ended September 30, 2011, cost of goods sold amounted to $58,356 or 6.41% of net revenues as compared to cost of sales of $617,628 or 33.49% of net revenues for the six months ended September 30, 2010. The decrease in cost for the six months ended September 30, 2011 was primarily due to the decrease in product sold for the six months ended September 30, 2011. Gross profit for the six months ended September 30, 2011 was $852,532 or 93.59% of total revenues, as compared to $1,226,315 or 66.51% of total revenues for the six months ended September 30, 2010. The gross margin increased primarily as a result that we realized high gross margins arising from the service rendered of VIP & Network Service Memberships fees and financing interest income for the six months ended September 30, 2011 which were constituted 98.57% of total revenues .

Operating Expenses

For the six months ended September 30, 2011, total operating expenses were $988,970 as compared to $138,976 for the six months ended September 30, 2010, an increase of $849,994 or 612%. The increase in total operating expenses was primarily due to an increase in selling expenses, provision for loan losses and General & administrative expenses. Selling expenses were $40,403 as compared to $5,397 for the six months ended September 30, 2010 an increase of 35,006 or 649% the increases due to an increased in advertising costs associated with the establishment franchise physical stores for the six months ended September 30, 2011. General and administrative expenses were 43% higher than in the six months ended September 30, 2010. The increase in general and administrative was mainly due to an increase in employee salaries, related to employee insurances, and management costs of Vantone Small Financing for the six months ended September 30, 2011. Moreover, we reversed a bad debt expense of $13,427 and $347,723 based upon the significant collection in accounts receivable outstanding for six months ended September 30, 2011 and 2010, respectively. The provision for loan losses was $277,207 for the six months ended September 30, 2011. Pursuant to the management's estimate, we adopted the allowance for loan losses at 1% of outstanding loan principal beginning October 2010. In order to reduce the risk, we increased the allowance rate for loan losses to 5% of the part of outstanding loans principal amount commencing from the six months ended September 30, 2011.

Other Income

For the six months ended September 30, 2011, total other expenses amounted to $27,135 as compared to the other income of $5,634 for the six months ended September 30, 2010, an increase of $32,769. This increased for other expense was primarily attributable to the Company incurred the tax penalty expenses of RMB 301,544 (equivalent to $46,700) arising from the substandard invoices used by Kang Ping for the six months ended September 30, 2011. No such expenses were made in the six months ended September 30, 2010.

Income Tax

Income taxes expense decreased by $170,692 to $25,728 for the six months ended September 30, 2011 as compared to $196,420 for the six months ended September 30, 2010. This decrease was primarily due to more income taxes expense incurred by Kang Ping and Vantone Small Financing for the six months ended September 30, 2011.

Our business operates primarily in Chinese Renminbi (“RMB”), but we report our results in our SEC filings in U.S. Dollars.  The conversion of our accounts from RMB to Dollars will result in translation adjustments.  While our net income will be added to the retained earnings on our balance sheet; the translation adjustments will be added to a line item on our balance sheet labeled “accumulated other comprehensive income,” since they will be more reflective of changes in the relative values of U.S. and Chinese currencies than of the success of our business.  During the six months ended September 30, 2011, the effect of converting our financial results to Dollars was to add $389,148 to our accumulated other comprehensive income.

Results of operations for the fiscal year ended March 31, 2011 as compared to the fiscal year ended March 31, 2010

	For The Fiscal Years Ended March 31,		2011 Less 2010
	2011	2010	Increase /(Decrease)
Revenues
Products sold	$5,956,016	$10,975,106	$(5,019,090)	-46%
Sales discount for products	(2,409,073)	-	(2,409,073)	-
Insurance service rendered	34,321	284,218	(249,897)	-88%
Franchise joining fees	-	2,197	(2,197)	-100%
VIP membership fees	771,530	-	771,530	100%
Network service fees	3,078	-	3,078	100%
Financing interest	272,055	-	272,055	100%
Total Revenues, Net	4,627,927	11,261,521	(6,633,594)	-59%

Cost of Goods Sold
Products sold	1,082,233	3,208,454	(2,126,221)	-66%
Insurance service rendered	21,837	277,475	(255,638)	-92%
Franchise joining cost	-	120	(120)	-100%
VIP membership cost	42,101	-	42,101	100%
Network service cost	168	-	168	100%
Financing cost	15,074	-	15,074	100%
Total Cost of Goods Sold	1,161,413	3,486,049	(2,324,636)	-67%

Gross Profit	3,466,514	7,775,472	(4,308,958)	-55%

Operating Expenses
Selling expenses	21,099	297,178	(276,079)	-93%
Losses on disposal of fixed assets	2,677	6,043	(3,366)	-56%
Bad debt (recoveries) expenses	(369,324)	427,164	(796,488)	-186%
Provision for loan losses	68,858	-	68,858	100%
General and administrative expenses	1,284,155	1,350,694	(66,539)	-5%
Total Operating Expenses	1,007,465	2,081,079	(1,073,614)	-52%

Income From Operations	2,459,049	5,694,393	(3,235,344)	-57%

Other Income
Interest income, net	23,589	8,720	14,869	171%
Other (expense) income, net	(828)	106,481	(107,309)	-101%
Total Other Income	22,761	115,201	(92,440)	-80%

Income Before Taxes	2,481,810	5,809,594	(3,327,784)	-57%
Provision for Income Taxes	589,931	344,229	245,702	71%
Income Before Noncontrolling Interest	1,891,879	5,465,365	(3,573,486)	-65%

Less: Net loss attributable to the noncontrolling interest	(15,335)	(17,019)	1,684	-10%

Net Income Attributable to Vantone International
Group, Inc.	$1,907,214	$5,482,384	$(3,575,170)	-65%

Revenues

For the fiscal year ended March 31, 2011, our revenues net were $4,627,927 as compared to $11,261,521 for the fiscal year ended March 31, 2010, a decrease of $6,633,594 or 59%. The decrease in revenues was primarily attributable to the fact that the revenues arising from our product sales reduced significantly for the fiscal year ended March 31, 2011 as compared to the same period in 2010. Commencing from April 2010, we changed our operation model from traditional sales agent operations to the establishment of our “Vantone Insurance Online Shop” (“Vantone Shop”). As a result, we generated increased sales from VIP membership and network services, based upon more recruits that occurred for the fiscal year ended March 31, 2011. In addition, we obtained important financing interest income in the current period in connection with Vantone Small Financing, which was established in September 2010. Despite the fact that we realized more profit through providing service of memberships, network and small financing loans, such increase had been offset fully by the decrease in revenues from our products sales in the current period. As a result, our revenues decreased substantially for the fiscal year ended March 31, 2011.

The following table sets forth information regarding the sales of our principal products during the years ended March 31, 2011 and 2010.

	For The Fiscal Year Ended March 31,
	2011		2010		2011 1ess 2010
Products Name	Amount	%	Amount	%	Amount	%
Water purifying equipment and cup	$1,010,430	28%	$223,926	2%	$786,504	351%
Daily commodities (“E” commodities)	2,536,513	72%	10,751,180	98%	(8,214,667)	-76%
Total products sold revenue, net	$3,546,943		$10,975,106		$(7,428,163)	-68%

The decrease in product revenue, as reflected in the table, is primarily due to the decrease in sale of the daily commodities. For the fiscal year ended March 31, 2011, we were devoted to establishing our Vantone Shop and developing customer online ordering and e-payment through Vantone Shop. In addition, we spent more time to actively expand our market share of water purifying equipment for the fiscal year ended March 31, 2011. This caused the significant decrease in product sales of daily commodities during the current period. Therefore, the products revenues reduced significantly for the fiscal year ended March 31, 2011, compared to the same period in 2010.

In addition to product sales, we also sold insurance products on the Vantone Shop. Our insurance business remains insignificant.  For the fiscal year ended March 31, 2011, our revenue from the sale of insurance policies (identified as “Insurance service rendered” on our Statements of Operations) fell to $34,321 from $284,218 for the fiscal year ended March 31, 2010. The primary reason for the lack of vitality in our insurance business was that we focused on initiating the Vantone Insurance B2C Network as our point of entry into the national insurance market.  The complexity of developing this mode of insurance marketing, which was new to China, delayed the expansion of our insurance business. At present we are uncertain of the future development of our insurance business, although we expect that over the long term it will grow into a significant factor in our overall revenue.

In addition, we recognized $771,530 in VIP membership fees revenue and $3,078 in Network services fees for the fiscal year ended March 31, 2011. We did not have any VIP membership fee revenue or Network services fee revenue in 2010.  The VIP and Network Service Memberships fees accounted for nearly 16.74% of our sales revenue net for the year ended March 31, 2011.

Our revenues from financing interest are our new profit point, which are primarily driven by lending to consumers and commercial customers. We generated net interest income of $272,055 for the fiscal year ended March 31, 2011 and $0 for the fiscal year ended March 31, 2010. We had RMB 46,188,000 (equivalent to $7,053,111) in total principal loans outstanding as of March 31, 2011.

Cost of Goods Sold and Gross Profit

For the fiscal year ended March 31, 2011, cost of goods sold amounted to $1,161, 413 or 25.10% of net revenues as compared to cost of sales of $3,486,049 or 30.96% of net revenues for the fiscal year ended March 31, 2010. The decrease in products cost for the fiscal year ended March 31, 2011 was primarily due to the decrease in product sold for the fiscal year ended 2011.  Gross profit for the fiscal year ended March 31, 2011 was $3,466,514 or 74.90% of total revenues, as compared to $7,775,472 or 69.04% of total revenues for the fiscal year ended March 31, 2010. The decrease in gross profit for the year ended March 31, 2011 was primarily due to the reduction in sales of products that had the highest gross profit.  The gross margin increase was primarily as a result that we realized high gross margins arising from the service rendered of memberships, network and small financing loans for the fiscal year ended March 31, 2011. Despite the fact that the gross margin of products sales decreased slightly due to our implementation of promotional activities in the current fiscal year, this decrease had been offset by the increase of gross margin in service rendered for the fiscal year ended March 31, 2011. As a result, the gross margin rose slightly for the fiscal year ended March 31, 2011 as compared to the same period in 2010.

Operating Expenses

For the fiscal year ended March 31, 2011, total operating expenses were $1,007,465 as compared to $2,081,079 for the fiscal year ended March 31, 2010, a decrease of $1,073,614 or 52%. The decrease in total operating expenses was primarily due to a decrease in selling expenses and reversal of a bad debt expense.  Selling expenses were immaterial for the fiscal year ended March 31, 2011. The reason for the decrease was primarily due to the reduction in advertising costs for the fiscal year ended March 31, 2011 as compared to the same period in 2010. General and administrative expenses were 5% lower than in the fiscal year ended March 31, 2010. Moreover, we reversed a bad debt expense of $369,324 based upon the significant collection in accounts receivable outstanding for the fiscal year ended March 31, 2011 which accrued in the last fiscal year. The provision for loan losses was $68,858 for the year ended March 31, 2011. Pursuant to the management's estimate, we adopted the allowance for loan losses at 1% of outstanding loan principal beginning October 2010.

Other Income

For the year ended March 31, 2011, other income - net, amounted to $22, 761 as compared to $115,201 for the year ended March 31, 2010, a decrease of $92, 440 or 80%. This decrease for other income was primarily attributable to a RMB750,000 (equivalent to $109,819) government grant from the Commission of Finance of the Liaoning Province of China to subsidize the expenses that the Company incurred when acquiring overseas high-tech enterprises for the year ended March 31, 2010. No such income was made in the fiscal year ended March 31, 2011.

Income Tax

Income taxes expense increased by $245,702 to $589,931 for the fiscal year ended March 31, 2011 as compared to $344,229 for the fiscal year ended March 31, 2010. This reason for the increase was mainly attributable to the fact that Vantone manufacturing was entitled to a full exemption from CIT for two years, from January 1, 2008 to December 31, 2009. Since the revenues contributed by Vantone manufacturing was approximately 62% of total revenues for the fiscal year ended March 31, 2010, in addition, the revenues from Vantone Manufacturing were generated mostly in the nine months ended December 31, 2009. As a result, income tax expense significantly reduced for the fiscal year ended March 31, 2010.

Noncontrolling Interest

For the fiscal year ended March 31, 2011, the Company reported a noncontrolling interest in loss of subsidiary of $15,335 as compared to $17,019 for the fiscal year ended March 31, 2010. The noncontrolling interest in loss of subsidiaries was attributable to the fact that we allocated Mr. Jichun Li to the minority stockholders, which increased our net income.

Liquidity and Capital Resources

Operating working capital (total current assets less total current liabilities) increased by $204,563 from $13,017,407 as of March 31, 2011 to $13,221,970 as of September 30, 2011. The increase was primarily as of result of an increase in interests receivable, prepayments and other current assets and a decrease in account payable and accrued expense and deferred VIP membership revenue for the six months ended September 30, 2011. The ratio of current assets to current liabilities was 17.33:1.

The following is a summary of cash provided by or used in each of the indicated types of activities during the six months ended September 30, 2011 and 2010:

	For The Six Months Ended September 30,
	2011	2010
	(Unaudited)	(Unaudited)

Operating Activities	(274,665)	4,173,818
Investing Activities	1,683,722	(4,747)
Financing Activities	(1,527,044)	-

Cash used in operating activities was $274,665 for the six months ended September 30, 2011 as compared to $4,173,818 provided by operating activities for the six months ended September 30, 2010. The decreased in cash provided by operating activities was primarily a result of significantly decreased of operating income and collation in accounts receivable for the six months ended September 30, 2011.

Net cash provided by investing activities amounted to $1,683,722 for six months ended September 30, 2011 from $4,747 used in for the six months ended September 30, 2010. The increased in provided by cash was primarily attributable to the fact that we received the deposit of 10 million (equivalent to $1,527,044) from bank for the six months ended September 30, 2011, arising from a cash restricted transaction. Additional information is disclosed in Note 2 of the Company’s financial statements. No such transactions were made for the six months ended September 30, 2010. In addition, we lent principal of 1.9 million to individual customers to develop our small financing loans business for the six months ended September 30, 2011.

Net cash used in financing activities amounted to $1,527,044 for the six months ended September 30, 2011 from $0 provided by for the six months ended September 30, 2010. The increase in cash used in financing activities was mainly due to the fact that Vantone Small Financing returned a loan of RMB 10 million (equivalent to $1,527,044) to bank for the six months ended September 30, 2011. Additional information is disclosed in Note 2 of the Company’s financial statements. No such transactions were made for the six months ended September 30, 2010.

We believe that we have sufficient funds to operate our existing business for the next twelve months. However, in addition to funds available from operating and loans from shareholders, we may need external sources of capital for our expansion of our business. There can be no assurance that we will be able to obtain such additional financing at acceptable terms to us, or at all.

Assuming we receive net proceeds of $10 million, we expect to use the net proceeds from this offering as follows:

	Application of Net Proceeds (4)	Percentage of Net Proceeds
Expand insurance agency business in China (1)	$2,300,000	23%
Acquire 70.7% of Vantone Small Financing and expand small loans business (2)	7,000,000	70%
Establish physical stores in northeast China (3)	700,000	7%
Total	$10,000,000	100%

(1) Since the registration capital of Vantone Insurance amounted to RMB 5 million or approximately $786,000, Vantone Insurance only sold insurance products in the Liaoning Province upon the regulation of PRC. As a result, we plan to increase RMB15 million of registration capital of Vantone Insurance to entitle to sell insurance products in China.

(2) We will invest $7 million into Vantone Small Financing to acquire 70.7% of ownership of Vantone Small Financing upon the regulation of PRC, and to increase working capital of Vantone Small Financing. Vantone Small Financing expects to expand small loans business. In addition, we will provide the loan to unrelated parties who open the franchise physical stores.

(3) We will open approximately 200 physical stores in northeast China. We can expand our market share and sales channels, introduce our small loan and insurance business, and increase our products sales, through those physical stores,

(4) Assuming that this offering dose not achieve our goal, we will primarily use this fund to expand small loans business and establish our physical stores in northeast China.

We believe that we have sufficient funds to operate our existing business for the next twelve months. However, in addition to funds available from operating and loans from shareholders, we may need external sources of capital for our expansion of our business. There can be no assurance that we will be able to obtain such additional financing at acceptable terms to us, or at all.

Since the Company’s PRC operation subsidiaries, Vantone Manufacturing, and all of Vantone Manufacturing’s subsidiaries have not paid or declared any dividends on their common stock within the past three years and do not foresee doing so in the foreseeable future. Vantone Manufacturing and all of Vantone Manufacturing’s subsidiaries intend to retain any future earnings for the operation and expansion of their business in the PRC. Any decision as to future payment of dividends will depend on the future available earnings, the capital requirements of Vantone Manufacturing, and all of Vantone Manufacturing’s subsidiaries, their general financial condition and other factors deemed pertinent by the Board of Directors. In addition, as discussed below, there are restrictions on the ability of our Chinese operating subsidiaries to pay dividends due to foreign exchange control and other regulations of China.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulated amount of such reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Furthermore, the ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China, all of our revenue and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulations in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. Dollars.

Our inability to receive dividends or other payments from our Chinese operating subsidiaries could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. The funds of Vantone Manufacturing and all of Vantone Manufacturing’s subsidiaries may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from our Chinese operating subsidiaries, we may not have sufficient cash flow to fund our corporate overhead and regulatory obligations in the United States and may be unable to pay dividends on our shares of capital stock.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

On May 14, 2009 we completed a reverse merger in which the shareholders of Vantone USA received a majority of the capital stock of Vantone in exchange for the outstanding capital stock of Vantone USA. At the time of the reverse merger, MS Group CPA LLC was the auditor of record for Vantone USA Inc.  Accordingly, on May 14, 2009, by reason of the reverse merger, MS Group CPA LLC became the principal independent accountant for us.  Therefore, the board of directors of Vantone dismissed Gruber & Company, LLC from its position as the principal independent accountant.

The audit report of Gruber & Company, LLC on the Company’s financial statements for the fiscal years ended March 31, 2008 and 2007 contained a modification expressing substantial doubt about its ability to continue as a going concern.  The audit report of Gruber & Company, LLC for the fiscal years ended March 31, 2008 and 2007 did not contain any other adverse opinion or disclaimer of opinion or qualification other than the modification noted above.  Gruber & Company, LLC did not, during the applicable periods, advise us of any of the enumerated items described in Item 304(a)(1)(iv) of Regulation S-K.

We and Gruber & Company, LLC have not, during our fiscal years of 2007 and 2008, or any subsequent period through the date of dismissal, had any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Gruber & Company, LLC’s satisfaction, would have caused Gruber & Company, LLC to make reference to the subject matter of the disagreement in connection with its reports.

Gruber & Company, LLC has provided a copy of the letter stating that they agreed to the above statement to the Securities Exchange Commission which was filed as an exhibit 16.2 to the form 8-K filed on July 13, 2009.

We have retained the firm of MS Group CPA LLC to serve as our principal independent accountant.  At no time during fiscal years of 2007 and 2008 or any subsequent period prior to May 14, 2009 did we consult with MS Group CPA LLC regarding any matter of the sort described above with reference to Gruber & Company, LLC, any issue relating to the financial statements of us or the type of audit opinion that might be rendered for us.

CORPORATE HISTORY AND STRUCTURE

We were incorporated on April 20, 1966 under the laws of the State of Minnesota as Polar Homes, Inc. In 1968, we changed our name to Polar Campers, Inc. We were originally formed to build, manufacture, sell, lease, own, buy and otherwise deal with mobile homes, campers, trailers and any other business in vehicles; and to own and otherwise deal with real estate. We ceased all business operations in 1973 and disposed all assets and liabilities.

In August 1991, in anticipation of a business combination with another entity, we changed our name to Access Plus, Inc. This business combination was unsuccessful and was abandoned in January 1992. Concurrent with the abandonment of the proposed business combination, we changed our name to Environmental Protection Corporation.

On August 15, 2000, we changed our name to Senior Optician Service, Inc. We intended to enter the specialty eyewear products business and to focus our efforts on specialty eyewear sales and services for senior citizens who are either home or facility bound. On March 31, 2003, this business plan was suspended by the management.

On August 31, 2007, we re-domiciled from the State of Minnesota to the State of Nevada. The capital structure of the Company remained unchanged. The change of domicile was implemented by merging the Minnesota entity into a Nevada corporation named Senior Optician Service, Inc. which was formed on June 25, 2007. Senior Optician Service, Inc. was the surviving entity following the completion of the merger.

Change of Control and Reverse Merger Transaction

On April 7, 2008, Mr. Honggang Yu, our current president and chief executive officer, purchased 5,175,000 shares of our common stock from Gregory M. Wilson and Kaniksu Financial Service, Inc., which represented 86.9% of the outstanding shares of our common stock at the time of the transaction.

On May 14, 2009, we issued 23,947,000 shares of common stock in exchange for 100% of the capital shares of Vantone USA, Inc.  Mr. Honggang Yu and Mr. Jichun Li, the sole shareholders of Vantone USA, Inc. (“Vantone USA”), received a total of 19,157,600 shares and 4,789,400 shares, respectively.  Upon the completion of the transaction, Vantone USA became our wholly-owned subsidiary. Effective August 17, 2009, our corporate name was changed from Senior Optician Service Inc. to Vantone International Group, Inc. (“Vantone”) to better reflect our current business operations.

Our Subsidiaries

Vantone USA was incorporated under the laws of Nevada on December 5, 2007. It is a holding company that has owned 100% of the equity in Shenyang Vantone Healthcare Products Manufacturing Co., Ltd. (“Vantone Manufacturing”) since July 14, 2008. Most of Vantone’s activities are conducted through its wholly owned subsidiaries, Shenyang Heping District Vantone Small Loan Financing Co., Ltd. (“Vantone Small Financing”), Vantone Manufacturing, and up to October 2011Vantone Manufacturing’s variable interest entities in the PRC. Vantone Small Financing was incorporated under the law of the PRC. Vantone Yuan and Vantone own 29.30% and 70.70% of the shares of Vantone Small Financing, respectively. However, the actual capital of $7.07 million has not been contributed by Vantone.

Vantone Manufacturing and Subsidiaries

Vantone Manufacturing is a foreign owned enterprise that was incorporated under the laws of LiaoNing Province in the PRC on January 9, 2007. Vantone Manufacturing was incorporated under the name “Shenyang Vantone Healthcare Food Co., Ltd.,” but adopted its current name on June 20, 2007. Its registered term of operations is fifteen years, from January 9, 2007 to January 8, 2022. Vantone Manufacturing and its KangPing branch engage in manufacturing, processing, and marketing of daily commodities, water purifying equipment, and kitchen and bath equipment. Up to March 2008, Vantone Manufacturing had outsourced all of its manufacturing activities to enterprises in the PRC that are dedicated to manufacturing products exclusively for Vantone Manufacturing.

Shenyang Vantone Yuan Trading Co., Ltd. (“Vantone Yuan”) was incorporated under the laws of the PRC. It was incorporated under the name Shenyang Tongbida Trading Co., Ltd., but adopted its current name on June 21, 2007. Until October 2011, through contractual agreements, Vantone Manufacturing will enjoyed all of the profits and bear all of the losses arising from the business of Vantone Yuan during Vantone Manufacturing’s management period.

On October 12, 2011, Vantone Manufacturing entered into share transfer agreements (the “Transfer Agreements”) with Honggang Yu and Jichun Li, respectively.  Such transfer was approved by Shenyang Administration of Industry and Commerce on October 18, 2011. Pursuant to the Transfer Agreements, Honggang Yu transferred 90% of the equity of Vantone Yuan to Vantone Manufacturing; and Mr. Jichun Li transferred 10% of the equity of Vantone Yuan to Vantone Manufacturing.  As a result of the two transfers Vantone Yuan is now our 100% wholly-owned indirect subsidiary.

On October 18, 2011, we also terminated the following three agreements:

(1)	Entrusted Management Agreement, dated April 1, 2007, among Honggang Yu, Zhang, Jichun Li, Shenyang Vantone Yuan Trading Co., Ltd. and Shenyang Vantone Healthcare Products Manufacturing Co., Ltd.;

(2)	Proxy Agreement, dated April 1, 2007, among Shenyang Vantone Healthcare Products Manufacturing Co., Ltd., Shenyang Vantone Yuan Trading Co., Ltd., Honggang Yu and Jichun Li; and

(3)	Purchase Option and Cooperation Agreement, dated April 1, 2007, among Honggang Yu, Jichun Li, Shenyang Vantone Yuan Trading Co., Ltd. and Shenyang Vantone Healthcare Products Manufacturing Co., Ltd.

These three agreements (the “Entrusted Management Agreements”) were terminated in connection with the entering into of the Transfer Agreements.  The Entrusted Management Agreements stipulated that Vantone Manufacturing will enjoy all of the profits and bear all of the losses arising from the business of Vantone Yuan during Vantone Manufacturing’s management period.  Pursuant to the terms of the Transfer Agreements, Vantone Yuan Trading is now 100% wholly owned by Vantone Manufacturing. As a result of such direct ownership, the Entrusted Management Agreements are no longer necessary.

Kangping Vantone Trading Co., Ltd. (“Kangping Vantone”) was incorporated under the law of the PRC. Vantone Yuan owns 100% of the shares of Kangping Vantone.

Liaoning Vantone Insurance Agent Co., Ltd. (“Vantone Insurance”) was incorporated under the law of the PRC. Vantone Yuan owns 88% of the shares of Vantone Insurance. The other 12% is owned by Mr. Jichun Li, our director.

Corporate Structure

The following chart reflects our organizational structure for our active subsidiaries as of the date of this prospectus.

Contractual Arrangements

Until October 2011, our relationships with Vantone Yuan and its shareholders were governed by a series of contractual arrangements. Under PRC laws, each of Vantone Yuan and Vantone Manufacturing is an independent legal person and neither of them is exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between Vantone Yuan and Vantone Manufacturing, Vantone Yuan was not required to transfer any funds generated from its operations to Vantone Manufacturing.

Effective as of April 1, 2007, Vantone Manufacturing entered into three agreements with Vantone Yuan and/or the shareholders of Vantone Yuan:  the Entrusted Management Agreement, the Proxy Agreement, and the Purchase Option and Cooperation Agreement.  Summaries of the agreements follow:

Proxy Agreement: the shareholders of Vantone Yuan assigned to Vantone Manufacturing their voting rights and all other shareholders rights, including the right to attend and vote such shares at any shareholder’s meeting of the Company (or by written consent in lieu of a meeting) without any limitations. The effective term of this agreement shall be ten years and may be extended by the written agreement among the parties upon the expiration of this agreement.

Entrusted Management Agreement: the shareholders of Vantone Yuan entrusted Vantone Manufacturing to manage all assets and debts of Vantone Yuan. The term of this Entrusted Management Agreement shall be from April 1, 2007 to the earlier of the following:

1)	March 31, 2017, or

2)	the winding up of Vantone Yuan, or

3)	the termination date of this Entrusted Management Agreement to be determined by the parties, or

4)	the date on which Vantone Manufacturing completes the acquisition of Vantone Yuan.

In exchange for the services of Vantone Manufacturing pursuant to this Entrusted Management Agreement, Vantone Yuan and its shareholders shall pay an entrusted management fee to Vantone Manufacturing. The entrusted management fee shall equal Vantone Yuan’s net profits, being the monthly revenues after deduction of operating costs, expenses, and taxes. If the net profit is zero, Vantone Yuan is not required to pay the entrusted management fee; if Vantone Yuan sustains losses, all such losses will be carried over to next month and deducted from next month's entrusted management fee.  Vantone Manufacturing and Vantone Yuan shall calculate, and Vantone Yuan and its shareholders shall pay, the monthly entrusted management fee at the conclusion of each month.

In addition, Vantone Manufacturing shall assume all operation risks arising out of the operations of Vantone Yuan and bear all losses of Vantone Yuan. If Vantone Yuan does not have sufficient funds to repay its debts, Vantone Manufacturing is responsible for paying these debts on behalf of Vantone Yuan. If Vantone Yuan's net assets are lower than its registered capital, Vantone Manufacturing is responsible for funding the deficit.

Purchase Option and Cooperation Agreement:  In this agreement, the  shareholders of Vantone Yuan granted to  Vantone Manufacturing the exclusive option to acquire, at any time upon satisfaction of the requirements under the PRC law, the entire or a portion of all shareholders’ shares of equity or/assets owned by Vantone Yuan.

By reason of these three agreements, Vantone Manufacturing is considered to be the primary beneficiary of Vantone Yuan and its subsidiaries. Vantone Yuan and its subsidiaries are considered to be the variable interest entities of Vantone Manufacturing. Since Vantone is the 100% equity owner of Vantone Manufacturing,   Vantone Manufacturing and Vantone Manufacturing’s variable interest entities shall be required to be consolidated into the Company’s financial statements in accordance with accounting principles generally accepted in the United States.

On October 18, 2011 the three Entrusted Management Agreements were terminated in connection with the entering into of the Transfer Agreements.   Pursuant to the terms of the Transfer Agreements, Vantone Yuan Trading is now 100% wholly owned by Vantone Manufacturing. As a result of such direct ownership, the Entrusted Management Agreements are no longer necessary

BUSINESS

Company Overview

We operate as a diversified company in China, headquartered in Shenyang City. Our business consists of three primary segments: (i) production and sales of water purification products, (ii) insurance agency service and (iii) small financing loans service. We also sell daily commodities, including health food, cosmetic skincare and women care products.  In 2010, we also sold electronic products.

From April 2007 to April 2010 we developed a sales network across China for all of our businesses, excluding our small loan business which was set up in September 2010.  During that time we established approximately 400 franchise stores, as well as branch offices in the Jilin and Heilongjiang Provinces. Through our sales network, we distributed approximately 70 different products, ranging from daily commodities such as health food and products, cosmetics and skincare products, vitamins, water filters, bamboo fiber products, jade mattresses with regulated temperature control, appliances, kitchenware, to insurance products.

In April 2010, we closed our 400 franchise stores and began to primarily operate our business through our website Vantone Online. During that time we encouraged customers to open franchises with us. All members who registered as VIP members on Vantone Online could apply to open a merchandise franchise, and the members who meet insurance agent qualifications could also apply to open up an insurance franchise. We not only provided small loans for members to support their businesses, but also provided online order services and online payment services on Vantone Online. The members who opened a merchandise or insurance franchise with us received professional training and instructions before they could operate the franchises themselves. For the fiscal year ended March 31, 2011, we also allowed members to publicize their franchises on our website. Simultaneously, we decided to significantly change our business model to accommodate online orders and e-payment.  All of these franchise stores have been closed.

In April 2011, in order to increase our sales volume, and satisfy our customers’ demands, we made the decision to open physical store locations in China. In April 2011, we retained a strategy company to design our VI logo, create a market analysis report, and conduct strategic development of our franchised stores.  Currently, we have stopped selling our products through our Vantone Online website and stopped online member registration. Customers are now only able to make orders and purchase our products at our physical store locations, where they can also view samples of our products. Until October 30, 2011, we have set up 18 physical stores in the Liaoning province. Today our website is used for advertising our products and to provide information for our customers and our physical store locations.

We believe that by establishing physical store locations we will be able to significantly increase the sales of our products in our three business segments.  At our store locations customers will be able to view our products and be able to speak to our sales representatives about our products.  Our sales representatives will also be able to introduce customers to our other products in our other business segments that they may not have known about prior to visiting our store locations.   We believe that this cross-introduction of products to customers will increase our overall sales.  In 2012 we intend to continue our strategy of opening up physical store locations in China.

In order to increase the number of customers that visit our physical stores, we intend to provide convenient services in the future, such as credit card payment services, telephone and cell phone prepaid services, travel agency services, traffic penalty payment services, water and electric bill payment services and IC card prepaid services. We plan to start such convenient services in the near future.

Our Industry and Market

Water purifying equipment industry

In recent years, there has been public concern for environmental protection and water hygiene, and consumer capacity for water purifying equipment continues to rise. The water purifying equipment industry in China is growing rapidly and the volume of production is increasing year by year. In 2009, the production volume of water purifiers in China reached more than 20 million units. Concurrently, the sales were approximately RMB 30 billion, or approximately $4.7 billion, in 2009 (http://www.cu-market.com.cn/hgjj/2010-11-16/10520568.html). We believe that with increased usage of water appliances in the household, the need for water purifiers is rising.

Furthermore, survey data from the Water Purifying Industry Committee (http://www.cu-market.com.cn/hgjj/2010-11-16/10520568.html) provides that less than 15% of the households in Beijing, Shanghai, and Guangzhou, the largest three cities in China, own water purifiers. The ownership rate in small and medium-sized cities is below 5% and rural market ownership of water purification systems is nominal, illustrating that the water purifier market has great potential.

Insurance industry

According to insurance operating data in China released by the China Insurance Regulatory Commission, CIRC, during the period from January 2011 to July 2011, insurance premium income was approximately RMB 906 billion, or approximately $142 billion, an increase of approximately 0.22% compared to the same period in 2010, where the insurance premium income was approximately RMB 904 billion, or approximately $142 billion.  The casualty insurance premium income was approximately RMB 273 billion, or approximately $43 billion, an increase of approximately 17% compared to the same period in 2010, where the insurance premium income was approximately RMB 234 billion, or approximately $37 billion, and the life insurance premium income was approximately RMB 633 billion, or approximately $99.5 billion, a decrease of approximately 6% compared to the same period in 2010, where the life insurance premium income was approximately RMB 670 billion, or approximately $105 billion.

According to the Opinions Concerning the Reform and Improvement of Insurance Salesman Management System (No. 84 of 201) issued by the CIRC on September 20, 2010 (http://www.circ.gov.cn/tabid/106/InfoID/143917/frtid/3871/Default.aspx), the Chinese government encourages insurance agencies to form a solid insurance marketing team, increase the investment in education and training for salesman, and improve the overall quality of insurance sales market (http://www.gov.cn/gzdt/2010-10/22/content_1727925.htm).Insurance agency companies are encouraged to improve the income and benefits for individual salesmen, train the sales team and promote the development of the insurance marketing team. Insurance companies and insurance agency companies are also encouraged to actively explore new insurance marketing models and marketing channels in order to realize the specialization and professionalization of insurance sales system. The government encourages the cooperation between insurance companies and insurance agencies to establish a stable exclusive agency relationship and a sales outsourcing model. We believe that with the rapid development of the Chinese economy and the encouragement from the government, the Chinese insurance market has great potential.

According to the statistics prepared by the Insurance Association of China (http://www.iachina.cn/09/03/content/0018_news.html), by the end of 2010, there were 2,550 professional insurance intermediary companies with insurance brokers in China. The insurance industries sales teams have reached more than 3.3 million people.

Small loan industry

The small loan industry in China is an emerging market, which is different from Chinese traditional banking lending.  The small loan business features flexible operations, quick and simple loan procedures, and allows for unsecured loans.

In China, a small loan company is incorporated under the relevant provisions of Guidance on the Small Loan Company Pilot of the China Banking Regulatory Commission and the People's Bank of China (No.23, 2008 of China Banking Regulatory Commission).  A small loan company is a private financial institution and a useful complement to traditional bank lending.  A non-financial institution can operate a small loans business without taking deposits from the public.

We believe that the small loan business has an incomparable advantage over the traditional Chinese banking and financing business. This industry is recognized by the features of flexible, convenient and quick operations and is highly supported and encouraged by the government. Because the speed of China’s economic growth has slowed down and inflation is rising, the Chinese government has raised the deposit interest and the deposit reserve rate in order to tighten the country’s monetary policy. This practice has provided an opportunity for small loan business companies, especially in their active supporting roles in the promotion of the “agriculture, farmer and village” policy and satisfying the capital requirements for small and medium-size enterprises and individual businesses.  The Chinese government does impose limits on loans relating to agriculture. Such a borrower is not allowed to apply for a loan over 5% of the registered capital of the small loan financing company.

Our Products and Services

Water Purifiers

For our water purification business, we conduct research and development, assemble, and sell water purification products (we outsource the production of water purifier parts to other non-related factories). For our fiscal year ended March 31, 2011 and March 31, 2010 our research and development expenses were $0 and $0, respectively.  In April 2011, we became eligible to sell water purification equipment in company owned stores or through our Vantone Online system. In March 2011, our UF Water Filter patent was issued by the Chinese government.  We also have one patent application currently pending with the Chinese authorities.  Currently, we only sell our water purifiers at our physical store locations.

Our current water purification products include Standard Direct Drinking Type, Miniature Standard Direct Drinking Type, Desktop Direct Drinking Type, Luxurious B-5 Band Hanging Direct Drinking Type, Luxurious B-6 Band Hanging Direct Drinking Type, Vantone high efficiency filtration water purifier and NM water glass, etc. With our established online distribution networks, we expect we will expand our market shares steadily.

We believe that our Vantone ultra filtration water purifying equipment, with double temperature adjustment function, can promote national health and psycho-thermal safety standards for drinking water.  The equipment has a “double prevention dry heating design” with heating capacity and has what we believe to be a beautiful appearance. Our other series of products include miniature, desk-top, and standard direct drinking water purifying equipment.  These devices adopt modern filtration technology – the hollow fiber ultra-filtration technology.  They can perform concentration and the self-acting separation of water’s larger molecule or colloid substances, and intercept bacteria, thereby removing a variety of harmful substances and purifying the water to make it drinkable.  They also include our innovative backwash device.

Our Luxurious B-5/6 Band Hanging Direct Drinking Type, one of the latest products in water purification equipment, can filter harmful substances and bacteria and release the necessary calcium ion with minerals for the human body to absorb.  It can increase the cell vitality, accelerate the blood circulation, and purify the ordinary tap water into the oxygen-enriched water.

We intend, although no assurance can be given, to open or franchise approximately 110 company owned stores in Liaoning province, China by the end of 2011. Currently we have eighteen physical stores in Liaoning province, China.  We also intend to open or franchise more company owned stores nationwide.

Our water purifying equipment business is expected to be our major revenue driver, while our insurance and small financing loan businesses will complement our water purification and daily commodities business. For the fiscal year ended March 31, 2011, our water purifying equipment series products and water cups constituted approximately 22% of our total revenues.  For the fiscal year ended March 31, 2012, we expect our water purification and daily commodities sales, insurance agency service, and small financing business to generate approximately 70%, 10%, and 20%, respectively, of our annual revenues.

Insurance

As an insurance agent, we primarily represent a variety of insurance products, including home, property, life, health and auto insurance, for insurance companies located in China. For the fiscal year ended March 31, 2011, we primarily sold our insurance products through our Vantone Online system. Currently, we sell our insurance products through our insurance agents in our physical locations.  Our revenue from this segment is derived from commissions upon insurance products sales.  As of June 2011, we had more than 700 registered online members, who have become our insurance agents.

Currently, our collaborating insurance companies in China are Generali China Life Insurance Company Ltd., Liaoning Province Branch, Ping’An Insurance (Group) Company of China, Ltd. Shenyang Center (“Ping’An”), AnBang Property Insurance Company Ltd. Liaoning Branch and Heng’An Standard Life Co., Ltd. Liaoning Branch (“Heng’An”). We have collaboration agreements in place with these insurance companies. The terms of the agreements vary based on different practices of the collaborating insurance companies. Usually, the agreements provide for terms of one to three years pursuant to which we can sell the insurance products as their insurance agents. We will receive percentage commissions based on the different insurance products and how long the customers buy for. We may receive a month-end bonus from the collaborating insurance companies based on the total amount we sold in the prior month.

Heng’An’s products consist of Heng’An Standard Steady Life Endowment Insurance A, Heng’An Standard “Tian Tian Xiang Shang” of  University Education Cumulative Type Participating Insurance C, Heng’An Standard “Nian Nian Ji Xiang” Accident Insurance B, Heng’An Standard “Jin Fu Lai” Annuity Insurance, Heng’An Standard “Zhen Ai Xiang Sui” (Participating Type) A, ”Xing Kui You Ni” Lifelong Major Disease Insurance B, “Huan Xiao Man Tang” Endowment Insurance B, Heng’ An Standard Additional Premium Immunity Term Life Insurance, Heng’An Standard Additional Parenting Annuity Insurance A, Heng’An Standard Additional Accident Insurance, Heng’An Standard Additional Junior high school Education Annuity Insurance (Participating Type), Additional Pre-payment Critical Illness Insurance H, Additional Children Accident Injury Insurance, Additional “Jiang Kang Shi Fu” Long Term Medical Insurance, and Additional Hospitalization Allowances Medical Insurance.

Ping’An sells Enterprise Property Insurance, Transportation Insurance, Fabrication work risks, Liability, Insurance  Car   Insurance, Compulsory Automobile Insurance, Accident and Health Insurance, Individual Property Insurance, and Leisurely Travel Ping’An Insurance.

Our insurance agents are required to be licensed and qualified to engage in the insurance industry in China. Currently, we are restricted to conducting our insurance sales business in the Liaoning province of China only. We are not currently authorized to conduct our insurance sales business outside the Liaoning province.   To conduct our insurance sales business outside of the Liaoning province we need to have registered capital of RMB 20,000,000, or approximately $3.1 million. We currently have RMB 5 million, or approximately $786,000, in registered capital and have applied to the local Chinese regulatory authorities to obtain the permits necessary to conduct insurance sales inside of the Liaoning province.

Small Loans Business

We provide three types of loans to our customers: credit loans, mortgage loans and pledge loans. We target our members of online stores and small and medium-sized enterprises to provide the loans. The majority of the clients of credit loans are members of Vantone online, who are 25 to 55 years old, with good credit standings. By the end of September 2011, 80% of the clients of our mortgaged or pledged loans were members of Vantone, and 20% of our loan clients were Vantone physical stores and individuals. As to mortgaged or pledged loans, the borrower mortgages (pledge) or provides guarantees over its or the third party’s personal property, real estate or rights to get a small loan from us. Generally, as to property and real estate with strong liquidity, as determined by our risk defense department,, we may provide a loan for as much as 50% of the assets assessed value; as to the different liquidities of treasury bonds, deposit receipts, bank notes and stock, we provide as much as between 60% and 90% of the assessed value. All of the borrowers are required by us to submit an application and are subject to our approval. By the end of September 2011, the term of the loans that we provided to individuals borrowers was less than six months, and five years at 10 of our physical stores. Currently, we conduct our small loan business from our physical store locations.

Vantone Small Financing can solve members’ startup capital shortage by providing small financings to our online start-up business members, or provide them with the capital necessary to open a Vantone Brand franchise to distribute and display the products of our company. As a result, we believe that more members will join our Vantone Online, and more Vantone Brand franchised stores (either online or physical) will be opened.

Vantone Small Financing is also intended to provide capital support for third parties who wish to establish insurance franchises.  We believe that this will improve the Company’s insurance agency business by allowing us to recruit more insurance agents to join us as our members, and expand the franchised channel in the insurance market.

At the end of September 2011 we only provide small financing loans to individual customers and Vantone physical stores. We also plan to provide small financing service to corporate entities starting in 2012.    Our loans are not secured by the products that are sold to customers, but are secured by other collateral of the applicants, such as United States public company common stock. In the future we may also accept the applicant’s real properties, personal properties, bank funds, and/or future income as collateral.  For the fiscal year ended March 31, 2011, loan collateral consisted of United States public company common stock, including Vantone’s common stock. In an event of default, we have the right to sell the collateral to pay any outstanding principal and interest on the loan.  Due to a reduction in the stock price of the US public company stock that secures our loans, our loans may currently be under-collateralized.  As of December 7, 2011, we have four borrowers that have defaulted on loans made by the Company.  The aggregate principal amount of the loans was for RMB 6.7 million, or approximately $1 million, and the loans were made in October 2010.  We are currently in negotiations with these borrowers.

We now only provide loans to borrowers who intend to establish company physical stores. After the company physical stores of the borrowers have been set up, we will require the borrowers to use their business operation rights and related assets as additional collateral to cover the full amount of the loans.  Furthermore, we request the borrower to purchase casualty insurance to secure those loans, which list us as primary beneficiary.  For individual and/or corporate applicants, most of the borrowers have been approved for loans between RMB 10,000 to RMB 500,000, or approximately $1,600 to $79,000. In addition, we will provide a variable loan limit to certain customers, allowing certain borrowers with good credit to have more than one loan currently outstanding (while each individual loan will range between RMB 10,000 to RMB 500,000, or approximately $1,600 to $79,000).

E-Commerce Online Products

Additionally, we sold daily commodities products on our Vantone website, including health care food and related products, skin-care and beauty products and feminine care products, etc. These sales accounted for approximately 55% of our total revenue for the year ended March 31, 2011. However, we have significantly reduced the sales of these daily commodities products since April 2011. Since April 2011, we stopped our consumer goods' sales, the reason being that we wanted to focus on setting up physical stores locations as our new marketing strategy. In the future, our marketing strategy will include the sale of consumer goods in our physical store locations.

Business Model and Process

We have combined the sales of water purifiers and daily commodities products, insurance service, and small business financing service into one sales platform –we conduct this sale platform at our franchised physical store locations.

Water purifier manufacturing business

Our water purification business includes, research and development of water purifiers under the Vantone Brand, assembly, distribution and delivery of the products, and after sales customer services and support. We have researched and developed a variety of water purifiers for household and corporate use.

We purchase the raw materials for the production of our water purifiers. The raw materials include the parts or units of the water purifier that we use for assembly. Our raw material quality control staff inspects these raw materials upon delivery.  Upon passing the quality inspection, our staff will sign-in and seal the parts in our warehouse where they are placed in storage. We also require suppliers to provide a product quality certificate by a national authoritative inspection agency. For unqualified raw materials, we will contact the suppliers for returns and exchanges.

We implement quality management control on our assembly production line. According to Health Permit Document of Domestic Health and Safety Products in relation to drinking water issued by the Ministry of Public Health of the People’s Republic of China that, by examination and verification, our WTRO-JY type water purifier and WT-UF type UF water purifier comply with the relevant regulations of “Supervision and Management of Drinking Water”. Our measurement of quality objectives and processes were analyzed through planning, process, performance, recognition, execution and supervision, in order to assemble products to meet the requirements of customers and regulators.

We have engaged a third-party logistics transport company for the delivery of the products ordered by our customers. We have entered into delivery service agreements with logistics companies. Our products are delivered by trucks through the logistics companies.

We have a strict after-sales customer service management system. The after-sales service department provides a customer hot line telephone service for our customers and performs return and exchange services, as well as process complaints from customers.

We provide a seven day return policy for our products which have quality issues, and a 12-month warranty. During the warranty period, if our products are out of order, we will provide repair service free of charge (excluding the consumable parts such as the filter in the water purifier), or we can exchange the product or provide a refund if the product cannot be repaired due to the quality issue. If the products are impaired due to lack of care or misuse by the customers, the customers will be liable for all the repair service charges.

Insurance agency business

We have entered into insurance agency contracts with various insurance companies in the Liaoning Province, China. The insurance companies are responsible for providing insurance products, pre-sale training of insurance products, sales consultation and after-sales service to our member agents. We are responsible for selling insurance products, recruiting and training insurance agents. Our revenue in this segment is mainly derived from the commissions of sales of insurance products.

Small loan business processes

Our small loan business is composed of sixteen steps, including

Pre-Lending (completed by our credit department):
•	marketing before the lending,
•	business acceptance,
•	survey before the lending,

During Lending (our risk control department is responsible for these items):
•	data acceptance,
•	data input,
•	material review,
•	phone check,
•	approving loans,
•	signing contract,
•	handling guarantee,
•	lending examination,
•	lending operation ,

Post Lending (our credit department and comprehensive administration department take charge of service after the lending).
•	file management,
•	the management after the lending,
•	service after the lending, and
•	loan collection.

We apply strict controls to make sure that there is no conflict of interest in performing the loan and financing services.  Our loan approval team must be separated from the guaranty team, while our lending examiner must be independent from our sales persons who reach out to the collaborating business partners.

E-Service

The E in our 3+E business model pertains to electronic customer data collection and management.  All of our physical stores will use the company online system to record customer information and make customer orders.  We intend to publish company business information, manage and serve our franchised physical stores on our website.

• Publishing of company business information.

The company will use our website to advertise our products, and publish company news and development information.

• Management and servicing for our franchised physical stores.

Our physical stores will use our website to make orders for our customers, stock management, and record customer information. The company also could use the company website to conduct research and examine orders that have been made by company franchised physical stores, and research and manage customer data that has been recorded by each franchised physical store.

Our Suppliers

The following table summarizes raw materials and products purchased from major suppliers:

	Purchased from	Number of	Percentage of
For The Fiscal Years Ended March 31,	Major Suppliers	Suppliers	Total Purchased
2011	$1,200,333	5	94.47%
2010	$1,204,129	3	43.05%

Following is a list of our top ten suppliers for our water purifier and daily commodities business for the fiscal year ended March 31, 2011:

Name of Suppliers	Products from Suppliers	Amount	Percentage
Beijing Times Meiye Technology Development Co., Ltd.	Magical treasures EGF gift pack	328,565	22.17%
Beijing Shuainihong Gene Technology Ltd.	Shuainihong gene system biology skincare products	273,659	18.47%
Yongkang Liancheng Trading Ltd.	Water cup series	229,215	15.47%
Wenzhou Jia Tai Latex Ltd.	Natural latex mattresses	210,976	14.24%
Qingdao Juntong Biotechnology Co., Ltd.	Qianzhu series marine biological diet therapy products	157,918	10.66%
Hangzhou Bolaite Electric Ltd.	Water purifier accessories	119,104	8.04%
Shenzhen Shanyue Technology Development Ltd.	Lotus brand silver ions soft cotton for sanitary towel	102,101	6.89%
Tianjin Dinghe Houseware Co., Ltd.	Natural latex mattresses	35,067	2.37%
Shenyang City, Shen He District, Xinzhenfa Electronics Trading Company.	Water purifier accessories	13,650	0.92%
Kunshan City Jingjiang Electronics Technology Co., Ltd.	Water purifier accessories	11,545	0.78%
Total		1,481,800	100.00%

Following are the suppliers for our insurance products sales for the fiscal year ended March 31, 2011:

Suppliers	Insurance Policies purchased from this supplier USD ($)	Percentage
Generali China Life Insurance Company Ltd., Liaoning Province Branch	10,781	31.4%
Ping An Insurance (Group) Company of China, Ltd. Shenyang Center	9,704	28.2%
New China Life Co., Ltd. Liaoning Branch	8,273	24.1%
Heng An Standard Life Co., Ltd. Liaoning Branch	5,563	16.3%
Total	34,321	100%

Our Customers

Our customers include both individuals and companies.  From April 1, 2010 to March 31, 2011, Shenyang City Heping District Jiuyan Health Care Store (store owner: Shouju Fei) and Dongfang Jixiang Store (store owner: Jinyang Yuan) were our top two customers purchasing 20.06% and 14.46% , respectively of our total sold products.

Marketing

Water purifier business

The current rate of use of water purifiers in mainland China is at a 1% level. We believe that there is a huge potential market in China.  The demand for water purifiers in China was approximately 30,000,000 sets per year. For the fiscal year ended March 31, 2011, we have sold approximately 2,500 sets of water purifiers.  Currently, we have stopped selling our water purifiers through our Vantone online website. Customers are now only able to make orders and purchase our water purifier products at our physical store locations, where they can view samples of our products. As of October 30 2011, we have set up 18 physical stores in the Liaoning province.   We plan to open up 1,000 physical stores locations nation wide, thereby increasing the sales of our water purifying products.

Insurance business

According to the statistics conducted by the Insurance Association of China, by the first half year of 2010, there were 1,856 insurance professional agency companies in China and approximately 156,000 companies involved in the insurance business. Insurance salesmen have reached more than 3,020,000 people. In order to better develop our service and management, we established Vantone Online on April 1, 2010 to operate all of our sales businesses including sales of water purifying equipment, small loan financing, “E-Commerce” merchandises, and insurance-related products on the internet platform.  In April 2011, we made the decision to open physical stores. We had more than 700 registered online members as our insurance agents and these on-line members have become to our insurance agents.   We no longer sell our insurance products through our Vantone online website. We considered that there are similarities between customers that purchase our water purifying products and customers that purchase our insurance products, therefore we have integrated the insurance target audience and the water purifying target audience. Customers are not only able to order and purchase our water purifying products but also are able to acquire the relevant information about our insurance products at our 18 physical stores locations.

Small loan financing

By the end of June 30, 2010, there were approximately 1,940 small loan financing companies in China.  The total registered cost is approximately RMB 124.249 billion and the amount of loan is approximately RMB124.48 billion (Source: China's small loan company peak BBS http://finance.ce.cn/rolling/201007/23/t20100723_15997795.shtml). Vantone Small Financing was incorporated on September 27, 2010. As of March 31, 2011, we lent the total principal amount in loans of RMB 46.20 million, or approximately $7.3 million, to our customers. We had a total of 1,234 customers. For the fiscal year ended March 31, 2011, we provided small financing loans to individual customers only. Commencing in April 2011, we intend to provide small financing service to individuals and corporate entities to better develop our business. As of October 30 2011 we have opened 18 franchising physical stores in Liaoning province.  At these locations customers can view and inquire about our small loan financing products.  The customer can also make payment for the products at out store locations.

Competition

Most of our competitors have greater financial resources and may be able to withstand sales or price decreases better than we can.  We also expect to continue to face competition from new market entrants.  We may be unable to continue to compete effectively with these existing or new competitors, which could have a material adverse effect on our financial condition and results of operations.

Water purifier industry. The water purifier industry is an emerging industry in China. Our main competitors are Midea Company, which has very high brand recognition and an advantage in the Chinese electrical appliances industry, and Qinyuan, a traditional water purifier manufacturer, which is an early participant in the water purifier industry in China. We believe that we need to increase our brand recognition in China to improve our sales and revenues.

Insurance agency industry. Due to limited scope of our insurance agency business, our main competitors in the insurance agency business are the insurance companies and insurance company agents engaging in the life insurance business in the Liaoning province.

Small Financing industry. The small loan industry is still in the pilot phase in China. We believe that the competition between small financing companies has not yet formed and we have a competitive advantage due to our “3+E” business model. Our 3+E business model is used on our vantone online website platform to operate and manage information of our entire customer base. We operate and manage all of our businesses in the same platform. Under this business model, all of our staff can share the information of our entire customer base on the Vantone online website.

Our Competitive Advantages

We believe we have the following competitive advantages:

Online data management and customer research model.  Through Vantone online, the company manages and services our franchised physical stores. Our physical store could use our website to make orders for our customers, proceed with stock management, and record customer information. The company also could use the company website to conduct research and examine orders that have been made by company franchised physical stores, and research and manage customer data that has been recorded by each franchised physical store.  Also, we intend to publish company business information. The company will use our website to advertise our products, and publish company news and development information on our website.

Advanced Technology. We have the core technology in water purifying products - the “backwash assembly” technology, which is a key component of our water purifier. We have designed, researched and developed this “backwash assembly” technology to adapt our water processing system and equipment products to different areas in various water conditions. With this technology, the useful life of our water purifying equipment is substantially prolonged. We consider this technology as our key technology as one of our competitive strengths in the current water purifier market in China.

Solid Customer Base. After years of development, we have established our loyal client networks nationwide and insurance-related products customer base in the Liaoning Province. When an individual insurance agent or agent company becomes one of our members, they bring to us their existing clients. Moreover, through the efforts of our small loan business which supports our members to open “Vantone” brand franchised physical stores, we expect to be able to aggressively increase our client base.

Experienced Management Team. Our key management team has decades of experience in the finance, banking, insurance and water-purifying industries. Our president, chief executive officer, chief financial officer and chairman, Mr. Honggang Yu, our Directors and Vice Presidents, Mr. Dongfeng Liu, Mr. Jutie Hua and Mr. Jichun Li, our senior executive managers, Mr. Xianzhi Liu and Ms. Hong Jia, all have very extensive working experience in the above industries. We are also recruiting needed staff and officers at various stages of our business development.

Intellectual Property

We own and utilize the trademarks, patents and domain names listed below. We continuously look to increase the number of our trademarks and potential design and utility model patents where necessary to protect valuable intellectual property. We regard our trademarks and other intellectual property as valuable assets and believe that they have significant value in the marketing of our products. We vigorously protect our trademarks against infringement, including through the use of cease and desist letters, administrative proceedings and lawsuits.

We rely on trademark, patent, copyright and trade secret protection, non-disclosure agreements and licensing arrangements to establish, protect and enforce intellectual property rights in our logos, trade names and in the design of our products. In particular, we believe that our future success will largely depend on our ability to maintain and protect the “VANTONE” trademark. Despite our efforts to safeguard and maintain our intellectual property rights, we cannot be certain that we will be successful in this regard. Furthermore, we cannot be certain that our trademarks, products and promotional materials or other intellectual property rights do not or will not violate the intellectual property rights of others, that our intellectual property would be upheld if challenged or that we would, in such an event, not be prevented from using our trademarks or other intellectual property rights. Such claims, if proven, could materially and adversely affect our business, financial condition and results of operations. In addition, although any such claims may ultimately prove to be without merit, the necessary management attention to and legal costs associated with litigation or other resolution of future claims concerning trademarks and other intellectual property rights could materially and adversely affect our business, financial condition and results of operations.

The laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as do the laws of the PRC. Although we continue to implement protective measures and intend to defend our intellectual property rights vigorously, these efforts may not be successful or the costs associated with protecting our rights in certain jurisdictions may be prohibitive. From time to time we may discover products in the marketplace that are counterfeit reproductions of our products or that otherwise infringe upon intellectual property rights held by us. Actions taken by us to establish and protect our trademarks and other intellectual property rights may not be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as violating trademarks and intellectual property rights. If we are unsuccessful in challenging a third party’s products on the basis of infringement of our intellectual property rights, continued sales of such products by that or any other third party could adversely impact the “VANTONE” brand, result in the shift of consumer preferences away from our products and generally have a material adverse effect on our business, financial condition and results of operations.

Trademarks

We have registered the following trademarks with the Trademark Office, State Administration for Industry and Commerce in the PRC:

No.	Registration No.	Trademark	Registrant	Item Category	Expiration Date
1	7158721	SEASIDE NATURAL	Vantone Manufacturing	Category No. 11: Apparatus for lighting, heating, steam generating, cooking, refrigerating, drying, ventilating, water supply and sanitary purposes.	October 20, 2020
2	5941954	VANTONE	Vantone Manufacturing
Category No. 30:  Coffee, tea, cocoa, sugar, rice, tapioca, sago, artificial coffee; flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder; salt, mustard; vinegar, sauces ( condiments); spices; ice.
					January 27, 2020
3	5941888	VANTONE	Vantone Manufacturing	Category No. 34: Tobacco; smokers’ articles; matches.	January 6, 2020
4	5941956	VANTONE	Vantone Manufacturing	Category No. 35: Advertising; business management; business administration; office functions	July 27, 2020

We plan to file for extension with the Trademark Office of the above trademark before the expiration date.

Patents

We have been granted the following patent by the State Intellectual Property Office, or SIPO, of PRC. We enjoy a ten year protection period starting from the patent application date.

Patent No.	Patent Name	Patent Owner	Application Date	Date of Grant	Type
ZL201020138272.5	UF Water Filter	Vantone Manufacturing	03/23/2010	01/26/2011	Utility model

We have another application for patent currently pending with the State Intellectual Property Office, or SIPO, of PRC:

Patent No.	Patent Name	Patent Owner	Application Date	Date of Grant	Type
N/A	Water Filter	Vantone Manufacturing	03/23/2010	-Pending	Utility Patent

Domain Names

Vantone owns the domain names of www.myvantone.com and http://vantoneint.com.

Properties

Our executive offices and production facilities are located at No.195 Zhongshan Road, Heping District, Shenyang, China. We rent the 16th, 17th and 18th floors of the building from the Shenyang government for a term of 40 years.  For the fiscal year ended March 31, 2011, we paid a total of $21,691 to Shenyang government as rental payment for these three floors. Our land lease expires on August 23, 2046. In June 2011, Vantone Insurance subleases of about 1,390 square meters on the 16th floor of the office building for RMB 695,000, or approximately $109,277, per year to an unrelated party, for two years from June 1, 2011 to May 30, 2013. In addition, Vantone Yuan subleases of about 530 square meters on the 17th floor for RMB 265,000, or approximately $41,667, annually from June 1, 2010 to May 30, 2013 and of about 655 square meters on the 17th floor for RMB294,750, or approximately $46,345, annually for two years from July 20, 2011 to July 19, 2013. These two floors space were recorded as our properties at cost and depreciation of properties were computed by using the straight-line method over the estimated useful lives before June 2011. According to the requirement for GAAP accounting treatment, the Company reclassified these lease floor spaces as investment property since June 2011.

In January 2011, Vantone Yuan entered into a Purchase Agreement (the “Agreement”) with Liaodong Island Real Estate Development Co., Ltd. (“Liaodong Island”) and Department of Land and Resources of Liaoning (“Land and Resource of Liaoning”) to acquire the ownership certificate of the building located at 28# KunShan West Road Apt A3, Shenyang City, China, which is near by the Northern Train station of Shenyang with approximately 1,800 square meters construction space (the “Building”). This Building was originally developed by Liaodong Island and Land and Resource of Liaoning. Vantone Yuan possesses the purchase amount payment invoice of purchasing the Building from Liaodong Island under the fully executed purchase agreement entered into between Vantone Yuan, Liaodong Island and Land and Resources of Liaoning. However, it was found that this Building was originally owned by Land and Resource of Liaoning after the completion of construction. According to the PRC regulations, Vantone Yuan must submit the application to Shenyang Real Estate Trading Center to transfer the ownership certification of this Building from Land and Resource of Liaoning to Vantone Yuan. Since Liaodong Island and Land and Resources of Liaoning failed to perform their respective contractual obligations under the above Agreement, the title of invoice was not issued in accordance with ownership of this Building, Vantone Yuan cannot acquire the ownership certificate of this Building. Despite the fact that Vantone Yuan actively negotiated with the relevant parties and signed the Purchase Agreement of this Building with Land and Resource of Liaoning in January 2011, Land and Resource of Liaoning has  not provide the invoice to Vantone Yuan.

Vantone Yuan has initiated a lawsuit against Land & Resource of Liaoning and Liaodong Island in the Huanggu District Court, Shenyang City, China on August 4, 2011, and has demanded the defendants to undertake all the legal fees and financial losses incurred under this lawsuit, totaling to RMB 38,183.6, or approximately $6,004. Additional information is disclosed in Note 18 of financial statement as of September 30, 2011.

We have also entered into the lease agreement with Shenyang Xinkang Plastic Co., Ltd. for a five-year lease starting from July 10, 2011. The leased property is located in the Kangping District.  We are leasing this property for our water purifier assembly operations.  The leased site is approximately 1,080 square meters and the annual production capacity of our water purifier assembly operations is approximately 30,000 units per year as compared to 15,000 units in our current assembly operation site that is located in No.195 Zhongshan Road, Heping District, Shenyang, China.  We plan to use this factory in December 2011.

We have signed the lease agreement with Pasadena financial center limited partnership for three years starting from October 22, 2009. The leased office is located at 35 North Lake Avenue, Pasadena, California, Pasadena financial Center. The leased site is approximately 1,252 square feet.

The following is a schedule of future minimum rental payments required under operating leases that had initial or remaining non-cancelable lease terms beyond September 30, 2011.

For The Fiscal Years Ending September 30,	Amount

2012	$46,911
2013	17,914
2014	12,080
2015	12,080
2016	9,060
Total minimum rental payments required	$98,045

The Company leases certain office spaces under operating lease agreements. The rental expenses under operating leases were $19,997 and $18,247 for the six months ended September 30, 2011 and 2010, respectively. We will be able to renew the other leases when they expire.

Our assets included buildings and facilities owned by us, transportation equipment, office equipment and other equipment, excluding our non-operating property. Our net value of property and equipment for the six months ended September 30, 2011 was $702,582. During the operational period, all facilities are in good working orders.

	Original Cost	Accumulated Depreciation	Total
Houses and Buildings (1)	$754,398	$136,912	$617,486
Vehicles	$206,186	$147,104	$59,082
Office Furniture and Equipments	$84,702	$65,691	$19,011
Software	$45,687	$38,684	$7,003
Total	$1,090,973	$388,391	$702,582

(1)
According to the requirement for GAAP accounting treatment, we reclassified partial of floor spaces by leasing to unrelated parties, totaling original value of $1,361,794, as investment property since June 2011. Additional information is disclosed in Note 9 of financial statement as of September 30, 2011.

Employees

As of October 30, 2011, we have a total of 51 full-time employees. The breakdown of our employees by department is:

General and Administration Department	10
Financial Department	11
Human Resource Department	8
Production Department	6
Marketing Department	12
Small Loan Financing Department	4

Our employees are not represented by any collective bargaining agreement and we believe we have never experienced a work stoppage. We believe we have good relations with our employees.

Legal Proceedings

On June 9, 2011, Vantone Small Financing filed a complaint in the Heping District Court of Shenyang City, China (the “Court”) against four individual borrowers, Shengli Liu, Yan Jing, Genshe Bai and Pengcheng Chen (collectively, the “Individual Defendant ”). We claim that the four Individual Defendants have breached their personal pledged loan agreements with Vantone Small Financing due to the non-repayment of the total principal of RMB 6.7 million, or approximately $1,053,459. In the complaint, Vantone Small Financing requests the Court to grant the following relief: 1) The four Individual Defendants must timely return the total principal with interest due from due dates to payment and; 2) the Court shall award Vantone Small Financing any and all costs in connection with the this lawsuit, including but not limited to the attorney fees.

On August 4, 2011, Vantone Yuan (“Plaintiff”) filed a complaint in the Huanggu District Court of Shenyang City, China (the “Court”) against Liaodong Island and Land and Resource of Liaoning (collectively, the “Defendants”).  Vantone Yuan claimed that the defendants breached the purchase agreement among Vantone Yuan and the Defendants because the Defendants failed to assist Vantone Yuan in obtaining the ownership title certification of the purchased property described in the purchase agreement, after Vantone Yuan performed its contractual obligations of full payment pursuant to the purchase agreement. In the complaint, we requested the following relief: 1) the Defendants must timely transfer the ownership certification of the property to Vantone Yuan; 2) the Court shall award damages to the plaintiff due to delay in transferring the ownership certification of the property to the Plaintiff, totaling to RMB 38,183.60, or approximately $6,004; and 3) the Court shall award the Plaintiff costs in connection with the action.

On September 1, 2011, the Heping District Court of Shenyang City, China  made the following ruling: 1) The four Individual Defendants must timely return the total principal with interests from due dates to payment date at rate of 1.62% per month, totaling to loans principal of total amount of RMB 6.7 million (or approximately $1,053,459) plus total interests; 2) The four Individual Defendants must pay the penalty interest from April 20, 2011 to September 1, 2011 at rate of 50% of 0.054% per day; 3) the Court shall award Vantone Small Financing any and all costs in connection with this lawsuit, including but not limited to the attorney fees, totaling to RMB 277,597 (or approximately $43,647).

On September 29, 2011, the Heping District Court of Shenyang City, China  sent an assistance notice to Chang’an Branch, Xi’an Land and Resources, in order to assist to close down the two parcels of 15.586 Mu (equate to 10,391 square meters) land use right Xi’an Hanxin Science and Technology Co. Ltd, located in Beida village East Town Chang’an County.

On November 14, 2011, the Huanggu District court of Shenyang City has made a judgment in favor of Vantone Yuan. The judgment decided that the Land and Resource of Liaoning should assist Vantone Yuan in completing the transfer of ownership certification of the property that is located at 28# KunShan West Road Apt A3, Shenyang City, China, within thirty days of the judgment. Liaodong Island was also ordered to pay a litigation fee of RMB 2,775, or approximately $436.

PRC GOVERNMENT REGULATIONS

Compliance with Financial Service Regulation Laws

In China, the “Administration on Insurance Salesman” is to regulate insurance agency’s access into insurance market, which defines the registered capital, business area, the branches setup of professional insurance agency. The “Insurance Salesman Management Regulation” is a major rule to regulate insurance salesman’s business activities, and it has made a clear provision for the qualification management of insurance salesmen, business activities and practices. The “Guidance on the Small Loan Company Pilot” is the main law to regulate small loan companies to operate according to the principle of market, which defines the upper and lower limit of the loan interest rate of small loan companies. We have been complying under the laws.

Compliance with Product Liability and Customer Protection Laws

In China, the “Product Quality Law” is the major law to regulate the field of product liability, which defines the liability and obligation both of producers and of sellers as well as relevant penalty provisions. The “Law on the Protection of Consumer Rights and Interests” is the main law to safeguard the rights and interests of consumers, which defines the obligations of business operators, the rights of consumers as well as relevant penalty provisions.

 “Law Against Unfair Competition” is the main law to regulate the field of market competition, which defines the unfair business activities that the business operator shall not engage in as well as relevant penalty provisions. We have been complying under the laws.

Compliance with Foreign Investment Laws

The “Measures for the Administration on Foreign Investment in Commercial Fields” is the main law in China to regulate foreign investment in business field in China, which defines the conditions and relevant approval procedures when the enterprises with foreign investment establish a foreign-funded commercial enterprise and open a store. We have been complying under the laws.

Compliance with Franchising, Anti-Monopoly and Fair Trading Laws

The “Regulation on the Administration of Commercial Franchises” is the major law to regulate the field of domestic franchise, which defines the conditions as well as the basic rights and obligations as a franchiser or franchisee, information disclosure, and the main necessary contents in a franchise contract, such as franchising fees, term for the franchise, etc.  The “Measures for the Administration of Fair Trading for Retailers and Suppliers” is the main law to regulate the unfair transaction between retailers and suppliers and the abuse of predominant status, which defines the retailer and supplier’s charge standard, payment, return conditions and behavior of hindering fair competition. The “Measures for the Administration on Sales Promotion Acts of Retailers” is the main law to regulate the sales promotion activities of retailers, which defines the safety of retailer promotions, the authenticity and comprehensiveness of advertisement propaganda’s content, the quality and price of promotion products, the return of goods, and the management of promotions, etc. The main provisions for foreign brands to access Chinese market include the “Catalogue for the Guidance of Foreign Investment Industries”, the “Measures for the Administration on Foreign Investment in Commercial Fields” and “Regulation on the Administration of Commercial Franchises”, etc. We have been complying under the laws.

Compliance with Environmental Regulations and Other Laws

We are subject to various national and local environmental laws and regulations in China, including those governing the use, discharge and disposal of hazardous substances and the discharge of waste water, exhaust fumes and solid waste in the ordinary course of our manufacturing process. The main pollutants generated by us are lead dust or particles and waste water which contain lead and sulfuric acid. During the operation of our production, we do not release any toxic element other than those that are permitted under the relevant laws and regulations.

We are also required by the laws and regulations governing health and safety at work in China to provide our employees exposed to lead dust or particles with protective clothing and accessories, such as gloves, goggles and masks. We also arrange all our employees engaging in the lead-related production process to receive medical checks at least once a year. The medical checks include measurement of blood lead level.

The manufacturing facilities in which we outsourced to independent manufacturer suppliers are subject to the PRC’s environmental laws and requirements.

The environmental estimate report has been issued by Shenyang environmental research institute to our new manufacturing factory which is located in kingpin county of Shenyang city.

Environmental Reports and other Licenses

According to certain environmental laws and regulations in China, the Department of Environmental Protection Administration under the State Council shall, in accordance with the national standards for environment quality and China’s economic and technological conditions, establish the national standards for the discharge of pollutants. The People’s Governments of Provinces, Autonomous Regions and Municipalities directly under the Central Government may establish their local standards for the discharge of pollutants for items not specified in the national standards. With regard to items already specified in the national standards, they may set local standards, which are more stringent than the national standards, and report the local ones to the Department of Environmental Protection Administration under the State Council for the record. Units that discharge pollutants in areas where the local standards for the discharge of pollutants have been established shall observe such local standards.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. China’s National Labor Law (effective January 1, 1995) and China’s National Labor Contract Law (effective January 1, 2008) permit workers in both state and private enterprises in China to bargain collectively. The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work. The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.

Patent Protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets.

The PRC is also a signatory to most of the world’s major intellectual property conventions, including:

•	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

•	Paris Convention for the Protection of Industrial Property (March 19, 1985);

•	Patent Cooperation Treaty (January 1, 1994); and

•	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2009 and 2010, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents—patents for inventions, utility models and designs. The Chinese patent system adopts the principle of first to file; therefore, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it cannot be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One broad exception to this rule, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. SIPO, however, has not granted any compulsory license to date. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. Patent holders who believe their patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. A preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one or more times the license fee under a contractual license. If there is no unlawful income so earned, the infringing party may be fined from RMB10,000 to RMB 1,000,000, or approximately US$1,000 to US$146,000.

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission. We currently do not hedge our exposure to fluctuations in currency exchange rates.

Mandatory Statutory Reserve and Dividend Distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year for its general reserves until the cumulative amount of such reserves reaches 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

MANAGEMENT

Directors and Executive Officers

The following individuals constitute our board of directors and executive officers as of the date of this prospectus. Our executive officers are appointed annually by our board of directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is appointed and qualified. Directors are elected annually by our stockholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Positions / Title	Director Since
Honggang Yu	46	Chief executive officer, chief financial officer, president and chairman of the board of directors	April 2008
Jichun Li	56	Vice president and director	May 2009
Dongfeng Liu	52	Vice president and director	November 2009
Tiehua Ju	56	Vice president and director	November 2009
Yanxiang Liu	47	Director	October 2010
Xiaoyun Chen	35	Director	October 2010
Shuxian Lan	58	Director	October 2010
Ke Xu	56	Director	October 2010
Wenyi Zhao	53	Director	October 2010
Riming Cui	47	Director	October 2010

The following sets forth biographical information regarding the Company’s directors, officers and key employee.

Mr. Honggang Yu, Age 46, President, Chief Executive Officer, Chief Financial Officer and Chairman

Mr. Yu has served as our president, chief executive officer, chief financial officer and chairman since April 2008. He founded Vantone Manufacturing in 2007, and has been served as chief executive officer and chairman in Vantone Manufacturing since then.  Mr. Yu also serves as chief executive officer and chairman of Vantone Yuan since 2007.  From 2000 to 2003, Mr. Yu was employed as a clerk by the Guangdong Development Bank.  From 1992 to 2000, Mr. Yu was employed as chief financial officer of Dong Yu Group. In 1985, Mr. Yu received a bachelor’s degree with a specialty in financial accounting from Northeastern University of Finance & Economics. We believe that Mr. Yu’s experience as a senior management and director of our subsidiaries and his education background qualify him to serve as a director of our company.

Mr. Jichun Li, Age 56, Vice President and Director

Mr. Li has served as our director since May 2009 and as our vice president since November 2009. He helped to found Vantone Yuan in 2007, and has served as its vice president of finance since that time.  Since 2008 he also serves as vice president of finance for Vantone Manufacturing.  From 1979 until he joined Vantone, Jichun Li served as Chief Financial Officer for four companies engaged in private enterprise in China, the last such appointment being with was Shenyang Di Jie Trading Investment & Development Co., Ltd.  In 1985, Mr. Li was awarded a degree from the Shenyang Television University, with a specialty in industrial accounting. We believe that his experience as a senior management and his specialty in financing and accounting qualify him to serve as a director of our company.

Mr. Dongfeng Liu, Age 52, Vice President and Director

Mr. Liu has served as our vice president and director since November 2009. He was serving as a senior management in various engineering-based enterprises. In 2006, Mr. Liu served as General Manager of Shenyang branch of Dalian Chu Ming Group. In 2005, he served as chairman assistant of Shenyang North Traffic Heavy Industry Group. From 1999 to 2005, Mr. Liu served as Vice-chairman & General Manager of Liaoning Tian Yuan Group. From 1993 to 1998, he served as Factory Manager of Shenyang Diamond Factory. From 1978 to 1992, Mr. Liu served as section chief in charge of personage labor of Shenyang Smelting Plant.  Mr. Liu earned a bachelor’s degree in educational management in 1995. We believe that Mr. Liu’s experience as a senior management qualifies him to serve as a director of our company.

Mr. Tiehua Ju, Age 56, Vice President and Director

Mr. Ju has served as our vice president and director since November 2009. He has 27 years of experience in engineering and management.  From 1998 to 2008, he worked as assistant president of Shenyang Dong Yu Group.  Previously he held engineering positions at Shenyang Cable Factory, Liaoning Fuxin Mining Administration, and the Baotou Steel Institute.  In 1982, Mr. Ju received a bachelor’s degree in metal pressure processing and in 2003 he earned a master’s degree in business administration from Northeastern University in China. We believe that Mr. Ju’s experience in management and his education background qualify him to serve as a director of our company.

Mr. Yanxiang Liu, Age 47, Independent Director, Chair of the Audit Committee and Member of the Compensation Committee

Mr. Liu has served as our director since October 2010. He is a certified public accountant and certified tax accountant in China. From 1994 to 1997, Mr. Liu served as the office director of Shenyang Accounting Firm in Shenyang Economy and Technology Development Zone where he was in charge of programs involving auditing and capital verification for companies in the zone. He graduated from Dongbei University of Finance & Economics in 1987. We believe that Mr. Liu’s experience in the financial industry and his education background qualify him to serve as a director of our company.

Ms. Xiaoyun Chen, Age 35, Independent Director and Member of the Audit Committee

Ms. Chen has served as our director since October 2010. She is currently an associate law professor and a master tutor at Law School of Shenyang Normal University. Ms. Chen is a member of the editing committee for “Chinese Journal of International Law” and a part-time lawyer of Liaoning Changfeng Law Firm. She holds a Doctor degree in Law from Dalian Maritime University. We believe that Ms. Chen’s academic background in law qualifies her to serve as a director of our company.

Mr. Riming Cui, Age 47, Independent Director and Chair of the Compensation Committee

Mr. Cui has served as our director since October 2010. He is currently a doctoral tutor and associate dean of the School of Economics in Liaoning University. He focuses on international trade, international market analysis and projection, operation and management of international companies. Mr. Cui is an expert in international economy and trade at the Economic Teaching Guidance Committee of the Chinese Ministry of Education. He is also a member or advisor of China International Trade Institute and a member of Shenyang People’s Political Consultative Conference. We believe that Mr. Cui’s academic background in international market and international trade qualifies him to serve as a director of our company.

Mr. Ke Xu, Age 56, Independent Director and Member of the Nomination Committee

Mr. Xu has served as our director since October 2010. He is a doctoral tutor, attending doctor and the director of the radiology department in the First Affiliated Hospital of China Medical University. Mr. Xu served as a representative of the People’s Congress of Liaoning Province. He is also affiliated with many professional organizations, including the Radiology Society of North America, Radiology Society of China, “Chinese Journal of Radiology” and Institute of Biomedical Imaging of China Medical University, etc. He holds a Doctor of clinical medicine in China Medical University. We believe that his academic background in the pharmaceutical industry can help us with the sales of water purifiers and therefore qualifies him to serve as a director of our company.

Mr. Wenyi Zhao, Age 53, Independent Director and Chair of the Nomination Committee

Mr. Zhao has served as our director since October 2010. He was serving as general manager of Market Management Department at the Liaoning Office of New China Life Insurance Co., Ltd. from 2006 to 2008. Mr. Zhao was previously a teacher at Liaoning Finance Vocational College from 1982 to 2001. He was also the vice principal of Liaoning Banking School from 1982 to 2001. He holds a bachelor’s degree in Finance from Liaoning Finance and Trade College. We believe that Mr. Zhao’s experience in marketing and his academic background in finance qualify him to serve as a director of our company.

Mr. Shuxian Lan, Age 58, Independent Director, Member of the Audit Committee

Mr. Lan has served as our director since October 2010. He has been a vice president at the Shenyang Yuehua Accounting Firm since 2002. From 1999 to 2001, he was the vice president of Shenyang Hualun Accounting Firm. From 1994 to 1998, he served as the office manager, head of audit department and head of consulting department of Shenyang Accounting Firm. Mr. Lan holds a bachelor degree in economic management from Shandong Leader University. He is a certified public accountant in China. We believe that Mr. Lan’s experience in the accounting firm and his education background in economic management qualify him to serve as a director of our company.

Board of Directors

Our board of directors consists of ten members, six of whom have been determined by us to be independent directors within the meaning of the independent director guidelines of the Nasdaq Rules.   The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as further required by Nasdaq rules, our Board of Directors has made an affirmative determination as to each independent director that no relationships exist which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.  Our directors hold office until our annual meeting of shareholders, where their successor will be duly elected and qualified, or until the directors’ death, resignation or removal, whichever is earlier. Our directors are not subject to a term of office and hold office until their resignation, death or incapacity or until their respective successors have been elected and qualified in accordance with our fourth amended and restated memorandum of association and articles of association. A director will be removed from office if, among other things, the director (1) becomes bankrupt, (2) dies or becomes of unsound mind, or (3) is absent from meetings of our board of directors for six consecutive months without leave and our board of directors resolves that the office is vacated. A director is not entitled to any special benefits upon termination of service with the company.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating/corporate governance committee, each of which operates pursuant to a charter adopted by our board of directors. The composition and functioning of all of our committees comply with all applicable requirements of Sarbanes-Oxley and the Commission’s rules and regulations. Each member of each of the committees is an independent director, as that term is defined NASDAQ Capital Market and/or NYSE Amex’s rules.

Audit Committee

Messrs. Yanxiang Liu, Shuxian Lan and Mrs. Xiaoyun Chen currently serve on the Audit Committee, which is chaired by Mr. Yanxiang Liu. Our board of directors has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Mr. Liu, who is an independent director, as an “audit committee financial expert,” as defined under the rules of the Commission. It is the responsibility of the audit committee to:

•	Assist the board in monitoring

o	the integrity of our financial reporting process, systems of internal controls and financial statements and reports of the Company,

o	the performance of our internal audit function, and

o	our compliance with legal and regulatory requirements relating to disclosure and financial reporting.

•	Be directly responsible for the appointment, compensation and oversight of our independent registered accounting firm engaged for the purpose of preparing or issuing an audit report or related work.

Corporate Governance / Nominating Committee

Messrs. Wenyi Zhao and Ke Xu currently serve on the corporate governance/nominating committee, which is chaired by Mr. Zhao. Our nominating and corporate governance committee has the responsibility to:

•	Develop and recommend to the board our corporate governance guidelines and oversee compliance therewith;

•	Assist the board in effecting board organization, membership and function including identifying qualified Board nominees;

•	Assist the board in effecting the organization, membership and function of board committees including the composition of the committees and recommending qualified candidates for the committees;

•	Evaluate and provide successor planning for the chief executive officer and other executive officers;

•
Develop criteria for board membership, such as independence, term limits, age limits and ability of former employees to serve on the board and the evaluation of candidates' qualifications for nomination to the board and its committees as well as removal there from; and

•	Prepare all reports required by the Securities and Exchange Commission to be included in our filings with the Commission.

Compensation Committee

Messrs. Riming Cui and Yanxiang Liu currently serve on the compensation committee, which is chaired by Mr. Cui. Each member of the compensation committee is a “nonemployee director” for purposes of Section 16 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee has the responsibility to:

•
Review and approve corporate goals and objectives relevant to the compensation of our chief executive officer, evaluate the chief executive officer’s performance in light of those goals and objectives, and either as a committee or together with the other independent directors, determine and approve the chief executive officer’s compensation level based on this evaluation.

•
Make recommendations to the board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans, oversee the activities of the individuals and committees responsible for administering these plans, and discharge any responsibilities imposed on the Committee by any of these plans.

•	Approve any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained and which is to be submitted for adoption by stockholders.

•
In consultation with management, oversee regulatory compliance with respect to compensation matters, including overseeing our policies on structuring compensation programs to preserve tax deductibility, and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

•	Make recommendations to the board with respect to any severance or similar termination payments proposed to be made to any current or former executive officer or member of senior management.

•	Prepare an annual report of the Compensation Committee on executive compensation for inclusion in our annual proxy statement in accordance with applicable Commission rules and regulations

Code of Ethics

On August 5, 2011, the Board of the Company adopted a Code of Business Conduct and Ethics (the “Code”) applicable to all directors, officers (including our Principal Executive Officer and Principal Financial Officer) and employees.  The Code complies with the definition of a “code of ethics” set forth in item 406(b) of Regulation S-K under the Securities Act of 1933.

Section 16 Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities.

To our knowledge, during the fiscal year ended March 31, 2011, based solely on a review of the copies of such reports furnished to us, all reports under Section 16(a) required to be filed by its officers and directors and greater than ten percent (10%) beneficial owners were timely filed except that:  Mr. Honggang Yu and Mr. Jichun Li filed a late Form 3 and our other directors and officers have not filed a Form 3. In addition, Mr. Honggang Yu has not filed a Form 4 for the changes of his beneficial ownership of the Company.

Family Relationships

There are no family relationships by and between or among the members of the Board or other executives. None of our directors and officers are currently directors or executive officers of any company that files reports with the SEC except as set forth in the Biographies section above.

Legal Proceedings Involving Officers and Directors

Unless otherwise indicated, to the knowledge of the Company after reasonable inquiry, no current director or executive officer of the Company during the past ten years, has (i) been convicted in a criminal proceeding (excluding traffic violations or other minor offenses), (ii) been a party to any judicial or administrative proceeding (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws, (iii) filed a petition under federal bankruptcy laws or any state insolvency laws or has had a receiver appointed for the person’s property or (iv) been subject to any judgment, decree or final order enjoining, suspending or otherwise limiting for more than 60 days, the person from engaging in any type of business practice , acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity or engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws, (v) been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated, (vi) been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated, (vii) been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (a) any Federal or State securities or commodities law or regulation, (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity, or (viii) been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

There are no material pending legal proceedings to which any of the individuals listed above is party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. There are no family relationships between directors and executive officers of the Company.

EXECUTIVE COMPENSATION

The following table reflects the compensation paid to our principal executive officers during each of our fiscal years ended March 31, 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Honggang Yu (1)	2011	0	$22,064	0	0	0	0	0	$22,064
President, CEO, CFO and Chairman	2010	0	$10,543	0	0	0	0	0	$10,543

Jichun Li (2)	2011	$11,020	0	0	0	0	0	0	$11,020
Vice President and Director	2010	$8,713	$9,691	0	0	0	0	0	$18,404

Dongfeng Liu (3)	2011	$11,010	$9,691	0	0	0	0	0	$20,701
Vice President and Director	2010	$8,104	$7,420	0	0	0	0	0	$15,524

Tiehua Ju (4)	2011	$11,010	$9,691	0	0	0	0	0	$20,701
Vice President and Director	2010	$6,886	$6,248	0	0	0	0	0	$13,134

(1)
Honggang Yu has served as the Company’s President, Chairman of the Board of Director, Chief Executive Officer and Chief Financial Officer since April 7, 2008.  Mr. Yu also served (and continues to serve) as Chairman and Chief Executive Officer of Vantone Manufacturing and Vantone Yuan during the fiscal years ended March 31, 2011 and 2010.  Mr. Yu’s compensation for the years ended March 31, 2011 and 2010 reflects his services as CEO and President of the Company and President of Vantone Manufacturing and Vantone Yuan, combined.

(2)
Jichun Li has served as the Company’s Director and Vice President since May 14, 2009.  Mr. Li also served (and continues to serve) as Vice President of the finance department of Vantone Yuan during the fiscal years ended March 31, 2011 and 2010.  Mr. Li’s compensation for the years ended March 31, 2011 and 2010 reflects his services as Vice President of the Company and the Vice President of the finance department of Vantone Yuan, combined.

(3)
Dongfeng Liu has served as the Company’s Vice President in charge of the marketing development department and our insurance agent department since November 27, 2009 and served as director of the Company since November 27, 2009.  Mr. Liu’s compensation for the years ended March 31, 2011 and 2010 reflects his services as Vice President of the Company during such time periods.

(4)
Tiehua Ju has served as the Company’s Vice President in charge of the intelligence and administration department and comprehensive management department since November 27, 2009 and has served as director of the Company since November 27, 2009.  Mr. Ju’s compensation for the years ended March 31, 2011 and 2010 reflects his services as Vice President of the Company during such time periods.

Outstanding Equity Awards at 2011 Fiscal Year End

None.

Employment Agreements

We have written employment agreements with our executive officers, which are in compliance with PRC labor law and regulations.  The employment term provided for our executive officers is for one year, and automatically renews unless earlier terminated. Commencing from April, 2011, we pay a monthly salary in the amount of USD 1,258 to each executive officer and each officer is entitled to a bonus based on their performance. The executive officers are also entitled to vacation days, social security and other benefits.

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

The Compensation Committee and, prior to its establishment, our board of directors determined the compensation to be paid to our executive officers based on our financial and operating performance and prospects,  and contributions made by the officers’ to our success.  Each of the named officers will be measured by a series of performance criteria by the board of directors, or the compensation committee on a yearly basis.  Such criteria will be set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance.

Our board of directors and Compensation Committee have not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. The Compensation Committee will make an independent evaluation of appropriate compensation to key employees, with input from management.  The Compensation Committee has oversight of executive compensation plans, policies and programs.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended March 31, 2011 by the members of our board of directors whose compensation is not included in the summary compensation table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Yanxiang Liu	$889 (RMB6,000)	0	0	0	$889 (RMB6,000)
Xiaoyun Chen	$741 (RMB5,000)	0	0	0	$741 (RMB5,000)
Shuxian Lan	$741 (RMB5,000)	0	0	0	$741 (RMB5,000)
Ke Xu	$593 (RMB4,000)	0	0	0	$593 (RMB4,000)
Wenyi Zhao	$741 (RMB5,000)	0	0	0	$741 (RMB5,000)
Riming Cui	$741 (RMB5,000)	0	0	0	$741 (RMB5,000)

Indemnifications and Limitations of Liability for Directors and Executive Officers

Under Section 145 of the General Corporation Law of the State of Nevada, we will indemnify our directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act. Our certificate of incorporation provides that, pursuant to Nevada law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. The provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Nevada law. In addition, the provision does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our Certificate of Incorporation provides for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear the expenses of such litigation for any of its directors, officers, employees, or agents, upon such person’s promise to repay us. Therefore, if it is ultimately determined that any such person shall not have been entitled to indemnification, this indemnification policy may result in substantial expenditures which will cause us unable to recover the cost.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as of the date hereof with respect to the beneficial ownership of our ordinary shares, the sole outstanding class of our voting securities, by (i) each shareholder known to be the beneficial owner of 5% or more of the outstanding ordinary shares of the Company, (ii) each executive officer and director, and (iii) all executive officers and directors as a group.

As of December 1, there are 30,001,000 shares of our common stock outstanding. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares,  subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

In computing the number of shares beneficially owned by a person and the percent ownership of that person, we include shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days from December 1. We do not, however, include these “issuable” shares in the outstanding shares when we compute the percent ownership of any other person.

Name and Address of Beneficial Owner(1)	Affiliation with the Company	Amount and Nature of Beneficial Ownership	Percentage of Class
Honggang Yu	President, CEO, CFO and Chairman	11,975,935	39.9%
Jichun Li	Vice president and director	957,880	3.2%
Dongfeng Liu	Vice president and director	150,000	0.5%
Tiehua Ju	Vice president and director	150,000	0.5%
Yanxiang Liu	Director	0	0
Xiaoyun Chen	Director	0	0
Shuxian Lan	Director	0	0
Ke Xu	Director	0	0
Wenyi Zhao	Director	0	0
Riming Cui	Director	0	0
All officers and directors (10 persons)		13,233,815	44.1%
_____________________________

(1)	Unless otherwise noted, the shareholder’s address is c/o No. 195, Zhongshan Road, Heping District, Shenyang, Liaoning Province, P.R. China.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advanced to Stockholders/ Officers

From time to time, since the inception of Vantone Manufacturing and Vantone Yuan, Honggang Yu has loaned money to those entities, or they have loaned money to Mr. Yu.  The loans do not bear interest and are payable on demand.  As of September 30, 2011, the total net amount owed by Honggang Yu to the Company as a result of these loans was $2,477,673.

Other than disclosed above, there is no other related party transaction.

DESCRIPTION OF SECURITIES

As of the date of this prospectus, our authorized capital stock currently consists of 100,000,000 shares of common stock, par value US$0.001 per share, of which there are 30,001,000 issued and outstanding shares of Common Stock. The following statements set forth the material terms of our capital stock; however, reference is made to the more detailed provisions of, and these statements are qualified in their entirety by reference to our Articles of Incorporation and Bylaws, copies of which are referenced as Exhibits herein, and the provisions of Nevada General Corporation Law. Except as set forth below, there are no provisions in our Articles of Incorporation or Bylaws that would delay, defer or prevent a change in our control.

Common Stock

Immediately prior to this offering, we had 30,001,000 shares of our common stock issued and outstanding. Except as otherwise required by applicable law and subject to the preferential rights of the any outstanding preferred stock, all voting rights are vested in and exercised by the holders of common stock with each share of Common Stock being entitled to one (1) vote. In the event of liquidation, holders of Common Stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of Common Stock have no cumulative voting rights. Holders of Common Stock have no preemptive or other rights to subscribe for shares. Holders of Common Stock are entitled to such dividends as may be declared by the Board out of funds legally available therefore.

Warrants

Immediately prior to this offering, there were no outstanding warrants to purchase our securities. However, we plan to issue warrants to the public investors, and the underwriter as partial compensation for underwriting services in connection with this offering.

Each warrant entitles the holder to purchase one share of our common stock at a price equal to $___________ (120% of the offering price of the units). The warrants will become exercisable six months after the closing of the offering and will expire five years after such closing date. We have the option to purchase the warrants after one year if our common stock trades at 180% of the offering price of the units for 20 consecutive days.  The common stock and warrant of each unit sold in the offering must be kept together for a period of one year, provided however, that the units may be separated at the discretion of the underwriter.  Upon the exercise of any public warrants, we are obligated to pay the underwriter, as soliciting broker of the warrants, a cash fee consisting of a cash payment equal to three percent (3%) of the total proceeds received from the exercise of the public warrants.

Upon the closing of this offering, we will issue to ICM Capital Markets Ltd. common stock purchase warrants covering a number of shares of our common stock equal to 10% of the total number of shares of units being sold in this offering, not including the Over-allotment Shares. The underwriter’s warrants will be non-exercisable for six (6) months after the date of the closing of this offering and will expire 5 years after such date. The underwriter’s warrants will be exercisable at a price equal to 120% of the public offering price and the Underwriter’s Warrants will not be redeemable. We are registering the underwriter’s warrants and the shares of common stock underlying such underwriter’s warrants hereunder in this offering.

The Underwriter’s Warrants may not be transferred, assigned, or hypothecated for a period of 6 months following the closing of this offering, except that they may be assigned, in whole or in part, to any successor, officer, manager or member of ICM Capital Markets Ltd. (or to officers, managers or members of any such successor or member) and to members of the underwriting syndicate or selling group. The Underwriter’s Warrants may be exercised as to all or a lesser number of underlying shares of common stock and will provide for cashless exercise and will for a period of 5 years after the closing of this offering contain provisions for one demand registration of the sale of the underlying shares of common stock at our expense, an additional demand registration at the warrant holders’ expense and unlimited “piggyback” registration rights for a period of 7 years following the closing of this offering at our expense.

Nevada Anti-Takeover Law and Charter and Bylaws Provisions

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute does not apply to our company.

Listing

We intend to apply for the listing of our common stock on the NASDAQ Capital Market and/or NYSE Amex under the symbol “VNTI”. There is no assurance that we will list our common stock on such exchanges.

SHARES ELIGIBLE FOR FUTURE SALE

Our shares of common stock are currently quoted for trading on the Pink OTC Markets, Inc. market under the symbol “VNTI.PK” and we intend to apply for the listing of our common stock on the NASDAQ Capital Market and/or NYSE Amex under the symbol “VNTI”. There currently is an extremely limited trading market for our common stock on the Pink OTC Markets, Inc. and there is no guarantee that the NASDAQ Capital Market and/or NYSE Amex, or any other national securities exchange or quotation system, will permit our shares to be listed and traded. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices. Upon completion of this offering, we will have outstanding an aggregate of ___________ shares of common stock, assuming no exercise of the Underwriters’ over-allotment option. The _________ shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

All other outstanding shares not sold in this offering will be deemed “restricted securities” as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, additional shares will be available for sale in the public market as follows (excluding ________ shares of common stock that may underlie the underwriter’s warrant).

Approximate Number of Shares Eligible for Future Sale	Date
______________ ______________
After the date of this prospectus, freely tradable shares sold in this offering, excluding the additional _____________ shares that the Underwriters have a 60-day option to purchase from us.

On __________, 2011, which is __________ months after the filing of a current report on Form 8-K reporting the closing of the share exchange transaction these shares may be sold under and subject to Rule 144. These shares include the shares that were issued in connection with the share exchange transaction and _________ shares held by the original stockholder prior to the share exchange, and excluding the shares held by certain stockholders subject to the lock-up agreements as described below.

______________
On __________, 20____, which is 18 months after the final closing date of the financing  transaction. On _______________, Honggang Yu, Jichun Li, Tiehua Ju, Dongfeng Liu and the former Vantone USA stockholders entered into lock-up agreements with us whereby they agreed that they will not, offer, pledge, sell or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock during the period beginning on and including the date of the final closing of the financing transaction for a period of 18 months..

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least nine months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about our company.

Sales under Rule 144 may also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Any substantial sale of common stock pursuant to any resale registration statement or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

We issued 29,901,000 shares of common stock to the pursuant to the share exchange that closed on May 14, 2009.  Additionally, there are 1,500 shares held by the original stockholder who received the shares prior to the share exchange.  These shares may not be sold pursuant to Rule 144 until April 1, 2011, which is 12 months after the filing of a current report on Form 8-K reporting the closing of the share exchange transaction.  Approximately, 4,388,016 of these shares are subject to the lock-up agreements and cannot be offered, pledged, sold or otherwise disposed of until November 5, 2011.

Lock-Up Agreements and Registration

Each of our executive officers and directors and any other holder of more than 5% of the outstanding shares of our common stock have agreed with the underwriter not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company, including the issuance of shares of our common stock upon the exercise of currently outstanding options approved by the underwriter, if any, without the prior written consent of the Underwriter, for a period of eighteen (18) months after the date of this prospectus.

We have been advised by the underwriters that they have no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. The Underwriters may, however, consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales. The release of any lock-up would be considered on a case-by-case basis. Factors that the Underwriters may consider in deciding whether to release shares from the lock-up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

UNDERWRITING

We have engaged the Underwriters to conduct this Offering on a “best efforts" basis. Because the Offering is on a “best efforts” basis, the Underwriters are not required to sell any specific number or dollar amount of Units and are not obligated to purchase any Unit if any such Unit is not sold to the public. We have agreed to indemnify our Underwriters against certain civil liabilities. None of our officers, directors or affiliates may purchase Units in this Offering. Unless sooner withdrawn or canceled by either us or the Underwriters, the Offering will continue until the earlier of (i) a date mutually acceptable to us and the Underwriters and (ii) ____________, 2011 (either the “Offering Termination Date”). This Offering is not subject to the sale of a minimum number of Units. To the extent that we sell significantly less than the total number of Units that we are offering through this prospectus, you may be one of only a small number of investors in this Offering and a substantial percentage of the Offering proceeds may be used to pay for the Offering expenses, and not for our general corporate purposes. Furthermore, because there is no minimum offering amount required as a condition to closing in this Offering, the actual public offering amount, Underwriters’ fee and net proceeds to us, if any, in this Offering are not presently determinable and may be substantially less than Offering amounts set forth in this prospectus. The Underwriters have the right to reject any order in whole or in part. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China. On the closing date, we will issue Units to the investors and Underwriters’ Warrants to the Underwriters to purchase up to ____________ Units in the aggregate (representing 10% of the total Units sold in the Offering). The Company and the Underwriters reserves the right to have multiple closings until the earlier of the total amount of Units have been sold and the Offering Termination Date.  For purposes of the Offering, references to “Closing Date” shall refer to the initial closing and any additional closings. Interested investors must pay in full for all Units such interested investor will purchase at the time of investment. Payment for the Units may be made by wire transfer to the relevant Underwriter no less than four (4) business days before the closing date.

Pursuant to that certain Underwriting Agreement by and between the Underwriters and us (the “Underwriting Agreement”) and the agreement amongst the Underwriters and such other underwriters as may participate in the Offering, the obligations of each Underwriter to solicit offers to purchase the Units and of interested investors solicited by each Underwriter to purchase the Units are subject to approval of certain legal matters by counsel to each Underwriter. The Underwriters’ ability to complete this “best efforts” transaction is dependent upon the existence of stable U.S. trading markets. As such, the Underwriters’ obligations under the Underwriting Agreement are also subject to various conditions which are customary in transactions of this type, including that, as of the closing of the Offering, there shall not have occurred (i) a suspension or material limitation in trading in securities or the publication of quotations on the NASDAQ Capital Market or AMEX; (ii) a general moratorium on commercial banking activities in the State of New York or China; (iii) the engagement by the United States or China in hostilities which have resulted in the declaration of a national emergency or war if any such event would have a material adverse effect, in the Underwriter’s reasonable judgment, as to make it impracticable or inadvisable to proceed with the solicitation of offers to consummate the Offering with respect to interested investors solicited by the Underwriters on the terms and conditions contemplated herein.

We have agreed to indemnify each Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments either Underwriter may be required to make in respect of those liabilities.

The Underwriter is offering the Units, subject to prior sale, when, as and if issued to and accepted by it, subject to conditions contained in the Underwriting Agreement, such as the receipt by the Underwriters of officers’ certificates and legal opinions. The Underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part in the event (i) our representations or warranties are incorrect or misleading or we fail to fulfill our agreements with the Underwriters; (ii) a material adverse change occurs affecting our business, management, property, assets, results of operations, condition or prospects; (iii) trading is suspended on any national securities exchange; (iv) war is declared; (v) a banking moratorium is declared in New York or the U.S.; or (vi) any laws, regulations, court or administrative order or other governmental or agency act causes the Underwriters to believe that our business or the U.S. securities markets will be materially adversely affected. The Underwriters’ discretion in this regard is broad.

The Underwriter intends to offer the Units to its retail customers only in states in which we are permitted to offer the Units. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities”. Securities listed on the NASDAQ Capital Market or AMEX are “covered securities.” If we were unable to meet the NASDAQ Capital Market’s or AMEX’s  listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the Offering in each state in which we planned to sell shares. Consequently, we will not complete this Offering unless we meet the NASDAQ Capital Market’s or AMEX’s listing requirements.

In connection with this Offering, each Underwriter or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this Offering.

Commissions and Discounts

The underwriter will initially offer the units to be sold in this offering directly to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of US$ _________ per unit. After the offering, the underwriter may change the offering price and other selling terms. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus.

The following table shows the public offering price, underwriting fees and expenses to be paid by us to the underwriters and the proceeds of the public offering, before expenses, to us.

	Per Unit	Aggregate Amount
Public offering price
Underwriting discount
Non-accountable expense allowance (1)
Proceeds before other expenses (2)

(1) The non-accountable expense allowance of 2% of the gross proceeds of the offering is payable with respect to the common stock sold upon exercise of the underwriters’ over-allotment option.

(2) We estimate that the total expense of this offering excluding the underwriters’ discount and the non-accountable expense allowance will be approximately $ _______. These expenses include, but are not limited to, SEC registration fees, Financial Industry Regulatory, Inc., or FINRA, filing fees, NASDAQ Capital Market and/or NYSE Amex filing fees, accounting fees and expenses, legal fees and expenses, printing and engraving expenses and transfer agent fees.

The distribution of our securities will end upon the underwriters’ cessation of selling efforts and stabilization activities.

Over-allotment Option

We have granted an option to the underwriter to purchase up to ________ additional units at the public offering price, less the underwriting discount of 9%. The underwriter may exercise this option for 60 days from the date of this prospectus solely to cover over-allotments. If this option is exercised in full, the total price to the public will be $__________ and the total proceeds to us will be $________. The underwriter has agreed that, to the extent the over-allotment option is exercised, they will purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the table above.

Underwriter’s Units

We have also agreed to issue to ICM Capital Markets Ltd. units (each unit consisting of one share of common stock and one warrant) equal to an aggregate of 10% of the units sold in the offering, not including the over-allotment shares. The underwriter’s warrant will have an exercise price equal to 120% of the offering price in connection with the offering. The warrants are exercisable for five (5) years from the issue date. The warrants are not redeemable by us, and allows for “cashless” exercise. The warrants may be exercised as to all or a lesser number of shares of common stock, will contain net exercise provisions and will contain provisions for one demand registration of the sale of the underlying shares of common stock at our expense, an additional demand registration at the warrant holders’ expense, and unlimited “piggyback” registration rights for a period of seven years after the closing of the offering at our expense.  The warrants shall further provide for: “weighted average” adjustment in the number and price of such warrants (and shares of common stock underlying such warrants) for a period of two (2) years from the closing of the offering for issuances of securities at less than the public offering price in the offering (subject to customary exceptions) and (ii) for the entire term of the warrants, further customary adjustments to prevent dilution in connection with events such as for stock splits, stock dividends, combinations of shares and recapitalizations of the company..

Pursuant to the rules of the FINRA (formerly the NASD), and in particular Rule 5110, the warrants (and underlying shares) issued to ICM Capital Markets Ltd. may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered; provided, however, that the warrants may be assigned, in whole or in part, to any successor, officer, manager or member of ICM Capital Markets, Ltd (or to officers, managers or members of any such successor or member), and to members of the underwriting syndicate or selling group, if applicable.

Other Terms

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Price Stabilization, Short Positions

Until the distribution of the common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•
Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed the maximum price specified in Regulation M, which generally requires, among other things, that no stabilizing bid shall be initiated at or increased to a price higher than the lower of the offering price or the highest independent bid for the security on the principal trading market for the security.

•
Over-allotment Sales. The underwriters may exercise the over-allotment option which involves sales by the underwriters of common stock in excess of the number of shares of common stock the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing our common stock in the open market.

•
Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representatives may engage in syndicate covering transactions by purchasing our securities in the open market.

•
Penalty Bids. The representatives may reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our common stock. These transactions may occur on the NYSE Amex or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of units offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey, in its capacity as counsel for the issuer.  Gersten Savage LLP, with address at 600 Lexington Ave., New York, NY 10022 is counsel for the Underwriters. [__________________] is acting as PRC counsel for the Issuer.

EXPERTS

The consolidated financial statements of Vantone and its subsidiaries as of March 31, 2011 and 2010 appearing in this prospectus and the registration statement have been audited by MS Group CPA LLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the units in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Vantone International Group, Inc. and Subsidiaries

We have audited the accompanying balance sheets of Vantone International Group, Inc. and Subsidiaries as of fiscal years ended March 31, 2011 and 2010, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended March 31, 2011. The management of Vantone International Group, Inc. and Subsidiaries is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vantone International Group, Inc. and Subsidiaries as of fiscal years ended March 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the two-year period ended March 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

MS Group CPA LLC
MS Group CPA LLC
Edison, New Jersey
June 29, 2011

Vantone International Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2011 and 2010

	As of March 31,
	2011	2010
Assets
Assets:
Current Assets
Cash and equivalents-non restricted	$2,885,312	$5,159,615
Cash - restricted	1,527.044	-
Accounts receivable, net of allowance
for doubtful amounts of $67,157 and $427,357, respectively	604,413	3,846,213
Insurance commissions receivable	10,761	3,659
Interests receivable	25,418	-
Loans receivable	7,053,111	-
Less: Unearned income	(16,378)	-
Allowance for loan losses	(70,531)	-
Total loans receivable, net	6,966,202	-
Advanced to suppliers	45,784	13,346
Inventories	521,739	140,952
Advanced to stockholders/officers, net	2,435,135	2,367,998
Prepayments and other current assets	265,605	240,405
Deferred income tax assets-current	207,765	123,101
Total Current Assets	15,495,178	11,895,289

Property and Equipment - Net	1,805,034	1,881,125
Non-Operating Property	1,238,549	1,188,237
Total Assets	18,538,761	14,964,651

Liabilities and Stockholders' Equity
Liabilities:
Current Liabilities
Loan payable	1,527,044	-
Accounts payable and accrued expenses	193,939	161,704
Insurance commissions payable	-	318
Customer deposits	4,831	723,737
Taxes payable	262,651	312,558
Deferred VIP membership revenue	248,387	-
Deferred network service revenue-current	4,203	-
Other current liabilities	236,716	205,294
Total Current Liabilities	2,477,771	1,403,611

Deferred Network Service Revenue-Noncurrent	26,270	-
Total Liabilities	2,504,041	1,403,611

Stockholders' Equity:
Vantone International Group Equity
Common stock - $0.001 par value, 100,000,000 shares
authorized, 30,001,000 and 29,901,000 shares
issued and outstanding, respectively	30,001	29,901
Additional paid-in capital	1,919,800	1,887,100
Deferred compensation	-	32,800
Reserve funds	865,816	724,764
Retained earnings	11,922,055	10,155,893
Accumulated other comprehensive income	1,242,641	660,840
Total Vantone International Group, Inc. Stockholders' Equity	15,980,313	13,491,298
Non-controlling Interest	54,407	69,742
Total Equity	16,034,720	13,561,040

Total Liabilities and Stockholders' Equity	$18,538,761	$14,964,651

See notes to consolidated financial statements.

Vantone International Group, Inc. and Subsidiaries
Consolidated Statements of Operations
For The Fiscal Years Ended March 31, 2011 and 2010

	For The Fiscal Years Ended March 31,
	2011	2010
Revenues
Products sold	$5,956,016	$10,975,106
Sales discount for products	(2,409,073)	-
Insurance service rendered	34,321	284,218
Franchise joining fees	-	2,197
VIP membership fees	771,530	-
Network service fees	3,078	-
Financing interests	272,055	-
Total Revenues, Net	4,627,927	11,261,521

Cost of Goods Sold
Products sold	1,082,233	3,208,454
Insurance service rendered	21,837	277,475
Franchise joining cost	-	120
VIP membership cost	42,101	-
Network service cost	168	-
Financing cost	15,074	-
Total Cost of Goods Sold	1,161,413	3,486,049

Gross Profit	3,466,514	7,775,472

Operating Expenses
Selling expenses	21,099	297,178
Losses on disposal of fixed assets	2,677	6,043
Bad debt (recoveries) expenses	(369,324)	427,164
Provision for loan losses	68,858	-
General and administrative expenses	1,284,155	1,350,694
Total Operating Expenses	1,007,465	2,081,079

Income From Operations	2,459,049	5,694,393

Other Income
Interest income, net	23,589	8,720
Other (expenses) income, net	(828)	106,481
Total Other Income	22,761	115,201

Income Before Taxes	2,481,810	5,809,594
Provision for Income Taxes	589,931	344,229
Income Before Noncontrolling Interest	1,891,879	5,465,365

Less: Net loss attributable to the noncontrolling interest	(15,335)	(17,019)

Net Income Attributable to Vantone International Group, Inc.	$1,907,214	$5,482,384

Net Income Per Common Share:
- Basic and Diluted	$0.06	$0.18

Weighted Common Shares Outstanding
- Basic and Diluted	29,986,278	29,901,000

See notes to consolidated financial statements.

Vantone International Group, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
For The Fiscal Years Ended March 31, 2011 and 2010

	For The Fiscal Years Ended March 31,
	2011	2010
Net Income Before Noncontrolling Interest	$1,891,879	$5,465,365
Other Comprehensive Income:
Foreign Currency Translation Adjustment	581,801	9,822
Total Comprehensive Income	$2,473,680	$5,475,187

See notes to consolidated financial statements.

Vantone International Group, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity
For The Fiscal Years Ended March 31, 2011 and 2010

	Vantone International Group, Inc. Stockholders' Equity

	Common Stock		Additional			Retained Earnings /	Other Comprehensive	Non
	No. of Shares	Amount	Paid-in Capital	Deferred Compensation	Reserve Fund	(Accumulated Deficit)	Income (Loss)	controlling Interest	Total

Balance as of March 31, 2009	29,901,000	$29,901	$1,882,091	$32,800	$630,710	$4,767,563	$651,018	$165,023	$8,159,106

Purchase Stock from Minority Stockholders	-	-	5,009	-	-	-	-	(78,262)	(73,253)
Reserve Fund	-	-	-	-	94,054	(94,054)	-	-	-
Net Income	-	-	-	-	-	5,482,384	-	(17,019)	5,465,365
Foreign Currency Translation Gain	-	-	-	-	-	-	9,822	-	9,822

Balance as of March 31, 2010	29,901,000	$29,901	$1,887,100	$32,800	$724,764	$10,155,893	$660,840	$69,742	$13,561,040

Company issued 100,000 common shares
in exchange for the Wilson Warrant	100,000	100	32,700	(32,800)	-	-	-	-	-
Reserve Fund	-	-	-	-	141,052	(141,052)	-	-	-
Net Income	-	-	-	-	-	1,907,214	-	(15,335)	1,891,879

Foreign Currency Translation Gain	-	-	-	-	-	-	581,801	-	581,801

Balance as of March 31, 2011	30,001,000	$30,001	$1,919,800	$-	$865,816	$11,922,055	$1,242,641	$54,407	$16,034,720

See notes to consolidated financial statements.

Vantone International Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For The Fiscal Years Ended March 31, 2011 and 2010

	For The Fiscal Years Ended March 31,
	2011	2010

Cash Flows From Operating Activities
Net Income	$1,907,214	$5,482,384
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities
Bad debt adjustment	(369,324)	427,164
Provision for loan losses	68,858	-
Depreciation	171,477	161,502
Net loss attributable to noncontrolling interest	(15,335)	(17,019)
Deferred income tax benefits	(77,568)	59,644
Losses on counting inventory	600	10,478
Losses on disposal of fixed assets	2,677	6,043
Changes in operating assets and liabilities:
Accounts receivable	3,629,280	(3,385,839)
Insurance commissions receivable	(6,665)	-
Interest receivable	(25,418)	-
Advanced to suppliers	(30,578)	(3,294)
Inventories	(360,193)	253,760
Prepayments and other current assets	(14,411)	241,051
Accounts payable and accrued expenses	24,357	6,383
Insurance commissions payable	(318)	-
Customer deposit	(719,102)	714,376
Taxes payable	(60,576)	227,166
Other current liabilities	21,806	191,931
Deferred VIP membership revenue	248,387	-
Deferred network service revenue	30,473	-
Net Cash Provided by Operating Activities	4,425,641	4,375,730

Cash Flows From Investing Activities
Cash-restricted	(1,527,044)	-
Net increase in loans receivable	(7,036,733)	-
Payment for purchase of property and equipment	(23,184)	(42,510)
Proceeds from related parties return loan	-	761,462
Payment to related parties	-	(613,201)
Net Cash (Used in) Provided by Investing Activities	(8,586,961)	105,751

Cash Flows From Financing Activities
Proceeds from loan payable	1,527,044	-
Payment for acquiring noncontrolling interest	-	(73,253)
Proceeds from stockholders/officers return of advances	-	137,227
Payment to stockholders/officers	-	(831,170)
Net Cash Provided by (Used in) Financing Activities	1,527,044	(767,196)

Net (Decrease) Increase in Cash and Equivalents	(2,634,276)	3,714,285
Effect of Exchange Rate Changes on Cash	359,973	3,919
Cash and Equivalents at Beginning of Period	5,159,615	1,441,411
Cash and Equivalents at End of Period	$2,885,312	$5,159,615

Supplemental Disclosures of Cash Flow Information:
Interest paid	$-	$-
Income taxes paid	$519,381	$218,450

Supplemental Schedule of Non-Cash Investing and Financing Activities:
Other receivable converted to stockholders/officers loan	$-	$(1,304,209)

See notes to consolidated financial statements.

Vantone International Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1.  Organization and Nature of Operations

a.	Current Condition

Effective on August 17, 2009, the name of the Company was changed from Senior Optician Service Inc. (“Senior Optician”) to “Vantone International Group, Inc.” (“Vantone International”)

On May 14, 2009, Senior Optician acquired all of the outstanding capital stock of Vantone USA Inc. (“Vantone USA”)

Upon completion of the Share Exchange, there were 29,901,000 shares of Vantone International common stock issued and outstanding. On May 24, 2010, the Company issued additional100, 000 common shares in exchange for the Wilson Warrant. As of result, the Company had 30,001,000 common shares issued and outstanding as of March 31, 2011. The recapitalizations are described in further detail in Note 13 to the accompanying consolidated financial statements.

Vantone USA was incorporated under the laws of Nevada on December 5, 2007. It is a holding company that has owned 100% of the equity in Shenyang Vantone Healthcare Products Manufacturing Co., Ltd. (“Vantone Manufacturing”) since July 14, 2008. Most of Vantone International’s activities are conducted through its wholly own subsidiary, Vantone Manufacturing, and Vantone Manufacturing’s variable interest entities in The People’s Republic of China (“PRC”).

Vantone International, Vantone USA, Vantone Small Financing, Vantone Manufacturing, and all of Vantone Manufacturing’s variable interest entities listed below will be called “the Company” in the accompanying consolidated financial statements.

Vantone Small Financing

On September 27, 2010, in an attempt to expand the Company’s business in China, Vantone International formed a joint venture with Vantone Yuan that focuses on providing micro financing service to the clients in China. The joint venture operates under the name “Shenyang Heping District Vantone Small Financing Co., Ltd. (“Vantone Small Financing”)”. Vantone Small Financing has registered capital in amount of $10 million. Pursuant to this joint venture agreement, Vantone International and Vantone Yuan are required to contribute $7.07 million $2.93 million within six months from the received date of operation certificate, in order to own 70.7% and 29.3% of the joint venture, respectively. On March 29 2011, the Vantone Small Financing had been approved to extend the contribution period from six months to two years by Bureau of Foreign Trade and Economic Cooperation of Heping District Shenyang City. The registered term of operations is 10 years from September 27, 2010 to September 26, 2020. As of March 31, 2011, the actual capital of $2.93 million (equivalent to RMB 19,550,425) was contributed by Vantone Yuan on October 12, 2010.

Vantone Manufacturing

Vantone Manufacturing is a foreign owned enterprise that was incorporated under the laws of LiaoNing Province in the PRC on January 9, 2007. Vantone Manufacturing was incorporated under the name “Shenyang Vantone Healthcare Food Co., Ltd.,” but adopted its current name on June 20, 2007. Its registered term of operations is fifteen years, from January 9, 2007 to January 8, 2022. Vantone Manufacturing and its KangPing branch engage in manufacturing, processing, and marketing of daily commodities, water purifying equipment, and kitchen and bath equipment. Up to March 2008, Vantone Manufacturing had outsourced all of its manufacturing activities to enterprises in the PRC that are dedicated to manufacturing products exclusively for Vantone Manufacturing.

Entrusted Management of Vantone Yuan

On April 1, 2007, Vantone Manufacturing signed three agreements (Entrusted Management Agreement, Proxy Agreement, and Purchase Option and Cooperation Agreement) with the shareholders of Shenyang Vantone Yuan Trading Co., Ltd. (“Vantone Yuan”).  Vantone Yuan is a private enterprise that was incorporated under the laws of LiaoNing Province.  It was incorporated under the name “Shenyang Tongbida Trading Co., Ltd.,” but adopted its current name on June 21, 2007.  The Entrusted Management Agreement stipulates that Vantone Manufacturing will enjoy all of the profits and bear all of the losses arising from the business of Vantone Yuan during Vantone Manufacturing’s management period. The effective terms of these agreements are ten years starting from April 1, 2007.  The terms may be extended by the written agreement among the parties upon the expiration of the agreement. By reason of the Entrusted Management Agreement and its ancillary agreements, Vantone Manufacturing is considered to be the primary beneficiary of the business of Vantone Yuan.  Therefore the financial statements of Vantone Yuan and its subsidiaries are required to be consolidated with the financial statements of Vantone Manufacturing, in accordance with accounting principles generally accepted in the United States (“US GAAP”).  See Note 15 for detailed information regarding the Entrusted Management Agreements.

Vantone Yuan engages in the distribution and sale of daily commodities, consumer electronics, home appliances, health and beauty products and equipment.  It also engages in the import/export of various merchandise and technologies through a self-conducted trade model or agency arrangement.

During the periods covered by these financial statements, Vantone Yuan also operated through the following subsidiaries:

Kang Ping Vantone Trading Co., Ltd (“Kang Ping”) and Kang Ping Vantone Yuan Trading Co., Ltd., (“Kang Ping Vantone Yuan”) which were incorporated under the laws of LiaoNing Province in the PRC on March 20, 2008 and December 23, 2008, respectively. Vantone Yuan owned 100% of the registered capital of both subsidiaries.  They each engaged in the distribution and sales of daily commodities, consumer electronics, home appliances, and also engaged in the import/export of various merchandise and technologies through a self-conducted trade model or agency arrangement in Kangping County of Shenyang District. Kang Ping Vantone Yuan filed a cancelation of registration of incorporation with KangPing County Industrial and Commercial Bureau in July 2009, effective on October 29, 2009.

Shenyang Vantone Liyuan Trading Co., Ltd. (“Liyuan”), in which Vantone Yuan had a 36.36% ownership interest from December 3, 2007 to April 24, 2008, and had a 100% ownership interest since April 24, 2008.  Because Vantone Yuan did not have majority control over Liyuan during the year ended March 31, 2008, Vantone Yuan recorded its investment in Liyuan by the equity method for the year ended March 31, 2008. However, since acquiring 100% ownership of Liyuan on April 24, 2008 (which was approved by the Industrial and Commercial Bureau in Shenyang PRC on April 30, 2008), Vantone Yuan has consolidated Liyuan’s financial results with its own.  Liyuan engaged in the distribution and sales of daily commodities, and also engaged in the import/export of various merchandise and technologies through a self-conducted trade model or agency arrangement. Liyuan filed a cancelation of registration of incorporation with Shenyang City Industrial and Commercial Bureau in August 2009, effective on October 23, 2009.

Liaoning Vantone Insurance Agent Co., Ltd. (“Vantone Insurance”), in which Vantone Yuan acquired a 78% ownership interest on November 16, 2007.  On June 8, 2009 Vantone Yuan purchased a 10% ownership interest from the other shareholder. Therefore Vantone Yuan has held an 88% ownership interest since this change. Vantone Insurance engages in the insurance agency business, mainly representing the insurance products of New China Life Insurance Co., Ltd. ZhongYi Life Insurance Co., Ltd and Heng An Life Insurance Corporation in the Shenyang District of the PRC.

b.	History of the Parent Company

Vantone International was initially incorporated on April 20, 1966 under the laws of the State of Minnesota as Polar Homes, Inc. The Company changed its corporate name to Polar Campers, Inc. in 1968. The Company was originally formed to "build, manufacture, sell, lease, own, buy and otherwise deal with in mobile homes, campers, trailers and any other equipment which from time to time be decided upon; to own and otherwise deal with in real estate, and to do all things necessary and proper to accomplish said purposes." The Company ceased all business operations during 1973 and disposed of all assets and liabilities.

In August 1991, in anticipation of a business combination with another entity, the Company changed its corporate name to Access Plus, Inc. This business combination was unsuccessful and was abandoned in January 1992 due to lack of regulatory approval. Concurrent with the abandonment of that proposed business combination, the Company changed its corporate name to Environmental Protection Corporation.

On August 15, 2000, the Company changed its corporate name to Senior Optician Service, Inc. The Company intended to enter the specialty eyewear products business and to focus its efforts on specialty eyewear sales and services for senior citizens who are either home or facility bound. Effective March 31, 2003, this business plan was suspended by management.

On August 31, 2007, the Company changed its corporate domicile from the State of Minnesota to the State of Nevada. The capital structure of the Company remained unchanged. The change of domicile was implemented by the formation of a new Nevada corporation named Senior Optician Service, Inc. which was formed on June 25, 2007. The Minnesota Senior Optician Service, Inc. was merged into and with the Nevada Senior Optician Service, Inc. The Minnesota Corporation disappeared August 31, 2007 following the completion of the merger.

On April 7, 2008, Mr. Honggang Yu purchased 5,175,000 shares of the Company’s common stock, representing 86.9% of the outstanding shares. The shares were purchased from Gregory M. Wilson and Kaniksu Financial Service, Inc.

2.  Basis of Presentation

a.	Fiscal Year

The Company’s fiscal year ended on March 31. The accompanying consolidated financial statements of operations and cash flows included activities for the fiscal years ended March 31, 2011 and 2010, respectively.

b.	Principle of Consolidation

The accompanying consolidated financial statements present the financial position, results of operations and cash flows of the Company and all entities in which the Company has a controlling voting interest. The consolidated financial statements also include the accounts of any variable interest entities in which the Company is considered to be the primary beneficiary and such entities are required to be consolidated in accordance with accounting principles generally accepted in the United States (“US GAAP”). These consolidated financial statements include the financial statements of Vantone International, Vantone USA, Vantone Small Financing, Vantone Manufacturing, and Vantone Manufacturing’s variable interest entities. All significant intercompany transactions and balances are eliminated in consolidation.

The accompanying consolidated financial statements are prepared in accordance with US GAAP. This basis of accounting differs from that used in the statutory accounts of some of the Company’s subsidiaries, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises with foreign investment in the PRC (“PRC GAAP”). Necessary adjustments made to the subsidiary statutory accounts to conform to US GAAP were included in these consolidated financial statements.

3.  Summary of Significant Accounting Policies

a.	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in United States requires management to make estimates and assumptions that affect the amount reported in the consolidated financial statements and the accompany notes. Actual results could differ from those estimates.

b.	Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar. The functional currencies of the Company's subsidiaries are local currencies, primarily the Chinese Renminbi. The financial statements are translated into U.S. dollars using period-end rates of exchange for assets and liabilities and average rates of exchange for the period for revenues and expenses. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in other comprehensive income or loss.

The following rates are used in translating the RMB to the U.S. Dollar presentation disclosed in these consolidated financial statements for the fiscal years ended March 31, 2011 and 2010.

		For The Fiscal Years Ended of March 31,
		2011		2010
Assets and liabilities	period ended rate of RMB	¥6.5486	/per USD	¥6.8259	/per USD

Revenue and expenses	average rate of RMB	¥6.7077	/per USD	¥6.8290	/per USD

c.	Cash and Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates market value.

d.	Accounts Receivable

Accounts receivable are recognized and carried at original invoice amount less allowance for any uncollectible amounts. The Company provides an allowance for doubtful accounts equal to the estimated losses that will be incurred in the collection of receivables. The estimated losses are based on a review of the current status of the existing receivables. The allowance for doubtful accounts for the years ended March 31, 2011 and 2010 were $67,157 and $427,357, respectively.

e.	Insurance Commissions Receivable and Payable

The Company has separately reflected receivables and payables arising from its insurance-related businesses on the accompanying consolidated balance sheets. The captions “insurance commission receivable” and “insurance commissions payable” include insurance commissions in the Company’s Commercial Insurance Services business. In general, the insurance commission was calculated based on the agency agreement with insurance carriers. Since the insurance carriers settled the insurance commission at fixed period, the Company recorded the commissions receivable from insurance carriers as “insurance commission receivable” when it incurred. Simultaneity, the Company calculated appropriate commission to agents and brokers as “insurance commission payable”.

f.	Inventories

The Company recorded the inventories at the lower of cost or market. Cost of raw materials and purchased finished goods are determined on a first-in, first-out basis (“FIFO”). Manufactured finished goods are determined on the weighted average basis and are comprised of direct materials, direct labor, and an appropriate proportion of overhead.

g.	Fair Value Measurements

For certain of the Company’s financial instruments, including cash and equivalents, accounts receivable, interests receivable, loans receivable, advanced to suppliers, inventories, prepaid and other current assets, deferred income tax assets, accounts payable and accrued expenses, customer deposits, taxes payable, and other current liabilities, the carrying amounts approximate their fair values due to the immediate or their short maturities.

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the consolidated balance sheets for receivables, certain other current assets and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

o	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

o
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

o	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company did not identify any other non-recurring assets and liabilities that are required to be presented in the consolidated balance sheets at fair value in accordance with ASC 825.

h.	Property and Equipment - Net

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Upon sale or retirement of plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the Company’s Consolidated Statements of Operations.

Depreciation of property and equipment is computed by using the straight-line method over the estimated useful lives of assets as follows:

Years
Buildings	20 years
Vehicles	3 years to 5 years
Equipments and office furniture	5 years
Software	3 years

i.	Impairment of Long-Lived Assets

The Company evaluates the recoverability of its other long-lived assets, if circumstances indicate impairment may have occurred pursuant to ASC 360. This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value through a charge to the Company’s Consolidated Statements of Operations

j.	Stock-Based Compensation

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505-50, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.  The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received.  Fair value is measured as the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete.  The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

k.	Revenue Recognition

Revenue includes sales of products, insurance services rendered, small amount financing and mortgage service, VIP membership fee and network service fees collected.

Products revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers, net of allowance for estimated returns, when both title and risk of loss transfer to the customer, provided that no significant obligations remain. Deferred revenue represents the undelivered portion of invoiced value of goods sold to customers. Sales transactions about the products are generally accounted for using the deposit method. Under the deposit method, payments received from the buyer are recorded as customer deposits. Revenue is represented net of value added taxes (“VAT”) for the sales revenue from PRC subsidiaries.

Insurance service incomes result from the commission income relation to the sale of insurance agreement. The Company recognizes the insurance service income upon the agency agreement with insurance company when the customer is bound to the contract after completion of any rescission period offered by the insurance underwriter.

The financing interest income was from micro financing service provided to the clients in China. The interests were calculated based on the loans agreement by both sides. The Company recorded loans principal and interests received in advance as “loans receivable” and “unearned income”, respectively.

The revenues from service included VIP membership fees and network service fees arising from E-commerce members. We recognize the service revenues upon the service period of the agreement signed by both sides. VIP memberships are short-term memberships. However, Network Service Memberships are permanent. Therefore, we are recognizing the revenue from Network Service Memberships for a term from the actual registered date to expiration date of the operations of Kang Ping Vantone.

l.	Reclassifications

Certain amounts reflected in the consolidated financial statements for the fiscal year ended March 31, 2010 have been reclassified to conform to the presentation for the fiscal year ended March 31, 2011.

m.	Advertising costs

 Advertising costs are booked as expenses as incurred. The Company incurred $0 and $240,890 for the fiscal years ended March 31, 2011 and 2010.

n.	Income Taxes

Vantone International and Vantone USA file federal consolidated income taxes. The Company’s PRC subsidiary, Vantone Small Financing and Vantone Manufacturing, file income tax returns under the Income Tax Law of the People's Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws. Vantone Yuan and its subsidiaries file income tax returns under the Income Tax Law of the People's Republic of China.

The Company follows the FASB issued ASC740 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred taxes also are recognized for operating losses that are available to offset future income taxes.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, (“FIN 48”), codified in FASB ASC Topic 740, on January 1, 2007. As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48, and the Company recognized no material adjustments to liabilities or stockholders’ equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements. On March 31, 2011 and March 31, 2010, the Company did not take any uncertain positions that would necessitate recording of tax related liability.

o.	Non-Controlling Interests

Effective April 1, 2009, the Company adopted FASB ASC Topic 810, “Consolidation,” which established new standards governing the accounting for and reporting of non-controlling interests (NCIs) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability (as was previously the case), that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions rather than as step acquisitions or dilution gains or losses, and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance.

The net income (loss) attributed to the NCI was separately designated in the accompanying statements of operations and comprehensive income. Losses attributable to the NCI in a subsidiary may exceed the NCI’s interests in the subsidiary’s equity. The excess attributable to the NCI is attributed to those interests. The NCI shall continue to be attributed its share of losses even if that attribution results in a deficit NCI balance.

p.	Basic and Diluted net income per share

The Company accounts for net income per common share in accordance with ASC 260, “Earnings per Share” (“EPS”). ASC 260 requires the disclosure of the potential dilution effect of exercising or converting securities or other contracts involving the issuance of common stock. Basic net income per share is determined based on the weighted average number of common shares outstanding for the period.  Diluted net income per share is determined based on the assumption that all dilutive convertible shares and stock options were converted or exercised into common stock.

q.	Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The functional currencies of the Company's subsidiaries are local currencies, primarily the Chinese Renminbi. The financial statements are translated into U.S. dollars using period-end rates of exchange for assets and liabilities and average rates of exchange for the period for revenues and expenses. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in other comprehensive income or loss.

r.	Comprehensive income

ASC 220, “Reporting Comprehensive Income”, established standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. ASC 220 defines comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s only current component of comprehensive income is the foreign currency translation adjustment.

s.	Fair value of financial instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, advance to suppliers, other receivables, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities.

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of March 31, 2011 and 2010, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

t.	Segment Reporting

ASC 280, Disclosure about Segments of an Enterprise and Related Information, requires disclosure of reportable segments used by management for making operating decisions and assessing performance. Reportable segments are categorized by products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. ASC 280 has effect on the Company’s financial statements. The Company generated four categories of revenues: products sold, commission received for insurance agency business, membership fees collected from members and Financing interest received from Small Financing business. See segment reporting spreadsheet on Note 16.

u.	Recent Accounting Pronouncements

In July 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” ASU No. 2010-20 amends the guidance with ASC Topic 310, “Receivables” to facilitate financial statement users’ evaluation of (1) the nature of credit risk inherent in the entity’s portfolio of financing receivables; (2) how that risk is analyzed and assessed in arriving at the allowance for credit losses; and (3) the changes and reasons for those changes in the allowance for credit losses. The amendments in ASU No. 2010-20 also require an entity to provide additional disclosures such as a roll forward schedule of the allowance for credit losses on a portfolio segment basis, credit quality indicators of financing receivables and the aging of past due financing receivables. The Company is required to adopt ASU No. 2010-20 as of December 15, 2010 and is currently evaluating the impact the new disclosure requirements will have on its financial statements and notes

In April 2010, the FASB issued Accounting Standard Update 20-10-17, “Revenue Recognition—Milestone Method (Topic 605): Milestone Method of Revenue Recognition” or ASU 2010-17. This update provides guidance on the recognition of revenue under the milestone method, which allows a vendor to adopt an accounting policy to recognize all of the arrangement consideration that is contingent on the achievement of a substantive milestone (milestone consideration) in the period the milestone is achieved. The pronouncement is effective on a prospective basis for milestones achieved in fiscal years and interim periods within those years, beginning on or after June 15, 2010. The adoption of this ASU does not have a material impact on the Company’s consolidated financial statements.

In April 2010, the FASB issued Accounting Standards Update 2010-13, “Compensation—Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades,” or ASU 2010-13. ASU 2010-13 provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The Company does not expect the adoption of this ASU to have a material impact on the Company’s consolidated financial statements.

4.  Cash Restricted and Loan Payable

In an attempt to better expand our small financing loans business and prompt the availability of external fund, Vantone Small Financing plan to make profits margins between low cost loans of bank and high lending to our customers. In order to keep friend relationship with China CITIC Bank and conveniently obtain the loans from China CITIC Bank in the near future, on January 27, 2011, Vantone Yuan entered into an entrusted loan agreement with China CITIC Bank Shenyang Branch (“China CITIC Bank”). At the same time, Vantone Small Financing also signed a loan agreement with China CITIC Bank. Pursuant to two agreements, Vantone Yuan must deposit the total amount of RMB 10 million into a special bank account that is restricted to be used only for lending and repayment loans. Simultaneously, China CITIC Bank lent such amount of RMB10 million to Vantone Small Financing at annual rate of 4.815% commencing from January 27, 2011 and ending June 29, 2011. In the event that Vantone Small Financing does not return this loan to China CITIC Bank for three months after due day, the amount of RMB 10 million deposited into special bank account will be hold by China CITIC Bank. As a result, cash restricted and loan payable of RMB 10 million (equivalent to $1,527,044) were represented as of March 31, 2011, respectively.

5.  Accounts Receivable and Allowance for Doubtful Accounts

During the winter in the year 2009, China experienced the coldest winter in fifty years.  Demand for the Company’s jade mattresses with regulated temperature spiked and its bamboo fiber quilts were lager. Since those products can realize high gross profit, in order to prompt our revenue and support our agents, the Company provided to major customers with short term credit before March 31, 2010. As a result, the accounts receivable balance increased significantly as of March 31, 2010. Since the Company collected actively the accounts receivable for the year ended March 31, 2011, the outstanding accounts receivable balance reduced obviously as of March 31, 2011. For the fiscal years ended March 31, 2011 and 2010 the gross amount of accounts receivable balance was $670,570 (equivalent to RMB 4,397,846) and $4,273,570 (equivalent to RMB 29,170,873), respectively.

The accounts receivable amounts included in the consolidated balance sheets as of March 31, 2011 and 2010 were as follows:

	As of March 31,
	2011	2010
Distributors who had owed the Company more than
USD76,352 (equivalent to RMB 0.5 million)	$660,881	$4,246,736
Distributors or Customers who had owed the Company
equal or less than USD76,352 (equivalent to RMB 0.5 million)	10,689	26,833
Sub-total	671,570	4,273,570
Less: Allowance for doubtful accounts	67,157	427,357
Accounts receivable, net	$604,413	$3,846,213

The total amounts sold to the customers who had a balance of accounts receivable more than $76,352 (equivalent to RMB0.5million) were $660,881 and $4,426,736 for the fiscal years ended March 31, 2011 and 2010, respectively.

The following is a summary of the status of allowance for doubtful accounts as of March 31, 2011 and 2010.

Period	Amount	Period	Amount
As of June 30, 2010	$338,746	As of June 30, 2009	$-
As of September 30, 2010	82,764	As of September 30, 2009	-
As of December 31, 2010	83,877	As of December 31,2009	-
As of March 31, 2011	$67,157	As of March 31, 2010	$427,357

The Company uses the allowance method to estimate the uncollectible portion of its account receivables. Based on the percentage of outstanding receivable approach, the Company should recorded bad debt expense in the debit and the related credit to the allowance account at closing day. The Company maintains a reserve for uncollectible accounts of 10% of accounts receivable commencing from January 2010. As of March 31, 2011 and 2010 the allowance for doubtful accounts was $67,157 (equivalent to RMB 439,785) and $427,357 (equivalent to RMB 2,917,087), respectively. Since the Company did not generate any credit sales for the fiscal year ended March 31, 2011, the Company did not increase allowance for doubtful account as of March 31, 2011. Concurrently the accounts receivable balance incurred before March 31, 2010 were collected substantially during this period. As a result, the allowance for doubtful accounts was decreased significantly as of March 31, 2011.

Accounts receivable aging as of March 31, 2011 and 2010 consisted of the following:

	As of March 31,
	2011	2010
Less than 90 days	$-	$4,273,570
More than 365days	671,570	-
Total	$671,570	$4,273,570

The Company’s accounts receivable with ages of more than 365 days, as reflected in the table, was primarily attributable to the fact that the Company’s accounts receivable generated for years ended March 31, 2010.

Accounts receivable turnover for the fiscal years ended March 31, 2011 and 2010 consisted of the following:

	For The Fiscal Year Ended of March 31,
	2011	2010
Accounts receivable turnover	-	2.97

Since the Company did not generate any credit sales for the fiscal year ended March 31, 2011, there was non-meaningful to the calculation of this rate for the fiscal year ended March 31, 2011.

6.  Loans Receivable, Net

Vantone Small Financing was established on September 27, 2010. It accepted its first loans transaction in October 2010, and started its business by providing micro financing service to the clients in China. In general, the Company considers historical credit losses, performance, economic and etc when the Company provides the loans to unrelated third parties. In order to reduce its risk, the Company sometimes withheld the full amount of loan interests before release the rest of principal loans amount to the borrowers, and these withhold interests income have been recorded as “unearned income”. In additional, the term of the loans is usually no longer than six months. The Company uses the allowance method to estimate the uncollectible portion of its loans principal. Based on the percentage of outstanding loans approach, the Company should record provision for loans losses in the debit and the related credit to the allowance account at closing day. Vantone Small Financing adopted an uncollected amount allowance at 1% of the loans principal amount for the fiscal year ended March 31, 2011.

The following table presents the details of the Company's loans receivable, net.

	Loan receivable	Allowance of loans losses	Unearned interest income	Total loans receivable
Outstanding, April 1, 2010	-	-	-	-
Increased	7,053,111	70,531	16,378	6,966,202
Decreased	-	-	-	-
Outstanding, March 31, 2011	$7,053,111	$70,531	$16,378	$6,966,202

7.  Inventories

Inventories as of March 31, 2011 and 2010 consisted of the following:

	As of March 31,
	2011	2010
Raw materials	$80,142	$47,859
Finished goods	441,597	93,093
Total	$521,739	$140,952

Inventories turnover for the fiscal years ended March 31, 2011 and 2010 consisted of the following:

	For The Fiscal Years Ended of March 31,
	2011	2010
Inventory turnover	3.27	11.75

Since the Company cancelled traditional sales agent operation model and established Vantone Insurance Online Shop in April 2010, the Company generate little revenue from its products sold for the three months ended June 30, 2010. As of result, cost of goods sold decreased for the fiscal year ended March 31, 2011 as compared to the same period in 2010. However, average inventories increased in the fiscal year ended March 31, 2011 as compared to the same period in 2010. Therefore, the inventories turnover rate for the fiscal year ended March 31, 2011 was less than in the same period in 2010.

8.  Advanced to Stockholders/ Officers, Net

Amounts advanced to stockholders/officers are unsecured, non-interest bearing, and have no set repayment date. As of March 31, 2011 and 2010, the total net amounts of advanced to the stockholders/officers were $2,435,135 and $2,367,998, respectively. This represented the net amounts lent by the Company to stockholders/officers. All advances to Mr. Honggang Yu occurred before May 14, 2009, the “Share Exchange” date. The net amount different in advanced to stockholders/officers between March 31, 2011 and 2010 was merely caused by the currency exchange rate different between March 31, 2011 and 2010.

	As of March 31,
	2011	2010
Mr. Honggang Yu	$2,435,135	$2,367,998
Total	$2,435,135	$2,367,998

9.  Property and Equipment-net

Property and equipment, less accumulated depreciation, consisted of the following:

	Estimated	As of March 31,
	Life	2011	2010
Buildings	20	$2,063,092	$1,979,285
Vehicles	3-5	201,013	178,197
Equipments and office furniture	5	79,802	72,571
Software	3	44,541	42,658
Subtotal		2,388,448	2,272,711
Less: accumulated depreciation		583,414	391,586
Total		$1,805,034	$1,881,125

Depreciation expenses charged to operations were $171,477 and $161,502 for the fiscal years ended March 31, 2011 and 2010, respectively.

10.  Non-Operating Property

In order to exchange the equity shares in Shenyang Vantone Yuan Trading Co., Ltd, a building located in 28# KunShan West Road Apt A3, Shenyang PRC, nears by north train station of Shenyang, with approximately1,800 square meters construction space, have been contributed to the Company by Mr. Honggang Yu in September 2007. This building of the Company was originally developed by Liaodong Island Real Estate Development Co., Ltd (“Liaodong Island”) and Department of Land and Resources of Liaoning (“Land and Resource of Liaoning”). The Company held the invoice of purchasing building from Liaodong Island arising from the purchase agreement signed with Liaodong Island. However, this building was owned by Land and Resource of Liaoning after the completion construction. According to the regulation of PRC, the Company must submit the application to Shenyang Real Estate Trading Center to transfer the ownership certification of this building from Land and Resource of Liaoning to the Company. Since the title of invoice of the Company wasn’t in accordance with ownership of this building, the Company still did not acquire the ownership certificate with respect to this building as of March 31, 2011. The Company actively negotiated with the relevant sides as of now. However, the Company expects to receive this ownership certificate before December 31, 2011. There is no assurance that the certificates will be received before that date. Moreover, in order to decorate this building, the Company has advanced the total amount of RMB 1,383,529 (equivalent to $211,271) to Liaodong Island as of March 31, 2011. The Company expects to have its insurance operation business move to this location after the interior decoration completed in the year 2011. There is no assurance that the Company will use this location in year 2011. Since this building does not use in operating activity and it’s idle as of March 31, 2011, the Company does not calculate its depreciation as of March 31, 2011. The net amount different in non-operating property between March 31, 2011 and 2010 was merely caused by the currency exchange rate different between March 31, 2011 and 2010.

		As of March 31,
		2011	2010
Non-Operation Buildings		$1,238,549	$1,188,237
	Subtotal	1,238,549	1,188,237
Less: accumulated depreciation		-	-
	Total	$1,238,549	$1,188,237

11.  Taxes Payable

a.	Corporation Income Tax (“CIT”)

Vantone International and Vantone USA file federal consolidated income tax returns. Vantone Small Financing, Vantone Manufacturing and its Kang Ping branch file income tax returns under the Income Tax Law of the PRC concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws. Vantone Yuan and its subsidiaries file income tax returns under the Income Tax Law of the PRC concerning China Private Enterprises and local income tax laws.

In accordance with the relevant PRC tax laws and regulations, Vantone Manufacturing is subject to CIT at 27% and 25% tax rate before and after January 1, 2008, respectively. However, on April 14, 2010, in accordance with the relevant tax laws and regulations of the PRC, Vantone Manufacturing was approved by PRC Tax Authority, and is entitled to full exemption from CIT for two years starting from January 1, 2008, and a 50% reduction in CIT for the next three years, As a result, Vantone Manufacturing was entitled to a full exemption from CIT for the years 2008 and 2009. Commencing from January 2010, Vantone Manufacturing began to be charged CIT at a 12.5% rate, half of regular CIT rate 25%.

On June 22 and August 31, 2010. Vantone Manufacturing’s Kang Ping branch was approved for cancellation of national and local tax registration by Liaoning KangPing National and Local Tax Bureau, respectively.

Vantone Yuan and its subsidiaries are subject to CIT at 33% and 25% tax rate before, on and after January 1, 2008, respectively. However, Vantone Yuan had been exempted from CIT for a period from April 12, 2007 to December 31, 2007 by Shenyang City Heping Region National Tax Authority.

The deferred tax assets, current, in the accompanying balance sheet were $207,765 and $123,101 as of March 31, 2011 and 2010, respectively. There were no deferred tax liabilities as of March 31, 2011 and 2010. All of deferred tax assets were from Vantone Small Financing and Vantone Manufacturing’s variable interest entities in the PRC. . The deferred tax assets primary resulted from tax credit carry forward and the bad debt allowance.

The components of income tax benefits related to continuing operations were as follows:

	For The Fiscal Years Ended March 31,
	2011	2010
Current	$667,499	$284,585
Deferred income tax benefits	(77,568)	59,644
Total	$589,931	$344,229

The following is a reconciliation of the statutory tax rate to the effective tax rate for the fiscal years ended March 31, 2011 and 2010:

	For The Fiscal Years Ended March 31,
	2011	2010
U.S. statutory corporate income tax rate	34%	34%
PRC tax rate difference	(9%)	(9%)
Net effect of tax exemption/non-taxable
income/non-deductible expenses	(1%)	(16%)
Valuation allowance	-	(3%)
Effective tax rate	24%	6%

The tax effect of temporary differences that give rise to the Company’s deferred tax assets as of March 31, 2011 and 2010 were as follows:

	As of March 31,
	2011	2010
Deferred income taxes assets :
Bad debt allowance	$17,633	$-
Loss carry forward	190,132	123,101
Total deferred income taxes assets	$207,765	$123,101

b.	Value Added Tax (“VAT”)

Vantone Manufacturing and Vantone Yuan’s subsidiaries are subject to VAT on merchandise sales in PRC. Since Vantone Manufacturing engages in the manufacture and processing business, a small scale VAT rate of 6% was applicable before January 1, 2009. For Vantone Yuan’s subsidiaries whichever engage in distribution and sales of daily commodities, a small scale VAT rate of 4% was applicable prior to January 1, 2009. According to China VAT regulations, commencing from January 1, 2009, all small scale VAT rates have been changed to 3%. On July 1, 2009, Vantone Manufacturing becomes a general taxpayer and the tax rate was changed from 3% to 17%.

Kang Ping is subject to VAT on merchandise sales in the PRC. A small scale VAT rate of 4% was applicable prior to January 1, 2009, a rate of 3% was applicable after January 1, 2009, and a general VAT rate of 17% is applicable for the merchandise sales on and after April 1, 2009, since its sales amount within one year had achieved a level which subject to general VAT rate of 17%.

Vantone Yuan is also subject to VAT on merchandise sales in the PRC. A small scale VAT rate of 4% was applicable prior to February 1, 2008, and a general VAT rate of 17% was applicable for the merchandise sales on and after February 1, 2008, respectively.

c.	Business Tax (“BT”)

The Company is also subject to business tax, which is charged on the service income at a rate of 5% in accordance with the tax law in Liaoning Province of PRC. The service income in the company as follows: insurance agent service, VIP membership fees, network service fees and small amount financing and mortgage service.

d.	Taxes Payable

As of March 31, 2011 and 2010, taxes payable consisted of the following:

	As of March 31,
	2011	2010
Value-added taxes	$(28,720)	$190,573
Corporate income tax provision	287,889	118,537
Business taxes	(5,988)	226
Individual income tax withholdings	655	14
City construction, education, and other taxes	8,815	3,208
Total	$262,651	$312,558

12.  Deferred Revenue-VIP and Network

In April 2010, the Company established an insurance B2C e-commerce trade platform named “Vantone Insurance Online Shop” (“Vantone Shop”). Once the customer register to our membership (it refers to VIP membership), it can enjoy more convenient service by Vantone Shop. In general, we charge registration fee for one year. As a result, we recognized the partial amount as revenues and the rest of amount as “deferred VIP membership revenue” when we received registration fees. Hereafter we will record to revenue from “deferred VIP membership revenue” based on the service period. As of March 31, 2011, the deferred VIP membership revenues were $248,387.

Further, the insurance agent registers to permanent membership. Pursuant to this condition, we recognized the partial amount as revenues and the rest of amount as “deferred network service revenue” when we received registration fees. Hereafter we will record to revenue from “deferred network service revenue” based on the service period from payment to expiration date of operations of Kang Ping Vantone. As of March 31, 2011 the deferred network service revenue-current and non-current were $4,203 and $26,270 respectively.

13.  Operating Lease Commitments

The Company leases certain office spaces under operating lease agreements. The rental expenses under operating leases were $21,874 and $30,723 for the fiscal years ended March 31, 2011 and 2010, respectively. The following is a schedule of future minimum rental payments required under operating leases that had initial or remaining non-cancelable lease terms beyond March 31, 2011.

For The Fiscal Years Ending March 31,		Amount
	2012	$43,026
	2013	34,966
	2014	11,628
	2015	11,628
	2016	11,628
	Thereafter	2,907
Total minimum rental payments required		$115,784

14.  Stockholder’s Equity

a.	Common Stock

The Company is authorized to issue 100,000,000 shares of Common Stock, $.001 par value per share, of which 30,001,000 shares are outstanding and issued as of March 31, 2011.

Before the Share Exchange with Vantone USA, Vantone International (formerly “Senior Optician”) had 5,954,000 shares of common stock issued and outstanding.

In exchange for the outstanding shares of Vantone USA, Vantone International issued 23,947,000 shares of its common stock to the shareholders of Vantone USA (the “Share Exchange”). Those shares represent 80.1 % of the outstanding shares of Vantone International 19,157,600 of the shares were issued to Honggang Yu, although he immediately assigned 14,368,200 of them to other shareholders for whom he served as nominee. Honggang Yu is the Chief Executive Officer of Vantone USA, as well as the Chief Executive Officer of Vantone International. The remaining 4,789,400 shares were issued to Jichun Li, the Chief Financial Officer of Vantone International, although he immediately assigned 3,831,520 of them to other shareholders for whom he serves as nominee. As a result of these transactions, persons associated with Vantone International own securities that represent 97.4% of the equity in Vantone International.

In March 2008 the Company and Gregory M. Wilson agreed to exchange a common stock warrant for 800,000 shares issued to Mr. Wilson on March 31, 2006 for a new common stock purchase warrant (the “Wilson Warrant”). The Wilson Warrant permitted Mr. Wilson to purchase 800,000 shares of the Company’s common stock for a price equal to the lesser of (a) fifty percent of the lowest closing bid price quoted between March 31, 2006 and the exercise date or (b) $0.02½.  The Wilson Warrant could be exercised by payment in cash of the exercise price or by a cashless exercise procedure.  In lieu of exercise, either Mr. Wilson or the Company could cause the Wilson Warrant to be exchanged for shares of the Company’s common stock, except that the Company could not cause the exchange to occur until it had filed an 8-K reporting that it has ceased to be a shell company.  The number of shares issuable in exchange for the Wilson Warrant would be the greater of (a) 100,000 or (b) 0.33% of the outstanding shares, and the foregoing ratio shall not be affected by any reverse split of the Company’s common.

On May 24, 2010, the Company issued 100,000 common shares in exchange for the Wilson Warrant.

The following table presents warrant actively through March 31, 2011:

	Warrants	Weighted Average	Average Remaining	Aggregate Intrinsic
	Outstanding	Exercise Price	Life in years	Value
Outstanding, April 1, 2010	100,000	$-	-	$-
Granted	-	-	-	-
Forfeited	-	-	-	-
Exercised	100,000	-	-	-
Outstanding, March 31, 2011	-	$-	-	$-

The Wilson Warrant was valued using the Black Scholes option model, and recorded as deferred compensation in the equity section.  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options and warrants, which do not have vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility.  Because the Company's stock warrants have characteristics significantly different from those of traded warrants, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models may not necessarily provide a reliable single measure of the fair value of its warrants.

Upon completion of the Share Exchange and warrant exchange, there were 30,001,000 shares of the Company’s common stock issued and outstanding as of March 31, 2011.

b.	Additional Paid-In Capital

The additional paid-in capital represents the excess of the aggregate fair value of the capital contributed over the par value of the stock issued. There was $1,919, 800 and $1,887,100 additional paid-in capital as of March 31, 2011 and 2010, respectively.

c.	Dividends and Reserves

Under the regulations and laws of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following: (i) cumulative prior years' losses, if any; (ii) allocations to the "Statutory Surplus Reserve" of at least 10% of net income after taxes, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital; and (iii) allocations to any discretionary surplus reserve, if approved by shareholders.

The Company has not accrued "discretionary surplus reserve”, since it had not been approved by the shareholders of the Company.

The Company established and segregated in retained earnings an aggregate amount of $865,816 and $724,764 for the Statutory Surplus Reserve as of March 31, 2011 and 2010, respectively.

15. Proxy Agreement, Entrusted Management Agreement, and Purchase Option and Cooperation Agreement

Effective as of April 1, 2007, Vantone Manufacturing entered into three agreements with Vantone Yuan and/or the shareholders of Vantone Yuan: the Entrusted Management Agreement, the Proxy Agreement, and the Purchase Option and Cooperation Agreement. Summaries of the agreements follow:

Proxy Agreement: In this agreement, the shareholders of Vantone Yuan assigned to Vantone Manufacturing their voting rights and all other shareholders rights, including the right to attend and vote such shares at any shareholder’s meeting of the Company (or by written consent in lieu of a meeting) without any limitations. The effective term of this agreement shall be ten (10) years and may be extended by the written agreement among the parties upon the expiration of this agreement.

Entrusted Management Agreement: In this agreement, the shareholders of Vantone Yuan entrusted Vantone Manufacturing to manage all assets and debts of Vantone Yuan. The term of this Entrusted Management Agreement shall be from April 1, 2007 to the earlier of the following:

1)	March 31, 2017, or

2)	the winding up of Vantone Yuan, or

3)	the termination date of this Entrusted Management Agreement to be determined by the parties, or

4)	the date on which Vantone Manufacturing completes the acquisition of Vantone Yuan.

In exchange for the services of Vantone Manufacturing pursuant to this Entrusted Management Agreement, Vantone Yuan and its shareholders shall pay an entrusted management fee to Vantone Manufacturing. The entrusted management fee shall equal Vantone Yuan’s net profits, being the monthly revenues after deduction of operating costs, expenses, and taxes. If the net profit is zero, Vantone Yuan is not required to pay the entrusted management fee; if Vantone Yuan sustains losses, all such losses will be carried over to next month and deducted from next month's entrusted management fee. Vantone Manufacturing and Vantone Yuan shall calculate, and Vantone Yuan and its shareholders shall pay, the monthly entrusted management fee at the conclusion of each month.

In addition, Vantone Manufacturing shall assume all operation risks arising out of the operations of Vantone Yuan and bear all losses of Vantone Yuan. If Vantone Yuan does not have sufficient funds to repay its debts, Vantone Manufacturing is responsible for paying these debts on behalf of Vantone Yuan. If Vantone Yuan's net assets are lower than its registered capital, Vantone Manufacturing is responsible for funding the deficit.

Purchase Option and Cooperation Agreement: In this agreement, the shareholders of Vantone Yuan granted to Vantone Manufacturing the exclusive option to acquire, at any time upon satisfaction of the requirements under the PRC law, the entire or a portion of all shareholders’ shares of equity or/assets owned by Vantone Yuan.

By reason of these three agreements, Vantone Manufacturing is considered to be the primary beneficiary of Vantone Yuan and its subsidiaries. Vantone Yuan and its subsidiaries are considered to be the variable interest entities of Vantone Manufacturing. Since Vantone International is the 100% equity owner of Vantone Manufacturing, Vantone Manufacturing and Vantone Manufacturing’s variable interest entities shall be required to be consolidated into the Company’s financial statements in accordance with accounting principles generally accepted in the United States (“US GAAP”).

16.  Segment Reporting

The Company engages in three types of business activities: daily commodities (including healthcare and beauty products, feminine hygiene products) sales, insurance agency service, and small financing service. In addition, the Company collects the VIP membership and network service fees from the clients who would like to enjoy the discount on the merchandises they purchased from the Company on line. Network service members not only can buy or/and sell the Company’s daily commodities, but also joints the Company as one of its insurance agent. The chief operating decision makers evaluate performance, make operating decisions, and allocate resources based on the separated type of business financial data. Gross profit, operating income, income from operations, and income taxes are allocated to specific business activities within the organization. In accordance with ASC 280 “Disclosures about Segments of an Enterprise and Related Information” the Company is considered to have three reportable segments. The Company is required to disclose certain information about profit or loss, total assets and liabilities, and long-lived assets. Following is a summary of segment information for the fiscal years ended March 31, 2011 and 2010:

	For The Fiscal Year Ended March 31, 2011
	Products Sold and Related Service	Insurance Agency Related Service	Financing Interest Related Service	Total

Total assets	$10,699,880	$732,172	$7,106,709	$18,538,761
Total long - lived assets, net	$2,545,594	$495,620	$2,369	$3 ,043,583
Total liabilities	$2,304,290	$124,818	$74,933	$2,504,041

Net revenue from products sold	$3,546,943	$-	$-	$3,546,943
Revenue from Insurance service rendered	$-	$34,321	$-	$34,321
Revenue from financing interests	$-	$-	$272,055	$272,055
Revenue from membership fees	$771,530	$-	$-	$771,530
Revenue from network service fees	$3,078	$-	$-	$3,078
Income (Loss) from operations	$2,481,884	$(188,293)	$165,458	$2,459,049
Depreciation expenses	$138,665	$32,700	$112	$171,477
Bank interest income	$34,041	$248	$2,061	$36,350
Non-controlling interest	$-	$(15,335)	$-	$(15,335)
Income tax expenses (benefits)	$611,559	$(60,354)	$38,726	$589,931

	For The Fiscal Year Ended March 31, 2010
	Products Sold and Related Service	Insurance Agency Related Service	Financing Interest Related Service	Total

Total assets	$14,194,769	$769,882	$-	$14,964,651
Total long - lived assets, net	$2,561,741	$507,621	$-	$3,069,362
Total liabilities	$1,268,740	$134,871	$-	$1,403,611

Net revenue from products sold	$10,975,106	$-	$-	$10,975,106
Revenue from Insurance service rendered	$-	$284,218	$-	$284,218
Revenue from Franchise joining fees	$2,197	$-	$-	$2,197
Income (loss) from operations	$5,882,651	$(188,258)	$-	$5,694,393
Depreciation expenses	$129,908	$31,594	$-	$161,502
Bank interest income	$15,604	$613	$-	$16,217
Interest expenses	$7,497	$-	$-	$7,497
Non-controlling interest	$-	$(17,019)	$-	$(17,019)
Income tax expenses (benefits)	$408,144	$(63,915)	$-	$344,229

(1)	Vantone Small Financing was established on September 27, 2010. Therefore, there were no financing services for the fiscal year ended March 31, 2010.

17.  Concentrations of Business

a.	Major Customers

The following summarizes products sold to major customers (each 10% or more of total products sold):

	Sold to Major Customers	Number of Customers	Percentage of Total Products Sold
For The Fiscal Years Ended March 31,
2011	$1,224,345	2	34.52%
2010	$3,345,960	2	30.49%

The following summarizes insurance agency service fees received from major insurance company (each 10% or more of total insurance agency service fees received):

For The Fiscal Years Ended March 31,	Revenue from Major Insurance Co.	Number of Insurance Co.	Percentage of Total Service Rendered
2011	$34,321	4	100.00%
2010	$239,189	1	84.16%

None of the Company’s customers from Vantone Small Financing accounted for more than 10% of total sales for fiscal the years end March 31, 2011 and 2010, respectively

b.	Major Suppliers

The following summarizes raw materials and products purchased from major suppliers (each 10% or more of total raw material and products purchased):

	Purchased from Major Suppliers	Number of Suppliers	Percentage of Total Purchased
For The Fiscal Years Ended March 31,
2011	$1,200,333	5	94.47%
2010	$1,204,129	3	43.05%

18.  Concentrations of Risks

Financial Risks:

The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

Credit Risk Management

Vantone Small Financing is an emerging non-financial corporation in China, but due to the Chinese economic growth slows down, aggravate of the inflation and influence of the prospective on rising the interest rate, if we can’t expand investment channel effectively for attracting more clients, our profitability is hard to forecast. Vantone Small Financing business may occur the risk which the principal and interest is unable to recover, it might affect our profitability.

Vantone Small Financing provides the micro loans in the ordinary course of business. The Company performs ongoing credit evaluations of its borrowers and maintains allowances for doubtful accounts based on factors surrounding the credit risk, historical trends, and other information. In order to reduce its risk, the Company required that the borrowers purchase the casualty insurance as a qualification to acquire the loans from the Company. Pursuant to the agreement about casualty insurance, the Company is as primary beneficiary and the Company receives the compensation in part from insurance carrier if the borrowers incurred some misfortune. In addition, all loans of the borrowers have been pledged by common stock of public companies in USA. Since the Company cannot predict the extent to which an active public market for the common stocks will develop or be sustained, once the market price of common stocks decline significantly, the Company recover its loans by sold those common stock may be futile if the defaults occurred. The resulting bad debts would reduce or eliminate our profits for the period in which the defaults occurred, and would reduce the working capital available to fund future operations.

Geographical Risks:

Substantially all of the Company’s operations are carried out through its subsidiaries located in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the economy of the PRC. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in the United States. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by, among other things, changes in the political, economic and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, changes in the Vantone international group INC and regulatory rules and policies, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation.

19.  Subsequent Events

We rent property in kangping District, Shenyang for water purifying equipment assembly. The production capacity of this factory is approximately 30,000 units per year.  This factory will be used in December 2011.

In May 2011, Vantone Insurance entered into a lease agreement with Shenyang Health Supervision and Control Bureau (“Shenyang Health”). Pursuant to this agreement, Vantone Insurance leased its building space of about 1,390 square meters in Shenyang for RMB 695,000 ($107,528 exchange rate on JUNE 30 2011) per year to Shenyang Health. The term of this lease agreement is for two years, from June 1, 2011 to May 30, 2013.

In June 2011, Vantone Yuan signed two lease agreements with Shenyang Health and Sekisui House Co., Ltd. (“Sekisui House”). According to this agreement with Shenyang Health, Vantone Yuan leased its building space of about 530 square meters in Shenyang for RMB 265,000 ($40,999.9 exchange rate on JUNE 30 2011] per year to Shenyang Health, the term of this lease agreement was for two years from June 1, 2011 to May 30, 2013.

Likewise, pursuant to the agreement with Sekisui House, Vantone Yuan leased its building space of about 655 square meters to Sekisui House. The rental fee was RMB 294,750 ($45,602.7 exchange rate on June 30 2011) per year and the term of this agreement was for two years commencing from July 20, 2011 and ending July 19, 2013.

Vantone International Group, Inc. and Subsidiaries Consolidated Balance Sheets

	September 30,2011	March 31, 2011
	(Unaudited)	(Audited)
Assets
Assets:
Current Assets
Cash and equivalents-non restricted	$2,834,146	$2,885,312
Cash- restricted	-	1,527,044
Accounts receivable, net of allowance
for doubtful amounts of $55,305and $67,157, respectively	499,855	604,413
Insurance commissions receivable	472	10,761
Interests receivable	200,144	25,418
Loans receivable	7,054,202	7,053,111
Less: Unearned income	-	(16,378)
Allowance for loan losses	(352,710)	(70,531)
Total loans receivable, net	6,701,492	6,966,202
Advanced to suppliers	11	45,784
Inventories	544,260	521,739
Advanced to stockholders/officers, net	2,477,673	2,435,135
Prepayments and other current assets	405,893	265,605
Deferred income tax assets-current	367,660	207,765
Total Current Assets	14,031,606	15,495,178

Property and Equipment - Net	702,582	1,805,034
Investment Properties-Net	1,064,378	-
Non-operating Property	1,270,427	1,238,549
Total Assets	17,068,993	18,538,761

Liabilities and Stockholders' Equity
Liabilities:
Current Liabilities
Loan payable	-	1,527,044
Accounts payable and accrued expenses	40,567	193,939
Customer deposits	4,956	4,831
Taxes payable	399,063	262,651
Deferred VIP membership revenue	-	248,387
Deferred network service revenue-current	4,311	4,203
Deferred rental income	97,849	-
Other current liabilities	262,890	236,716
Total Current Liabilities	809,636	2,477,771

Deferred Network Service Revenue-Noncurrent	24,790	26,270
Total Liabilities	834,426	2,504,041

Stockholders' Equity:
Vantone International Group Equity
Common stock - $0.001 par value, 100,000,000 shares
authorized, 30,001,000 shares
issued and outstanding, respectively	30,001	30,001
Additional paid-in capital	1,919,800	1,919,800
Reserve funds	877,446	865,816
Retained earnings	11,729,989	11,922,055
Accumulated other comprehensive income	1,631,789	1,242,641
Total Vantone International Group, Inc. Stockholders' Equity	16,189,025	15,980,313
Non-controlling Interest	45,542	54,407
Total Equity	16,234,567	16,034,720

Total Liabilities and Stockholders' Equity	$17,068,993	$18,538,761

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Vantone International Group, Inc. and Subsidiaries
Consolidated Statements of Operations

	For The Three Months Ended September 30,		For The Six Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Products sold	$7,065	$1,497,448	$19,513	$1,563,440
Sales discount for products	(1,725)	-	(6,474)	-
Insurance service rendered	1,134	9,562	2,935	18,436
VIP membership fees	71,750	34,742	251,911	261,059
Network service fees	1,072	-	2,131	1,008
Financing interests	289,887	-	640,872	-
Total Revenues	369,183	1,541,752	910,888	1,843,943

Cost of Goods Sold
Products sold	1,524	556,281	5,989	587,811
Insurance service rendered	1,090	8,982	2,569	15,534
VIP membership cost	3,942	1,894	13,793	14,228
Network service cost	58	-	116	55
Financing cost	16,234	-	35,889	-
Total Cost of Goods Sold	22,848	567,157	58,356	617,628

Gross Profit	346,335	974,595	852,532	1,226,315

Operating Expenses
Selling expenses	12,772	4,127	40,403	5,397
Loss on disposal of fixed assets	576	2,677	576	2,677
Bad debt recoveries	(85)	(256,882)	(13,427)	(347,723)
Allowance for credit loans recoveries	210,982	-	277,207	-
General and administrative expenses	356,424	236,442	684,211	478,625
Total Operating Expenses	580,669	(13,636)	988,970	138,976

(Loss) Income From Operations	(234,334)	988,231	(136,438)	1,087,339

Other Income
Interest income, net	3,649	3,122	6,016	5,744
Other income (expenses), net	11,243	(4)	(33,151)	(110)
Total Other Income (Expenses)	14,892	3,118	(27,135)	5,634

(Loss) Income Before Taxes	(219,442)	991,349	(163,573)	1,092,973
Provision for Income Taxes	(17,209)	155,025	25,728	196,420
(Loss) Income Before Noncontrolling Interest	(202,233)	836,324	(189,301)	896,553

Less: Net loss attributable to the noncontrolling interest	(5,008)	(3,901)	(8,865)	(7,452)

Net (Loss) Income Attributable to Vantone International
Group, Inc.	$(197,225)	$840,225	$(180,436)	$904,005

Net (Loss) Income Per Common Share:
- Basic and Diluted	$(0.01)	$0.03	$(0.01)	$0.03

Weighted Common Shares Outstanding
- Basic and Diluted	30,001,000	29,971,000	30,001,000	29,971,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Vantone International Group, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

	For The Six Months Ended September 30,
	2011	2010
	(Unaudited)	(Unaudited)
Net (Loss) Income Before Noncontrolling Interest	$(189,301)	$896,553
Other Comprehensive Income:
Foreign Currency Translation Adjustment	389,148	268,294
Total Comprehensive Income	$199,847	$1,164,847

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Vantone International Group Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	For The Six Months Ended September 30,
	2011	2010
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net (Loss) Income	$(180,436)	$904,005
Adjustments to Reconcile Net Income to Net Cash
(Used in) Provided by Operating Activities
Bad debt adjustment	(13,427)	(347,723)
Provision for loan losses	277,207	-
Depreciation	86,398	83,939
Net loss attributable to noncontrolling interest	(8,865)	(7,452)
Deferred income tax benefits	(152,807)	(48,565)
Loss on inventories disposal	976	-
Loss on fix assets disposal	576	2,677
Changes in operating assets and liabilities:
Accounts receivable	130,340	3,461,759
Insurance commissions receivable	10,301	-
Interest receivable	(169,704)	-
Advanced to suppliers	45,773	(164,729)
Inventories	(9,840)	(188,465)
Prepayments and other current assets	(130,103)	2,880
Accounts payable and accrued expenses	(154,390)	(113,333)
Customer deposits	-	(480,010)
Taxes payable	126,399	289,302
Deferred VIP membership revenue	(248,387)	750,585
Other current liabilities	19,577	(2,933)
Deferred rental income	97,849	-
Deferred network service revenue	(2,102)	31,881
Net Cash (Used in) Provided by Operating Activities	(274,665)	4,173,818

Cash Flows From Investing Activities
Cash- restricted	1,527,044	-
Payment for purchase of property and equipment	(2,860)	(4,747)
Net increase in loans receivable	159,538	-
Net Cash Provided by (Used in) Investing Activities	1,683,722	(4,747)

Cash Flows From Financing Activities
Payment for loan payable	(1,527,044)	-
Net Cash Used in Financing Activities	(1,527,044)	-

Net (Decrease) Increase in Cash and Equivalents	(117,987)	4,169,071
Effect of Exchange Rate Changes on Cash	66,821	166,967
Cash and Equivalents at Beginning of Period	2,885,312	5,159,615
Cash and Equivalents at End of Period	2,834,146	9,495,653

Supplemental Disclosures of Cash Flow Information:
Interest paid	$32,053	$-
Income taxes paid	$3,089	$2,494

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Vantone International Group, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

1.	Basis of Presentation

a.	Interim Financial Statement

The unaudited consolidated financial statements of Vantone International Group, Inc. and subsidiaries (the "Company") have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and pursuant to the requirements for reporting on Form 10-Q. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. However, the information included in these interim financial statements reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair presentation of the consolidated financial position and the consolidated results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full year. The consolidated balance sheet information as of March 31, 2011 was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K. These interim financial statements should be read in conjunction with that report.

The unaudited consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany balances and transactions have been eliminated.

b.	Description of Business and Reverse Merger

Vantone International Group, Inc (“Vantone International”) was initially incorporated on April 20, 1966 under the laws of the State of Minnesota as Polar Homes, Inc. The Company changed its corporate name to Polar Campers, Inc. in 1968. The Company was originally formed to "build, manufacture, sell, lease, own, buy and otherwise deal with in mobile homes, campers, trailers and any other equipment which from time to time be decided upon; to own and otherwise deal with in real estate, and to do all things necessary and proper to accomplish said purposes." The Company ceased all business operations during 1973 and disposed of all assets and liabilities.

In August 1991, in anticipation of a business combination with another entity, the Company changed its corporate name to Access Plus, Inc. This business combination was unsuccessful and was abandoned in January 1992 due to lack of regulatory approval. Concurrent with the abandonment of that proposed business combination, the Company changed its corporate name to Environmental Protection Corporation.

On August 15, 2000, the Company changed its corporate name to Senior Optician Service, Inc. The Company intended to enter the specialty eyewear products business and to focus its efforts on specialty eyewear sales and services for senior citizens who are either home or facility bound. Effective March 31, 2003, this business plan was suspended by management.

On August 31, 2007, the Company changed its corporate domicile from the State of Minnesota to the State of Nevada. The capital structure of the Company remained unchanged. The change of domicile was implemented by the formation of a new Nevada corporation named Senior Optician Service, Inc. which was formed on June 25, 2007. The Minnesota Senior Optician Service, Inc. was merged into and with the Nevada Senior Optician Service, Inc. The Minnesota Corporation disappeared August 31, 2007 following the completion of the merger.

On April 7, 2008, Mr. Honggang Yu purchased 5,175,000 shares of the Company’s common stock, representing 86.9% of the outstanding shares. The shares were purchased from Gregory M. Wilson and Kaniksu Financial Service, Inc.

Effective on August 17, 2009, the name of the Company was changed from Senior Optician Service Inc. (“Senior Optician”) to Vantone International.

On May 14, 2009, Senior Optician acquired all of the outstanding capital stock of Vantone USA Inc. (“Vantone USA”)

Upon completion of the Share Exchange, there were 29,901,000 shares of Vantone International common stock issued and outstanding. On May 24, 2010, the Company issued additional100, 000 common shares in exchange for the Wilson Warrant. As of result, the Company had 30,001,000 common shares issued and outstanding as of September 30, 2011. The recapitalizations are described in further detail in Note 13 to the accompanying consolidated financial statements.

Vantone USA was incorporated under the laws of Nevada on December 5, 2007. It is a holding company that has owned 100% of the equity in Shenyang Vantone Healthcare Products Manufacturing Co., Ltd. (“Vantone Manufacturing”) since July 14, 2008. Most of Vantone International’s activities are conducted through its wholly own subsidiary, Vantone Manufacturing, and Vantone Manufacturing’s variable interest entities in The People’s Republic of China (“PRC”).

Vantone International, Vantone USA, Vantone Small Financing, Vantone Manufacturing, and all of Vantone Manufacturing’s variable interest entities listed below will be called “the Company” in the accompanying consolidated financial statements.

Vantone Small Financing

On September 27, 2010, in an attempt to expand the Company’s business in China, Vantone International formed a joint venture with Vantone Yuan that focuses on providing micro financing service to the clients in China. The joint venture operates under the name “Shenyang Heping District Vantone Small Financing Co., Ltd. (“Vantone Small Financing”)”. Vantone Small Financing has registered capital in amount of $10 million. Pursuant to this joint venture agreement, Vantone international and Vantone Yuan are required to contribute $7.07 million and $2.93 million within six  months from the received date of operation certificate, in order to own 70.7% and 29.3% of the joint venture, respectively. On March 29 2011, the Vantone Small Financing had been approved to extend the contribution period from six months to two years by Bureau of Foreign Trade and Economic Cooperation of Heping District Shenyang City. The registered term of operations is 10 years from September 27, 2010 to September 26, 2020. As of September 30, 2011, the actual capital of $2.93 million (equivalent to RMB 19,550,425) was contributed by Vantone Yuan on October 12, 2010.

Vantone Manufacturing

Vantone Manufacturing is a foreign owned enterprise that was incorporated under the laws of LiaoNing Province in the PRC on January 9, 2007. Vantone Manufacturing was incorporated under the name “Shenyang Vantone Healthcare Food Co., Ltd.,” but adopted its current name on June 20, 2007. Its registered term of operations is fifteen years, from January 9, 2007 to January 8, 2022. Vantone Manufacturing and its KangPing branch engage in manufacturing, processing, and marketing of daily commodities, water purifying equipment, and kitchen and bath equipment. Up to March 2008, Vantone Manufacturing had outsourced all of its manufacturing activities to enterprises in the PRC that are dedicated to manufacturing products exclusively for Vantone Manufacturing.

Entrusted Management of Vantone Yuan

On April 1, 2007, Vantone Manufacturing signed three agreements (Entrusted Management Agreement, Proxy Agreement, and Purchase Option and Cooperation Agreement) with the shareholders of Shenyang Vantone Yuan Trading Co., Ltd. (“Vantone Yuan”).  Vantone Yuan is a private enterprise that was incorporated under the laws of Liaoning Province.  It was incorporated under the name “Shenyang Tongbida Trading Co., Ltd.,” but adopted its current name on June 21, 2007.  The Entrusted Management Agreement stipulates that Vantone Manufacturing will enjoy all of the profits and bear all of the losses arising from the business of Vantone Yuan during Vantone Manufacturing’s management period. The effective terms of these agreements are ten years starting from April 1, 2007.  The terms may be extended by the written agreement among the parties upon the expiration of the agreement. By reason of the Entrusted Management Agreement and its ancillary agreements, Vantone Manufacturing is considered to be the primary beneficiary of the business of Vantone Yuan.  Therefore the financial statements of Vantone Yuan and its subsidiaries are required to be consolidated with the financial statements of Vantone Manufacturing, in accordance with accounting principles generally accepted in the United States (“US GAAP”).  See Note 14 for detailed information regarding the Entrusted Management Agreements. On October 12, 2011, Vantone Manufacturing entered into share transfer agreements (the “Transfer Agreements”) with the shareholders of Vantone Yuan.  The share transfer was approved by Shenyang Administration of Industry and Commerce on October 18, 2011, and the updated business certification of Vantone Yuan with the new stockholder’s name was issued at the same day. As a result, Vantone Yuan is our 100% wholly-owned subsidiary by then.  On October 18, 2011, we terminated the three agreements: Entrusted Management Agreement, Proxy Agreement, and Purchase Option and Cooperation Agreement. Additional information is disclosed in Note 18.

Vantone Yuan engages in the distribution and sale of daily commodities, consumer electronics, home appliances, health and beauty products and equipment.  It also engages in the import/export of various merchandise and technologies through a self-conducted trade model or agency arrangement.

During the periods covered by these financial statements, Vantone Yuan also operated through the following subsidiaries:

Kang Ping Vantone Trading Co., Ltd (“Kang Ping”) was incorporated under the laws of LiaoNing Province in the PRC on March 20, 2008. Vantone Yuan owned 100% of the registered capital of its registered capital.  It engaged in the distribution and sales of daily commodities, consumer electronics, home appliances, and also engaged in the import/export of various merchandise and technologies through a self-conducted trade model or agency arrangement in Kangping County of Shenyang District.

Liaoning Vantone Insurance Agent Co., Ltd. (“Vantone Insurance”), in which Vantone Yuan acquired a 78% ownership interest on November 16, 2007.  On June 8, 2009 Vantone Yuan purchased a 10% ownership interest from the other shareholder. Therefore Vantone Yuan has held an 88% ownership interest since this change. Vantone Insurance engages in the insurance agency business, mainly representing the insurance products of New China Life Insurance Co., Ltd. ZhongYi Life Insurance Co., Ltd and Heng An Life Insurance Corporation in the Shenyang District of the PRC.

c.	Fiscal Year

The Company’s fiscal year ends on March 31. The accompanying unaudited consolidated financial statements of operations and cash flows included activities for the six months ended September 30, 2011 and 2010, respectively.

d.	Principle of Consolidation

The accompanying unaudited consolidated financial statements present the financial position, results of operations and cash flows of the Company and all entities in which the Company has a controlling voting interest. The unaudited consolidated financial statements also include the accounts of any variable interest entities in which the Company is considered to be the primary beneficiary and such entities are required to be consolidated in accordance with accounting principles generally accepted in the United States (“US GAAP”). These unaudited consolidated financial statements include the financial statements of Vantone International, Vantone USA, Vantone Small Financing, Vantone Manufacturing, and Vantone Manufacturing’s variable interest entities. All significant intercompany transactions and balances are eliminated in consolidation.

The accompanying unaudited consolidated financial statements are prepared in accordance with US GAAP. This basis of accounting differs from that used in the statutory accounts of some of the Company’s subsidiaries, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises with foreign investment in the PRC (“PRC GAAP”). Necessary adjustments made to the subsidiary statutory accounts to conform to US GAAP were included in these consolidated financial statements.

e.	Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in United States requires management to make estimates and assumptions that affect the amount reported in the consolidated financial statements and the accompany notes. Actual results could differ from those estimates.

f.	Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar. The functional currencies of the Company's subsidiaries are local currencies, primarily the Chinese Renminbi. The financial statements are translated into U.S. dollars using period-end rates of exchange for assets and liabilities and average rates of exchange for the period for revenues and expenses. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in other comprehensive income or loss.

The following rates are used in translating the RMB to the U.S. Dollar presentation disclosed in these unaudited consolidated financial statements for the six months ended September 30, 2011 and 2010, respectively.

		For The Six Months Ended September 30,
		2011		2010
Assets and liabilities	period ended rate of RMB	6.3843	/per USD	6.6912	/per USD

Revenue and expenses	average rate of RMB	6.4570	/per USD	6.7965	/per USD

g.	Accounts Receivable

Accounts receivable are recognized and carried at original invoice amount less allowance for any uncollectible amounts. The Company provides an allowance for doubtful accounts equal to the estimated losses that will be incurred in the collection of receivables. The estimated losses are based on a review of the current status of the existing receivables. The allowance for doubtful accounts for the six months ended September 30, 2011 and the fiscal year ended March 31, 2011 were $55,305 and $67,157, respectively.

h.	Fair Value Measurements

For certain of the Company’s financial instruments, including cash and equivalents, accounts receivable, interests receivable, loans receivable, advanced to suppliers, inventories, prepaid and other current assets, deferred income tax assets, accounts payable and accrued expenses, customer deposits, taxes payable, and other current liabilities, the carrying amounts approximate their fair values due to the immediate or their short maturities.

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the consolidated balance sheets for receivables, certain other current assets and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company did not identify any other non-recurring assets and liabilities that are required to be presented in the consolidated balance sheets at fair value in accordance with ASC 825.

i.	Insurance Commissions Receivable and Payable

The Company has separately reflected receivables and payables in the consolidated financial statements. The captions “insurance commission receivable” and “insurance commission payable” result from insurance commission in connection with the Company’s agency commercial insurance services business. In general, the insurance commission was calculated based on the agency agreement with insurance carriers. Since the insurance carriers settled the insurance commission at fixed period, the Company recorded the commissions receivable from insurance carriers as “insurance commission receivable” when it incurred. Simultaneity, the Company calculated appropriate commission to agents and brokers as “insurance commission payable”.

j.	Revenue Recognition

Revenue includes sales of products, insurance services rendered, small amount financing and mortgage service, VIP membership fee and network service fees collected.

Products revenue represents the invoiced value of goods sold recognized upon the delivery of goods to customers, net of allowance for estimated returns, when both title and risk of loss transfer to the customer, provided that no significant obligations remain. Deferred revenue represents the undelivered portion of invoiced value of goods sold to customers. Sales transactions for the products are generally accounted for using the deposit method. Under the deposit method, payments received from the buyer are recorded as customer deposits. Revenue is represented net of value added taxes (“VAT”) for the sales revenue from PRC subsidiaries.

Insurance service incomes result from the commission income relation to the insurance agreement sold. The Company recognizes the insurance service income upon the agency agreement with insurance company when the customer is bound to the contract after completion of any rescission period offered by the insurance underwriter.

The financing interest income was from micro financing service provided to the clients in China. The interests were calculated based on the loans agreement by both sides. The Company recorded loans principal and interests received in advance as “loans receivable” and “unearned income”, respectively.

The revenues from service included VIP membership fees and network service fees arising from E-commerce members. We recognize the service revenues upon the service period of the agreement signed by both sides. VIP memberships are short-term memberships. However, Network Service Memberships are permanent. Therefore, we are recognizing the revenue from Network Service Memberships for a term from the actual registered date to expiration date of the operations of Kang Ping Vantone.

k.	Advertising costs

Advertising costs are booked as expenses as incurred. The Company incurred $23,231 and $0 for the six months ended September 30, 2011 and 2010.

l.	Income Taxes

Vantone International and Vantone USA file federal consolidated income taxes. The Company’s PRC subsidiary, Vantone Small Financing and Vantone Manufacturing, file income tax returns under the Income Tax Law of the People's Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws. Vantone Yuan and its subsidiaries file income tax returns under the Income Tax Law of the People's Republic of China.

The Company follows the FASB issued ASC740 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred taxes also are recognized for operating losses that are available to offset future income taxes.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, (“FIN 48”), codified in FASB ASC Topic 740, on January 1, 2007. As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48, and the Company recognized no material adjustments to liabilities or stockholders’ equity. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements. On September 30, 2011 and March 31, 2011, the Company did not take any uncertain positions that would necessitate recording of tax related liability.

m.	Segment Reporting

ASC 280, Disclosure about Segments of an Enterprise and Related Information, requires disclosure of reportable segments used by management for making operating decisions and assessing performance. Reportable segments are categorized by products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. ASC 280 has effect on the Company’s financial statements. The Company generated four categories of revenues: products sold, commission received for insurance agency business, membership fees collected from members and Financing interest. See segment reporting spreadsheet on Note 15.

n.	Recent Accounting Pronouncements

In June 2011, the FASB issued Accounting Standards Update (ASU) No.2011-05, “Comprehensive Income”. ASU No. 2011-05 amends the guidance with ASC Topic 220, “Comprehensive Income”, in this Update, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. In a single continuous statement, the entity is required to present the components of net income and total net income, the components of other comprehensive income and a total for other comprehensive income, along with the total of comprehensive income in that statement. In the two-statement approach, an entity is required to present components of net income and total net income in the statement of net income. The statement of other comprehensive income should immediately follow the statement of net income and include the components of other comprehensive income and a total for other comprehensive income, along with a total for comprehensive income.

Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented.

The amendments in this Update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments do not change the option for an entity to present components of other comprehensive income either net of related tax effects or before related tax effects, with one amount shown for the aggregate income tax expense or benefit related to the total of other comprehensive income items. In both cases, the tax effect for each component must be disclosed in the notes to the financial statements or presented in the statement in which other comprehensive income is presented. The amendments do not affect how earnings per share is calculated or presented.

The amendments in this Update should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011.

Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures. The Company will adopt these new disclosure requirements on its financial statements and notes in the years or interim periods beginning after December 15, 2011.

In May 2011, the FASB issued Accounting Standards Update (ASU) 2011-04, “Fair Value Measurement”. ASU 2011-04 amends the guidance with ASC Topic 822, “Fair Value Measurement”. The amendments in this Update change the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments include the following:

1. Those that clarify the Board's intent about the application of existing fair value measurement and disclosure requirements

2. Those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.

In addition, to improve consistency in application across jurisdictions some changes in wording are necessary to ensure that U.S. GAAP and IFRS fair value measurement and disclosure requirements are described in the same way (for example, using the word shall rather than should to describe the requirements in U.S. GAAP). The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The Company will adopt these new disclosure requirements on its financial statements and notes in the years or interim periods beginning after December 15, 2011.

2.	Cash Restricted and Loan Payable

In an attempt to better expand our small financing loans business and prompt the availability of external fund, Vantone Small Financing plan to make profits margins between low cost loans of bank and high lending to our customers. In order to keep friend relationship with China CITIC Bank and conveniently obtain the loans from China CITIC Bank in the near future, on January 27, 2011, Vantone Yuan entered into an entrusted loan agreement with China CITIC Bank Shenyang Branch (“China CITIC Bank”). At the same time, Vantone Small Financing also signed a loan agreement with China CITIC Bank. Pursuant to two agreements, Vantone Yuan must deposit the total amount of RMB 10 million into a special bank account that is restricted to be used only for lending and repayment loans. Simultaneously, China CITIC Bank lent such amount of RMB10 million to Vantone Small Financing at annual rate of 4.815% commencing from January 27, 2011 and ending June 29, 2011. In the event that Vantone Small Financing does not return this loan to China CITIC Bank for three months after due day, the amount of RMB 10 million deposited into special bank account will be hold by China CITIC Bank. As a result, cash restricted and loan payable of RMB 10 million (equivalent to $1,527,044) were represented as of March 31, 2011, respectively. As stated in the agreement, Vantone Small Financing repaid this loan of RMB 10 million (equivalent to $1,527,044) to China CITIC Bank on June 29, 2011. Concurrent with this transaction completion, the deposit of RMB10 million was fully returned to Vantone Yuan by China CITIC Bank at the same day.

3.	Accounts Receivable and Allowance for Doubtful Accounts

We generally adopted the deposit method when we sold the products to our customers. However, we provided to major customers with short term credit before March 31, 2010 for purchase the jade mattresses with regulated temperature spiked and bamboo fiber quilts from us to grasp the market opportunity and prompt our revenue, as of result that China experienced the coldest winter in fifty years during the winter in the year 2009. Therefore, it caused the significant increase in outstanding accounts receivable as of March 31, 2010. Whereas we collected actively the accounts receivable in the past eighteen months through our efforts, the outstanding accounts receivable balance as of September 30, 2011 was only accounted for 12.80% of the total account receivable incurred as of March 31, 2010. Since the remains amount of accounts receivable as of September 30, 2011 mostly resulted from four major customers who kept friendly and long-term cooperative relationship with us, the Company agreed to extend the credit to December 2011 to support their operation business.

The accounts receivable amounts included in the consolidated balance sheets as of September 30, 2011 and March 31, 2010 were as follows:

	September 30, 2011	March 31, 2011
	(Unaudited)	(Audited)
Distributors who had owed the Company more than
USD78,317 (equivalent to RMB 0.5 million)	$490,399	$660,881
Distributors or Customers who had owed the Company
equal or less than USD78,317 (equivalent to RMB 0.5 million)	64,761	10,689
Sub-total	555,160	671,570
Less: Allowance for doubtful accounts	55,305	67,157
Accounts receivable, net	$499,855	$604,413

As of September 30, 2011 and March 31, 2011 the gross amount of accounts receivable balance was $555,160 (equivalent to RMB 3,544,298) and $671,570 (equivalent to RMB 4,397,846), respectively.

The following is a summary of the status of allowance for doubtful accounts as of September 30, 2011 and 2010.

Period	Amount	Period	Amount
As of March 31, 2011	$67,157	As of March 31, 2010	$427,357
As of June 30, 2011	$54,628	As of June 30, 2010	$338,746
As of September 30, 2011	$55,305	As of September 30, 2010	$82,764

The Company uses the allowance method to estimate the uncollectible portion of its account receivables. Based on the percentage of outstanding receivable approach, the Company should record bad debt expense in the debit and the related credit to the allowance account at closing day. The Company maintains a reserve for uncollectible accounts of 10% of accounts receivable commencing from January 2010. As of September 30, 2011 and March 31, 2011 the allowance for doubtful accounts was $55,305 (equivalent to RMB 353,085) and $67,157 (equivalent to RMB 439,785) respectively.

Accounts receivable aging as of September 30, 2011 and March 31, 2011 consisted of the following:

	September 30, 2011	March 31, 2011
	(Unaudited)	(Audited)
More than 91 days and less than 180 days	$2,107	$-
More than 365days	553,053	671,570
Total	$555,160	$671,570

The Company’s accounts receivable with ages of more than 91 days and less than 180 days of $2,107 and more than 365 days of $553,053, as reflected in the table, was primarily attributable to the fact that the Company’s accounts receivable generated for the fiscal year ended March 31, 2010.

4.	Loans Receivable, Net

Vantone Small Financing was established on September 27, 2010. It accepted its first loans transaction in October 2010, and started its business by providing micro financing service to the clients in China. In general, the Company considers historical credit losses, performance, economic and etc when the Company provides the loans to unrelated third parties. In order to reduce its risk, the Company sometimes withheld the full amount of loan interests before release the rest of principal loans amount to the borrowers, and these withhold interests income have been recorded as “unearned income”. In additional, the term of the loans is usually no longer than six months for the individuals.

In order to encourage our borrowers to establish the franchise physical stores, the Company implemented a new policy beginning on April 12, 2011. Pursuant to this new policy, the loans may be applied for the extension to six months after due date, if the borrowers establish the franchise physical stores, and begin the operation business before October 31, 2011. In addition, such borrowers must submit a commitment letter, and agree to offset our losses by the profit generating from franchise physical stores, in the event that the defaults occur. For the extension loans, the principal and interest will be repaid at mature date with monthly rate of 1.95%. As of September 30, 2011, the total amount of $5,706,673 (equivalent to RMB 36,433,000) was extended.

Our goal is to set up 110 physical stores by the end of December 31, 2011. We adopted a preferential policy to encourage more new customers to open franchises with us, commencing from July 10, 2011. According to such preferential policy, the Company will provide a maximal amount of loans (equivalent to annual rental fee of six multiple if the borrowers set up the franchise physical stores located inside the second ring road of Shenyang, otherwise, to annual rental fee of five multiple) to our new borrowers for the period of five years with monthly interest rate of 0.8625%, if such borrowers intend to open franchise physical stores with us and satisfy our requirements, such as providing individual certification, long-term lease agreement and etc. In addition, such borrowers must agree to use the operation right of franchise physical stores as a pledge within five years. As of September 30, 2011, the total amount of $298,076 (equivalent to RMB 1,903,000) was loaned to such borrowers.

Except that, on June 9, 2011, Vantone Small Financing filed a complaint in the Heping District Court of Shenyang City, China (the "Court") against four individual borrowers, Shengli Liu, Yan Jing, Genshe Bai and Pengcheng Chen (collectively, the "Individual Defendant"). We claim that the four Individual Defendants have breached their personal pledged loan agreements with Vantone Small Financing due to the non-repayment of the total principal of RMB 6.7 million, or approximately $1,049,453. In the complaint, Vantone Small Financing requests the Court to grant the following relief: 1) The four Individual Defendants must timely return the total principal with interest due from due dates to payment and; 2) the Court shall award Vantone Small Financing any and all costs in connection with this lawsuit, including but not limited to the attorney fees. On September 1, 2011, the Court made the following ruling: 1) The four Individual Defendants must timely return the total principal with interests from due dates to payment date at rate of 1.62% per month, totaling to loans principal of total amount of RMB 6.7 million (or approximately $1,049,453) plus total interests; 2) The four Individual Defendants must pay the penalty interest from April 20, 2011 to September 30, 2011 at rate of 50% of 0.054% per day; 3) the Court shall award Vantone Small Financing any and all costs in connection with this lawsuit, including but not limited to the attorney fees, totaling to RMB 277,597 (or approximately $43,481). On September 29, 2011, the Court sent an assistance notice to Chang’an Branch, Xi’an Land and Resources, in order to assist to close down the two parcels of 15.586 Mu (equate to 10,390.667 square meters) land use right Xi’an Hanxin Science and Technology Co. Ltd, located in Beida village East Town Chang’an County.

The following table presents the details of the Company's loans receivable, net.

	Loan receivable	Allowance of loans losses	Unearned interest income	Total loans receivable
Outstanding, April 1, 2011	$7,053,111	$70,531	$16,378	$6,966,202
Increased	1,091	282,179	-	(281,088)
Decreased	-	-	16,378	(16,378)
Outstanding, September 30, 2011	$7,054,202	$352,710	$-	$6,701,492

The following is a summary of the status of allowance of loans losses as of September 30, 2011 and March 31, 2011:

Breakdown of loan principal	Loan principal as of 9/30/2011	Bad debt rate	Allowance of loans losses as of 9/30/2011	Loan principal as of 3/31/2011	Bad debt rate	Allowance of loans losses as of 3/31/2011
Expired loans	$1,049,453	5%	$52,473	$-	5%	$-
Extension loans	5,706,673	5%	285,334	-	5%	-
Unexpired loans	298,076	5%	14,903	7,053,111	1%	70,531
Total amount	$7,054,202		$352,710	$7,053,111		$70,531

Generally, the aging of extension loans refer to as less than one year, and the aging of unexpired loans generally refer to as less than six months.

Vantone Small Financing uses the allowance method to estimate the uncollectible portion of its loans principal. Based on analysis of loans principal aging, the Company should record a provision for loans losses in the debit and the related credit to the allowance account at closing day. The Company adopted an allowance at 1% of the unexpired loans principal amount for the fiscal year ended March 31, 2011.

For the six months ended September 30, 2011, the Company adopted an allowance at 5% of the unexpired loans principal amount, primarily due to the fact that such portion of loans were long term, and lent new borrowers as described above, which caused an increase in uncollectible risk .

In connection with extended maturity, the Company considered to enhance the uncollectible risk. As a result, the Company determined that the allowance at 5% of the extension loans principal amount was used for the six months ended September 30, 2011. In addition, the Company believes that the Company probably receives the overdue loans of $1,049,453 ending this lawsuit. Therefore, the Company used an allowance rate at 5% of this portion during the six months ended September 30, 2011.

5.	Inventories

Inventories as of September 30, 2011 and March 31, 2011 consisted of the following:

	September 30, 2011	March 31, 2011
	(Unaudited)	(Audited)
Raw materials	$81,821	$80,142
Finished goods	462,439	441,597
Total	$544,260	$521,739

Inventories turnover for the six months ended September 30, 2011 and 2010 consisted of the following:

	For The Six Months Ended September 30,
	2011	2010
	(Unaudited)	(Unaudited)
Inventory turnover	0.01	2.46

Cost of goods sold decreased enormously for the six months ended September 30, 2011 as compared to the same period in 2010. However, average inventories increased significantly in the six months ended September 30, 2011 as compared to the same period in 2010. As a result, the inventories turnover figure for the six months ended September 30, 2011 was obviously less than in the same period in 2010.

6.	Advanced to Stockholders/ Officers, Net

Amounts advanced to stockholders/officers are unsecured, non-interest bearing, and have no set repayment date. As of September 30, 2011 and March 31, 2011, the total net amounts of advanced to the stockholders/officers were $2,477,673 and $2,435,135, respectively. This represented the net amounts lent by the Company to stockholders/officers. All advances to Mr. Honggang Yu occurred before May 14, 2009, the “Share Exchange” date. The net amount different in advanced to stockholders/officers between September 30, 2011 and March 31, 2011 was merely caused by the currency exchange rate different between September 30, 2011 and March 31, 2011.

	September 30, 2011	March 31, 2011
	(Unaudited)	(Audited)
Mr. Honggang Yu	$2,477,673	$2,435,135
Total	$2,477,673	$2,435,135

7.	Property and Equipment-net

Property and equipment, less accumulated depreciation, consisted of the following:

	Estimated	September 30, 2011	March 31, 2011
	Life	(Unaudited)	(Audited)

Buildings	20	$754,398	$2,063,092
Vehicles	3-5	206,186	201,013
Equipments and office furniture	5	84,702	79,802
Software	3	45,687	44,541
Subtotal		1,090,973	2,388,448
Less: Accumulated depreciation		388,391	583,414
Total		$702,582	$1,805,034

Depreciation expenses charged to operations were $86,398 and $83,939 for the six months ended September 30, 2011 and 2010, respectively.

8.	Non-Operating Property

In January, 2011, our entrust agreements entity Vanton Yuan entered into a Purchase Agreement (the “Agreement”) with Liaodong Island Real Estate Development Co., Ltd (“Liaodong Island”) and Department of Land and Resources of Liaoning (“Land and Resource of Liaoning”) to acquire the ownership certificate of the building located at 28# KunShan West Road Apt A3, Shenyang City, China, which is near by the North Train station of Shenyang with approximately 1,800 square meters construction space (the “Building”). This Building was originally developed by Liaodong Island and Land and Resource of Liaoning. Vantone Yuan possesses the purchase amount payment invoice of purchasing the Building from Liaodong Island under the fully executed purchase agreement entered into between Vantone Yuan, Liaodong Island and Land and Resources of Liaoning. However, it was found that this Building was originally owned by Land and Resource of Liaoning after the completion of construction. According to the regulations in PRC, Vantone Yuan must submit the application to Shenyang Real Estate Trading Center to transfer the ownership certification of this Building from Land and Resource of Liaoning to Vantone Yuan. Since Liaodong Island and Land and Resources of Liaoning failed to perform their respective contractual obligations under the above Agreement, the title of invoice was not issued in accordance with ownership of this Building, Vantone Yuan cannot acquire the ownership certificate of this Building. Despite the fact that Vantone Yuan actively negotiated with the relevant parties and signed the Purchase Agreement of this Building with Land and Resource of Liaoning in January 2011, the Land and Resource of Liaoning has  not provide the invoice to Vantone Yuan.

The Company (“Plaintiff”) has initiated a lawsuit against Land & Resource of Liaoning and Liaodong Island (collectively, the “Defendants”) in the Huanggu District Court, Shenyang City, China (the “Court”) on August 4, 2011, the Company believes Defendants have breached the purchase agreement of the Building located at 28# KunShan West Road Apt A3, Shenyang City, China, with Vantone Yuan because the Defendants failed to assist Vantone Yuan to obtain the ownership title certification of the Building, after Vantone Yuan has duly performed the contractual obligations of full purchase payment under the above purchase agreement In the complaint, Plaintiff requests that the Court, the following relief: 1) the Defendants must timely transfer the ownership certification of the Building to the title of Plaintiff; 2) the Court shall award damages to Plaintiff due to delay to transfer the ownership certification of this building to Plaintiff, totaling to RMB38,183.60 (USD $ 5,981); and 3) the Court shall award Plaintiff costs in connection with the action.  If the Plaintiff loses this lawsuit, Vantone Yuan may still use this building, and Vantone Yuan will delay to obtain the ownership certification of this building.

Moreover, in order to decorate this building, the Company has advanced the total amount of RMB 1,383,529 to Liaodong Island as of September 30, 2011. The Plaintiff did not demand for this amount of advanced costs for decoration of the Building against the Defendants. The Company expects to have its insurance operation business move to this Building after the interior decoration is completed within the year 2011. Due to the above lawsuit, there is no assurance that the Company can use this Building in year 2011. Since this Building is not used in any operating activity as of September 30, 2011, the Company does not include it in the depreciation as of September 30, 2011. The net amount different in non-operating property between September 30, 2011 and March 31, 2011 was merely caused by the currency exchange rate different between September 30, 2011 and March 31, 2011.

	September 30, 2011	March 31, 2011
	(Unaudited)	(Audited)

Non-Operation Buildings	$1,270,427	$1,238,549
Less: Accumulated depreciation	-	-
Total	$1,270,427	$1,238,549

9.	Investment Property

In May 2006, the major shareholder of Vantone Insurance invested a building with approximately 1,390 square meters to acquire the ownership of Vantone Insurance, which was located in #195 Zhong Shan Road, Sunshine Plaza 16 Floor, Heping District Shenyang City. In September 2007, Vantone Yuan purchased an office space with approximately 1,390 square meters located in the same district of Sunshine Plaza 17 Floor. The Company used these two floors as their executive office until May 2011.

In June 2011, Vantone Insurance leases its floor space (16 floor of Sunshine Plaza) of about 1,390 square meters for RMB 695,000 per year to an unrelated party. The term of this lease agreement was for two years from June 1, 2011 to May 30, 2013. In addition, Vantone Yuan leases its floor space (17 floor of Sunshine Plaza)  of about 530 square meters for RMB 265,000 every year from June 1, 2010 to May 30, 2013 and space of about 655 square meters for RMB294,750 per year commencing from July 20, 2011 and ending July 19, 2013, respectively. These two floors space were recorded as our properties at cost and depreciation of properties were computed by using the straight-line method over the estimated useful lives before June 2011. According to the requirement for GAAP accounting treatment, the Company reclassified these lease floor spaces as investment property since June 2011.

As of September 30, 2011 and March 31, 2011, Investment Properties consisted of the following:

	Estimated	September 30, 2011	March 31, 2011
	Life	(Unaudited)	(Audited)
Buildings	20	$1,361,794	$-
Less: Accumulated depreciation		297,416	-
Total		$1,064,378	$-

10.	Taxes Payable

a.	Corporation Income Tax (“CIT”)

Vantone International and Vantone USA file federal consolidated income tax returns. Vantone Small Financing, Vantone Manufacturing and its Kang Ping branch file income tax returns under the Income Tax Law of the PRC concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws. Vantone Yuan and its subsidiaries file income tax returns under the Income Tax Law of the PRC concerning China Private Enterprises and local income tax laws.

In accordance with the relevant PRC tax laws and regulations, Vantone Manufacturing is subject to CIT at 27% and 25% tax rate before, on and after January 1, 2008, respectively. However, on April 14, 2010, in accordance with the relevant tax laws and regulations of the PRC, Vantone Manufacturing was approved by PRC Tax Authority, and is entitled to full exemption from CIT for two years starting from January 1, 2008, and a 50% reduction in CIT for the next three years, As a result, Vantone Manufacturing was entitled to a full exemption from CIT for the years 2008 and 2009. Commencing from January 2010, Vantone Manufacturing began to be charged CIT at a 12.5% rate, half of regular CIT rate 25%.

On June 22 and August 31, 2010. Vantone Manufacturing’s Kang Ping branch was approved for cancellation of national and local tax registration by Liaoning KangPing National and Local Tax Bureau, respectively.

Vantone Yuan and its subsidiaries are subject to CIT at 33% and 25% tax rate before, on and after January 1, 2008, respectively. However, Vantone Yuan had been exempted from CIT for a period from April 12, 2007 to December 31, 2007 by Shenyang City Heping Region National Tax Authority.

The deferred tax assets, current, in the accompanying balance sheet were $367,660 and $207,765 as of September 30 and March 31, 2011, respectively. There were no deferred tax liabilities as of September 30, 2011 and March 31, 2011. All of deferred tax assets were from Vantone Small Financing and Vantone Manufacturing, and Vantone Manufacturing’s variable interest entities in the PRC. The deferred tax assets primary resulted from tax credit carry forward and the bad debt allowance.

The components of the provisions for income taxes were as follows:

	For The Six Months Ended September 30,
	2011	2010
	(Unaudited)	(Unaudited)
Current	$178,535	$244,985
Deferred income tax benefits	(152,807)	(48,565)
Total	$25,728	$196,420

The following is a reconciliation of the statutory tax rate to the effective tax rate for the six months ended September 30, 2011 and 2010:

	For The Six Months Ended of September 30,
	2011	2010
	(Unaudited)	(Unaudited)
U.S. statutory corporate income tax rate	34%	34%
PRC tax rate difference	(9)%	(9)%
Net effect of tax exemption/non-taxable
income/non-deductible expenses	(41)%	(7)%
Effective tax rate	(16)%	18%

The tax effect of temporary differences that give rise to the Company’s deferred tax assets as of September 30, 2011 and March 31, 2011 were as follows:

	September 30, 2011	March 31, 2011
	(Unaudited)	(Audited)
Deferred income taxes assets :
Bad debt allowance	$88,178	$17,633
Loss carry forward	279,482	190,132
Total deferred income taxes assets - current	$367,660	$207,765

b.	Value Added Tax (“VAT”)

Vantone Manufacturing and Vantone Yuan’s subsidiaries are subject to VAT on merchandise sales in PRC. Since Vantone Manufacturing engages in the manufacture and processing business, a small scale VAT rate of 6% was applicable before January 1, 2009. For Vantone Yuan’s subsidiaries whichever engage in distribution and sales of daily commodities, a small scale VAT rate of 4% was applicable prior to January 1, 2009. According to China VAT regulations, commencing from January 1, 2009, all small scale VAT rates have been changed to 3%. On July 1, 2009, Vantone Manufacturing becomes a general taxpayer and the tax rate was changed from 3% to 17%.

Kang Ping is subject to VAT on merchandise sales in the PRC. A small scale VAT rate of 4% was applicable prior to January 1, 2009, a rate of 3% was applicable after January 1, 2009, and a general VAT rate of 17% is applicable for the merchandise sales on and after April 1, 2009, since its sales amount within one year had achieved a level which subject to general VAT rate of 17%.

Vantone Yuan is also subject to VAT on merchandise sales in the PRC. A small scale VAT rate of 4% was applicable prior to February 1, 2008, and a general VAT rate of 17% was applicable for the merchandise sales on and after February 1, 2008, respectively.

c.	Business Tax (“BT”)

The Company is also subject to business tax, which is charged on the service income at a rate of 5% in accordance with the tax law in Liaoning Province of PRC. The service income in the company as follows: insurance agent service, VIP membership fees, network service fees and small amount financing and mortgage service.

d.	Taxes Payable

As of September 30, 2011 and March 31, 2011, taxes payable consisted of the following:

	September 30, 2011	March 31, 2011
	(Unaudited)	(Audited)
Value-added taxes	$(86,797)	$(28,720)
Corporate income tax provision	472,778	287,889
Business taxes	10,998	(5,988)
Individual income tax withholdings	90	655
City construction, education, and other taxes	1,994	8,815
Total	$399,063	$262,651

11.	Deferred Revenue-VIP and Network

In April 2010, the Company established an insurance B2C e-commerce trade platform named “Vantone Insurance Online Shop” (“Vantone Online”). Once the customer register to our membership (it refers to VIP membership), it can enjoy more convenient service by Vantone Online. In general, we charge registration fee for one year. As a result, we recognized the partial amount as revenues and the rest of amount as “deferred VIP membership revenue” when we received registration fees. Hereafter we will record to revenue from “deferred VIP membership revenue” based on the service period. As of September 30, 2011 and March 31, 2011, the deferred VIP membership revenues were $0 and $248,387, respectively.

Further, the insurance agent registers to permanent membership. Pursuant to this condition, we recognized the partial amount as revenues and the rest of amount as “deferred network service revenue” when we received registration fees. Hereafter we will record to revenue from “deferred network service revenue” based on the service period from payment to expiration date of operations of Kang Ping Vantone. As of September 30, 2011, the deferred network service revenue-current and non-current were $4,311 and $24,790 respectively.

12.	Operating Lease Commitments

The Company leases certain office spaces under operating lease agreements. The rental expenses under operating leases were $19,997 and $18,247 for the six months ended September 30, 2011 and 2010, respectively. The following is a schedule of future minimum rental payments required under operating leases that had initial or remaining non-cancelable lease terms beyond September 30, 2011.

For The Fiscal Years Ending September 30,	Amount

2012	$46,911
2013	17,914
2014	12,080
2015	12,080
2016	9,060
Total minimum rental payments required	$98,045

13.	Stockholder’s Equity

a.	Common Stock

The Company is authorized to issue 100,000,000 shares of Common Stock, $.001 par value per share, of which 30,001,000 shares are outstanding and issued as of September 30, 2011.

Before the Share Exchange with Vantone USA, Vantone International (formerly “Senior Optician”) had 5,954,000 shares of common stock issued and outstanding.

In exchange for the outstanding shares of Vantone USA, Vantone International issued 23,947,000 shares of its common stock to the shareholders of Vantone USA (the “Share Exchange”). Those shares represent 80.1 % of the outstanding shares of Vantone International 19,157,600 of the shares were issued to Honggang Yu, although he immediately assigned 14,368,200 of them to other shareholders for whom he served as nominee. Honggang Yu is the Chief Executive Officer of Vantone USA, as well as the Chief Executive Officer of Vantone International. The remaining 4,789,400 shares were issued to Jichun Li, the Chief Financial Officer of Vantone International, although he immediately assigned 3,831,520 of them to other shareholders for whom he serves as nominee. As a result of these transactions, persons associated with Vantone now own securities that represent 97.4% of the equity in Vantone International.

In March 2008, the Company and Gregory M. Wilson agreed to exchange a common stock warrant for 800,000 shares issued to Mr. Wilson on March 31, 2006 for a new common stock purchase warrant (the “Wilson Warrant”).  The Wilson Warrant permitted Mr. Wilson to purchase 800,000 shares of the Company’s common stock for a price equal to the lesser of (a) fifty percent of the lowest closing bid price quoted between March 31, 2006 and the exercise date or (b) $0.02 1/2 . The Wilson Warrant could be exercised by payment in cash of the exercise price or by a cashless exercise procedure. In lieu of exercise, either Mr. Wilson or the Company could cause the Wilson Warrant to be exchanged for shares of the Company’s common stock, except that the Company could not cause the exchange to occur until it had filed an 8-K reporting that it has ceased to be a shell company.  The number of shares issuable in exchange for the Wilson Warrant would be the greater of (a) 100,000 or (b) 0.33% of the outstanding shares, and the foregoing ratio shall not be affected by any reverse split of the Company’s common.

On May 24, 2010, the Company issued 100,000 common shares in exchange for the Wilson Warrant.

Upon completion of the Share Exchange and warrant exchange, there were 30,001,000 shares of the Company’s common stock issued and outstanding as of September 30, 2011.

b.	Additional Paid-In Capital

The additional paid-in capital represents the excess of the aggregate fair value of the capital contributed over the par value of the stock issued. There was $1,919,800 and $1,919,800 additional paid-in capital as of September 30, 2011 and March 31, 2011, respectively.

c.	Dividends and Reserves

Under the regulations and laws of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following: (i) cumulative prior years' losses, if any; (ii) allocations to the "Statutory Surplus Reserve" of at least 10% of net income after taxes, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital; and (iii) allocations to any discretionary surplus reserve, if approved by shareholders.

The Company has not accrued "discretionary surplus reserve”, since it had not been approved by the shareholders of the Company.

The Company established and segregated in reserve funds an aggregate amount of $877,446 and $865,816 for the Statutory Surplus Reserve as of September 30, 2011 and March 31, 2011, respectively.

14.	Proxy Agreement, Entrusted Management Agreement, and Purchase Option and Cooperation Agreement

Effective as of April 1, 2007, Vantone Manufacturing entered into three agreements with Vantone Yuan and/or the shareholders of Vantone Yuan:  the Entrusted Management Agreement, the Proxy Agreement, and the Purchase Option and Cooperation Agreement.  Summaries of the agreements follow:

Proxy Agreement: In this agreement, the shareholders of Vantone Yuan assigned to Vantone Manufacturing their voting rights and all other shareholders rights, including the right to attend and vote such shares at any shareholder’s meeting of the Company (or by written consent in lieu of a meeting) without any limitations. The effective term of this agreement shall be ten (10) years and may be extended by the written agreement among the parties upon the expiration of this agreement.

Entrusted Management Agreement:  In this agreement, the shareholders of Vantone Yuan entrusted Vantone Manufacturing to manage all assets and debts of Vantone Yuan. The term of this Entrusted Management Agreement shall be from April 1, 2007 to the earlier of the following:

1)	March 31, 2017,

2)	the winding up of Vantone Yuan,

3)	the termination date of this Entrusted Management Agreement to be determined by the parties, or

4)	the date on which Vantone Manufacturing completes the acquisition of Vantone Yuan.

In exchange for the services of Vantone Manufacturing pursuant to this Entrusted Management Agreement, Vantone Yuan and its shareholders shall pay an entrusted management fee to Vantone Manufacturing. The entrusted management fee shall equal Vantone Yuan’s net profits, being the monthly revenues after deduction of operating costs, expenses, and taxes. If the net profit is zero, Vantone Yuan is not required to pay the entrusted management fee; if Vantone Yuan sustains losses, all such losses will be carried over to next month and deducted from next month's entrusted management fee.  Vantone Manufacturing and Vantone Yuan shall calculate, and Vantone Yuan and its shareholders shall pay, the monthly entrusted management fee at the conclusion of each month.

In addition, Vantone Manufacturing shall assume all operation risks arising out of the operations of Vantone Yuan and bear all losses of Vantone Yuan. If Vantone Yuan does not have sufficient funds to repay its debts, Vantone Manufacturing is responsible for paying these debts on behalf of Vantone Yuan. If Vantone Yuan's net assets are lower than its registered capital, Vantone Manufacturing is responsible for funding the deficit.

Purchase Option and Cooperation Agreement:  In this agreement, the  shareholders of Vantone Yuan granted to  Vantone Manufacturing the exclusive option to acquire, at any time upon satisfaction of the requirements under the PRC law, the entire or a portion of all shareholders’ shares of equity or/assets owned by Vantone Yuan.

By reason of these three agreements, Vantone Manufacturing is considered to be the primary beneficiary of Vantone Yuan and its subsidiaries. Vantone Yuan and its subsidiaries are considered to be the variable interest entities of Vantone Manufacturing. Since Vantone International is the 100% equity owner of Vantone Manufacturing,   Vantone Manufacturing and Vantone Manufacturing’s variable interest entities shall be required to be consolidated into the Company’s financial statements in accordance with accounting principles generally accepted in the United States (“US GAAP”).

On October 18, 2011, we terminated the three agreements: Entrusted Management Agreement, Proxy Agreement, and Purchase Option and Cooperation Agreement. Additional information is disclosed in Note 18.

15.	Segment Reporting

The Company engages in three types of business activities: daily commodities (including healthcare and beauty products, feminine hygiene products) sales, insurance agency service, and small financing service. In addition, the Company collects the VIP membership and network service fees from the clients who would like to enjoy the discount on the merchandises they purchased from the Company on line. Network service members not only can buy or/and sell the Company’s daily commodities, but also joints the Company as one of its insurance agent. The chief operating decision makers evaluate performance, make operating decisions, and allocate resources based on the separated type of business financial data. Gross profit, operating income, income from operations, and income taxes are allocated to specific business activities within the organization. In accordance with ASC 280 “Disclosures about Segments of an Enterprise and Related Information” the Company is considered to have three reportable segments. The Company is required to disclose certain information about profit or loss, total assets and liabilities and long-lived assets. Following is a summary of segment information for the six months ended September 30, 2011 and 2010:

	For The Six Months Ended September 30, 2011
	Products Sold and Related Service	Insurance Agency Related Service	Financing Interest Related Service	Total

Total assets	$9,010,916	$795,121	$7,262,956	$17,068,993
Total long - lived assets, net	$2,543,792	$491,548	$2,047	$3,037,387
Total liabilities	$422,842	$199,863	$211,721	$834,426

Net revenue from products sold	$13,039	$-	$-	$13,039
Revenue from Insurance service rendered	$-	$2,935	$-	$2,935
Revenue from financing interests	$-	$-	$640,872	$640,872
Revenue from membership fees	$251,911	$-	$-	$251,911
Revenue from network service fees	$2,131	$-	$-	$2,131
(Loss) Income from operations	$(274,544)	$(73,877)	$211,983	$(136,438)
Depreciation expenses	$69,380	$16,639	$379	$86,398
Bank interest income	$23,893	$143	$415	$24,451
Non-controlling interest	$-	$(8,865)	$-	$(8,865)
Income tax (benefits) expenses	$(29,263)	$(16,845)	$71,836	$25,728

	For The Six Months Ended September 30, 2010
	Products Sold and Related Service	Insurance Agency Related Service	Financing Interest Related Service	Total

Total assets	$15,940,357	$701,658	$-	$16,642,015
Total long - lived assets, net	$2,561,147	$501,243	$-	$3,062,390
Total liabilities	$1,799,188	$116,940	$-	$1,916,128

Net revenue from products sold	$1,563,440	$-	$-	$1,563,440
Revenue from Insurance service rendered	$-	$18,436	$-	$18,436
Revenue from financing interests	$-	$-	$-	$-
Revenue from membership fees	$261,059	$-	$-	$261,059
Revenue from network service fees	$-	$1,008	$-	$1,008
Income (Loss) from operations	$1,179,261	$(91,922)	$-	$1,087,339
Depreciation expenses	$67,599	$16,341	$-	$83,939
Bank interest income	$5,584	$160	$-	$5,744
Non-controlling interest	$-	$(7,452)	$-	$(7,452)
Income tax (benefits) expenses	$226,181	$(29,761)	$-	$196,420

(1)	Vantone Small Financing was established on September 27, 2010. Therefore, there were no financing services for the six months ended September 30, 2010.

16.	Concentrations of Business

a.	Major Customers

The following summarizes products sold to major customers (each 10% or more of total products sold):

			Percentage of Total Products Sold
For The Six Months Ended September 30,	Sold to Major Customers	Number of Customers
2011	$6,735	3	51.65%
2010	$532,488	2	34.06%

The following summarizes insurance agency service fees received from major insurance company (each 10% or more of total insurance agency service fees received):

	Revenue from Major Insurance Co.	Number of Insurance Co.	Percentage of Total Service Rendered
For The Six Months Ended September 30,
2011	$2,935	3	100.00%
2010	$18,436	3	100.00%

None of the Company’s customers from Vantone Small Financing accounted for more than 10% of total revenue from small financing interest income for the six months ended September 30, 2011.

b.	Major Suppliers

The following summarizes raw materials and products purchased from major suppliers (each 10% or more of total raw material and products purchased):

	Purchased from Major Suppliers	Number of Suppliers	Percentage of Total Purchased
For The Six Months Ended September 30,
2011	$22,337	2	92.09%
2010	$749,700	5	98.25%

17.	Concentrations of Risks

Financial Risks:

The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

Credit Risk Management

In 2009, the financial office of the Liaoning province in China released regulations governing the running of a small loan company in the province. (Document NO. 68) http://www.lnjrw.gov.cn/financal/jrb/xl.aspx?ID=910487a7ea5a4249b39b806f9e93a6d9&Code=014004003.  Pursuant to the 2009 regulations, a small loan business that operates in the Liaoning province must comply with the following requirements:

1.
Limitation of the capital source of a small loan company. The registered capital of a small loan company must come primarily from its shareholders, and the integrated capital cannot come from more than two banking and financial organizations. In addition, the integrated capital cannot be more than 50% of the company’s registered capital.

2.
Loan interest rate limitation.  The regulation also required the upper limit of the loan interest rate must not exceed the interest rate requirement of judicial departments. The lower limit of the loan interest rate must be at least 0.9 times the China Central Bank loan base rate.

If we fail to comply with these regulations we may not be able to operate our small loan business in the Liaoning province and our profitability may suffer.

Vantone Small Financing is an emerging non-financial corporation in China, but due to the Chinese economic growth slows down, aggravate of the inflation and influence of the prospective on rising the interest rate, if we can’t expand investment channel effectively for attracting more clients, our profitability is hard to forecast. Vantone Small Financing business may occur the risk which the principal and interest is unable to recover, it might affect our profitability. As of September 30, 2011, four borrowers had defaulted on its loan payments to us.

Vantone Small Financing provides the micro loans in the ordinary course of business. The Company performs ongoing credit evaluations of its borrowers and maintains allowances for doubtful accounts based on factors surrounding the credit risk, historical trends, and other information. In order to reduce its risk, the Company required that the borrowers purchase the casualty insurance as a qualification to acquire the loans from the Company. Pursuant to the agreement about casualty insurance, the Company is as primary beneficiary and the Company receives the compensation in part from insurance carrier if the borrowers incurred some misfortune. In addition, all loans of the borrowers have been pledged by common stock of public companies in USA. Since the Company cannot predict the extent to which an active public market for the common stocks will develop or be sustained, once the market price of common stocks decline significantly, the Company recover its loans by sold those common stock may be futile if the defaults occurred. The resulting bad debts would reduce or eliminate our profits for the period in which the defaults occurred, and would reduce the working capital available to fund future operations.

Geographical Risks:

Substantially all of the Company’s operations are carried out through its subsidiaries located in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the economy of the PRC. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in the United States. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by, among other things, changes in the political, economic and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, changes in the PRC's cork manufacture industry and regulatory rules and policies, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation.

18.	Subsequent Events

On October 12, 2011, our wholly-owned indirect subsidiary Shenyang Vantone Healthcare Products Manufacturing Co., Ltd. (“Vantone Manufacturing”) entered into share transfer agreements (the “Transfer Agreements”) with Honggang Yu and Jichun Li, respectively.  Such transfer was approved by Shenyang Administration of Industry and Commerce on October 18, 2011. Pursuant to the Transfer Agreements, Honggang Yu transferred 90% of the equity of Shenyang Vantone Yuan Trading Co., Ltd. (“Vantone Yuan”) to Vantone Manufacturing; and Mr. Jichun Li transferred 10% of the equity of Vantone Yuan to Vantone Manufacturing.  As a result of the two transfers Vantone Yuan is now our 100% wholly-owned indirect subsidiary.  Honggang Yu has served as our President, Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer since April 7, 2008.  Jichun Li has served as our Director and Vice President since May 14, 2009.  At our six months ended September 30, 2011, Mr. Yu and Mr. Li each owned 39.9% and 3.2%, respectively, of our common stock.  On October 18, 2011, we terminated the following three agreements:

(1)	Entrusted Management Agreement, dated April 1, 2007, among Honggang Yu, Zhang, Jichun Li, Shenyang Vantone Yuan Trading Co., Ltd. and Shenyang Vantone Healthcare Products Manufacturing Co., Ltd.;

(2)	Proxy Agreement, dated April 1, 2007, among Shenyang Vantone Healthcare Products Manufacturing Co., Ltd., Shenyang Vantone Yuan Trading Co., Ltd., Honggang Yu and Jichun Li; and

(3)	Purchase Option and Cooperation Agreement, dated April 1, 2007, among Honggang Yu, Jichun Li, Shenyang Vantone Yuan Trading Co., Ltd. and Shenyang Vantone Healthcare Products Manufacturing Co., Ltd.

These three agreements (the “Entrusted Management Agreements”) were terminated in connection with the entering into of the Transfer Agreements.  The Entrusted Management Agreements stipulated that Vantone Manufacturing will enjoy all of the profits and bear all of the losses arising from the business of Vantone Yuan during Vantone Manufacturing’s management period.  Pursuant to the terms of the Transfer Agreements, Vantone Yuan is now 100% wholly owned by Vantone Manufacturing, as a result of such direct ownership the Entrusted Management Agreements are no longer necessary.

On November 14, 2011, the Huanggu District court of Shenyang City, China has made judgment for our law sue. The judgment decided that the Department of Land and Resource of Liaoning should assist Vantone Yuan in completing the transfer of ownership certification of the property that is located at 28# KunShan West Road Apt A3, Shenyang City, China, within thirty days after the judgment has been issued.  Liaodong Island Real Estate Development Co., Ltd undertook the litigation fee RMB 2,775.

________ Shares of Common Stock

Vantone International Group, Inc.

ICM Capital Markets Ltd.

Until _________________, 2012 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.

Securities and Exchange Commission registration fee (1)		$1,146
FINRA Filing Fee (1)
NASDAQ Capital Market and/or NYSE Amex Listing Fee (1)
Printing and transfer agent fees
Accounting fees and expenses
Legal fees and expenses
Underwriters’ counsel fees and blue sky fees
Road show fees and expenses
Total:	$

(1)	All amounts are estimates other than the Commission’s registration fee, FINRA filing fee and NYSE Amex listing fee.

Item 14. Indemnification of directors and officers

Under the Nevada Revised Statutes, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation.

Our Articles of Incorporation provide that to the fullest extent permitted by the laws of the State of Nevada, no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of such provision shall not adversely affect any right or protection thereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. Such provision shall not be deemed to limit or preclude indemnification of a director by the Company for any liability of a director which has not been eliminated by such provisions.

Our Articles of Incorporation further state that we may indemnify an individual against liability incurred in a proceeding where the individual was made a party to a proceeding because the person is or was a director or officer and if: (1) the individual's conduct was in good faith; (2) the individual reasonably believed that the conduct was in, or not opposed to, the corporation's best interests; and (3) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.  We will indemnify a director or officer who was successful, on the merits or otherwise, in defense of any proceeding, or in defense of any claim, issue, or matter in the proceeding, to which the individual was a party because the person is or was a director or officer, against reasonable expenses incurred by the individual in connection with the proceeding or claim with respect to which the individual has been successful.  We may not indemnify a director or officer in connection with: (1) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (2) the payment of distributions in violation of NRS 78.300.

Our Bylaws provide that unless otherwise provided in our Articles of Incorporation, we shall indemnify any individual made a party to a proceeding because he is or was an officer, director, employee or agent of the Company against liability incurred in the proceeding, all pursuant to and consistent with the provisions of NRS 78.751, as amended from time to time.  The expenses of officers and Directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, but only after our receipt of an undertaking by or on behalf of the officer or Director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us.  The indemnification permitted in our Bylaws is intended to be to the fullest extent permissible under the laws of the State of Nevada, and any amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent sales of unregistered securities

On May 14, 2009, in exchange for the outstanding shares of Vantone USA, we issued 23,947,000 shares of our common stock to the shareholders of Vantone USA. The registrant issued these shares in reliance on Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering, in light of the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering including the lack of general solicitation or advertising, and number of securities offered.

In March 2008, the Company and Gregory M. Wilson agreed to exchange a common stock warrant for 800,000 shares issued to Mr. Wilson on March 31, 2006 for a new common stock purchase warrant (the “Wilson Warrant”).  The Wilson Warrant permitted Mr. Wilson to purchase 800,000 shares of the Company’s common stock for a price equal to the lesser of (a) fifty percent of the lowest closing bid price quoted between March 31, 2006 and the exercise date or (b) $0.02½. The Wilson Warrant could be exercised by payment in cash of the exercise price or by a cashless exercise procedure. In lieu of exercise, either Mr. Wilson or the Company could cause the Wilson Warrant to be exchanged for shares of the Company’s common stock, except that the Company could not cause the exchange to occur until it had filed an 8-K reporting that it has ceased to be a shell company.  The number of shares issuable in exchange for the Wilson Warrant would be the greater of (a) 100,000 or (b) 0.33% of the outstanding shares, and the foregoing ratio shall not be affected by any reverse split of the Company’s common. On May 24, 2010, the Company issued 100,000 common shares in exchange for the Wilson Warrant.  The registrant issued these shares in reliance on the exemption provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

Item 16. Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement *
2.1	Share Exchange Agreement (2)
3.1	Articles of Incorporation (1)
3.2	By-laws (1)
4.1	Form of Warrant *
5.1	Opinion from Anslow + Jaclin, LLP *
5.2	Opinion from [PRC Counsel] *
10.1	Entrusted Management Agreement, dated April 1, 2007, among Junbao Zhang, Jichun Li, Shenyang Vantone Yuan Trading Co., Ltd. and Shenyang Vantone Healthcare Products Manufacturing Co., Ltd. (2)
10.2	Proxy Agreement, dated April 1, 2007, among Shenyang Vantone Healthcare Products Manufacturing Co., Ltd., Shenyang Vantone Yuan Trading Co., Ltd., Junbao Zhang and Jichun Li (2)
10.3
Purchase Option and Cooperation Agreement, dated April 1, 2007, among Junbao Zhang, Jichun Li, Shenyang Vantone Yuan Trading Co., Ltd. and Shenyang Vantone Healthcare Products Manufacturing Co., Ltd. (2)

10.4	Share Transfer Agreement, dated October 12, 2011, by and between Honggang Yu and Shenyang Vantone Healthcare Products Manufacturing Co., Ltd. (English Transaction). (4)
10.5	Share Transfer Agreement, dated October 12, 2011, by and between Jichun Li and Shenyang Vantone Healthcare Products Manufacturing Co., Ltd. (English Transaction). (4)
10.6	Termination Agreement, Dated October 18, 2011, by and between Shenyang Vantone Yuan Trading Co., Ltd. and Shenyang Vantone Healthcare Products Manufacturing Co., Ltd. (4)
10.7	Form of Employment Agreement
10.5	Lock-Up Agreement *
14.1	Code of Ethics (3)
16.1	Consent Letter of Gruber & Company, LLC (5)
21.1	List of Subsidiaries
23.1	Consent Letter of MS Group CPA LLC
23.2	Consent of Anslow + Jaclin, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the Signature Page)
99.1	Audit Committee Charter *
99.2	Compensation Committee Charter *
99.3	Nominating/Corporate Governance Committee Charter *

(1) Filed as an exhibit to the Current Report on Form 8-K filed on September 5, 2007 and incorporated herein by reference.
(2) Filed as an exhibit to the Current Report on Form 8-K filed on May 15, 2009 and incorporated herein by reference.
(3) Filed as an exhibit to the Current Report on Form 8-K filed on August 10, 2011 and incorporated herein by reference.
(4) Filed as an exhibit to the Current Report on Form 8-K filed on October 25, 2011 and incorporated herein by reference.
(5) Filed as an exhibit to the Current Report on Form 8-K filed on July 13, 2009 and incorporated herein by reference.

* To be filed by amendment.

Item 17. Undertakings

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

 (1) To file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) For determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

 (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is relying on Rule 430A:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenyang, People’s Republic of China, on the 27th day of December, 2011.

Vantone International Group Inc.

By:	/s/ Honggang Yu
Name:	Honggang Yu
Title:	President, Chief Executive Officer, Chief Financial Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mr. Honggang Yu, and each of them singly, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Honggang Yu	December 27, 2011
Honggang Yu
Chairman, President, Chief Executive Officer, and Chief Financial Officer

/s/ Jichun Li	December 27, 2011
Jichun Li
Director and Vice President

/s/ Dongfeng Liu	December 27, 2011
Dongfeng Liu
Director and Vice President

/s/ Tiehua Ju	December 27, 2011
Tiehua Ju
Director and Vice President

/s/ Yanxiang Liu	December 27, 2011
Yanxiang Liu
Director

/s/ Xiaoyun Chen	December 27, 2011
Xiaoyun Chen
Director

/s/ Shuxian Lan	December 27, 2011
Shuxian Lan
Director

/s/ Ke Xu	December 27, 2011
Ke Xu
Director

/s/ Wenyi Zhao	December 27, 2011
Wenyi Zhao
Director

/s/ Riming Cui	December 27, 2011
Riming Cui
Director

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement *
2.1	Share Exchange Agreement (2)
3.1	Articles of Incorporation (1)
3.2	By-laws (1)
4.1	Form of Warrant *
5.1	Opinion from Anslow + Jaclin, LLP *
5.2	Opinion from [PRC Counsel] *
10.1	Entrusted Management Agreement, dated April 1, 2007, among Junbao Zhang, Jichun Li, Shenyang Vantone Yuan Trading Co., Ltd. and Shenyang Vantone Healthcare Products Manufacturing Co., Ltd. (2)
10.2	Proxy Agreement, dated April 1, 2007, among Shenyang Vantone Healthcare Products Manufacturing Co., Ltd., Shenyang Vantone Yuan Trading Co., Ltd., Junbao Zhang and Jichun Li (2)
10.3
Purchase Option and Cooperation Agreement, dated April 1, 2007, among Junbao Zhang, Jichun Li, Shenyang Vantone Yuan Trading Co., Ltd. and Shenyang Vantone Healthcare Products Manufacturing Co., Ltd. (2)

10.4	Share Transfer Agreement, dated October 12, 2011, by and between Honggang Yu and Shenyang Vantone Healthcare Products Manufacturing Co., Ltd. (English Transaction). (4)
10.5	Share Transfer Agreement, dated October 12, 2011, by and between Jichun Li and Shenyang Vantone Healthcare Products Manufacturing Co., Ltd. (English Transaction). (4)
10.6	Termination Agreement, Dated October 18, 2011, by and between Shenyang Vantone Yuan Trading Co., Ltd. and Shenyang Vantone Healthcare Products Manufacturing Co., Ltd. (4)
10.7	Form of Employment Agreement
10.5	Lock-Up Agreement *
14.1	Code of Ethics (3)
16.1	Consent Letter of Gruber & Company, LLC (5)
21.1	List of Subsidiaries
23.1	Consent Letter of MS Group CPA LLC
23.2	Consent of Anslow + Jaclin, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the Signature Page)
99.1	Audit Committee Charter *
99.2	Compensation Committee Charter *
99.3	Nominating/Corporate Governance Committee Charter *

(1) Filed as an exhibit to the Current Report on Form 8-K filed on September 5, 2007 and incorporated herein by reference.
(2) Filed as an exhibit to the Current Report on Form 8-K filed on May 15, 2009 and incorporated herein by reference.
(3) Filed as an exhibit to the Current Report on Form 8-K filed on August 10, 2011 and incorporated herein by reference.
(4) Filed as an exhibit to the Current Report on Form 8-K filed on October 25, 2011 and incorporated herein by reference.
(5) Filed as an exhibit to the Current Report on Form 8-K filed on July 13, 2009 and incorporated herein by reference.

* To be filed by amendment.